Exhibit 10.1

CREDIT AGREEMENT

dated as of September 19, 2024

by and among

ABPCIC Funding V LLC,

as Borrower,

MUFG Bank, Ltd., as Lender,

the other Lenders party hereto from time to time,

MUFG Bank, Ltd.,

as Administrative Agent,

U.S. Bank Trust Company, National Association,

as Collateral Agent and as Collateral Administrator

and

U.S. Bank National Association,

as Document Custodian

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SCHEDULES AND EXHIBITS

Schedule A	-	Approved Appraisal Firms
Schedule B	-	GICS Industry Classifications
Schedule C	-	Diversity Score Calculation
Schedule D	-	List of Closing Date Collateral Obligations
Schedule E	-	Lender Commitment Amounts
Schedule F	-	Competitors

Exhibit A	-	Form of Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Scope of Collateral Report
Exhibit E	-	Scope of Quarterly Distribution Report
Exhibit F	-	Scope of Asset-Level Reporting to the Administrative Agent
Exhibit G	-	Form of Compliance Certificate
Exhibit H	-	Form of Loan Asset Schedule
Exhibit I	-	Form of Document Custodian Request
Exhibit J	-	Form of [Prepayment][Commitment Reduction] Notice
Exhibit K	-	Form of Financial Statement Certificate of an Authorized Officer of the Borrower pursuant to Section 5.1(c)

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of September 19, 2024, is entered into by and among ABPCIC FUNDING V LLC, a Delaware limited liability company, as Borrower, MUFG BANK, LTD., as Lender, the other Lenders party hereto from time to time, MUFG BANK, LTD., as Administrative Agent, U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator, and U.S. Bank National Association, as Document Custodian.

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make Loans on a revolving basis to the Borrower, on the terms and subject to the conditions set forth in this Agreement, and each Lender is willing to make Loans to the Borrower on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the proceeds of both the Loans made by the Lenders to the Borrower shall be used by the Borrower to acquire and originate Collateral Obligations and to fund Exposure Amounts, all in accordance with the terms hereof.

NOW, THEREFORE, the Borrower, the Lenders, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Document Custodian hereby agree as follows:

GRANTING CLAUSE

To secure the due and punctual payment and performance of all Secured Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof, the Borrower hereby Grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the Borrower’s right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the “Pledged Collateral”):

(a) all Collateral Obligations, all other loans and securities of the Borrower whether or not such loans and securities constitute Collateral Obligations, all Underlying Instruments and Collections with respect thereto, all collateral security granted under any Underlying Instruments, and all interests in any of the foregoing, whether now or hereafter existing;

(b) (i) the Custodial Account and all Collateral which is delivered to the Collateral Agent pursuant to the terms hereof and all payments thereon or with respect thereto, (ii) each of the other Covered Accounts and (iii) Eligible Investments or other investments (whether or not such investments constitute Eligible Investments) acquired with funds on deposit in the Covered Accounts, and all income or Distributions from the investment of funds in the Covered Accounts;

(c) cash, Money, securities, reserves and other property now or at any time in the possession of the Borrower or which is delivered to or received by the Collateral Agent or its bailee, agent or custodian (including, without limitation, all Eligible Investments and other investments with respect to any Collateral or proceeds thereof);

(d) all liens, security interests, property or assets securing or otherwise relating to any Collateral Obligation, Eligible Investment, other investment, Collateral or any Underlying Instrument (collectively, the “Related Property”);

(e) [reserved];

(f) the Collateral Management Agreement;

(g) the Account Control Agreement;

(h) the Loan Sale Agreement;

(i) all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(j) the Borrower’s ownership interest in any Tax Subsidiary and all payments and rights thereunder;

(k) all other tangible and intangible personal property whatsoever of the Borrower and all other agreements of the Borrower; and

(l) all products, proceeds, rents and profits of any of the foregoing, all substitutions therefor and all additions and accretions thereto (whether the same now exist or arise or are acquired), including, without limitation, proceeds of insurance policies insuring any or all of the foregoing, any indemnity or warranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing or any guaranty.

Except as set forth in the Priority of Payments, the Loans are secured by the foregoing Grant equally and ratably without prejudice, priority or distinction between any Loan and any other Loans by reason of difference in time of borrowing or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments, the payment of all amounts due on the Loans in accordance with their terms, the payment by the Borrower of all other sums payable under this Agreement and the other Loan Documents and compliance with the provisions of this Agreement and the other Loan Documents, all as provided herein.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“25% Limitation” means the limitation on ownership of the Equity Interests of the Borrower by Benefit Plan Investors to less than 25% of the total value of each class of such Equity Interests, as calculated pursuant to the Plan Asset Regulations.

“Account Control Agreement” means the Account Control Agreement among the Borrower, as debtor, the Collateral Agent, as secured party, and U.S. Bank National Association, as Securities Intermediary, dated on or about the date hereof.

“Accreted Interest” means Interest accrued on a Collateral Obligation that is added to the principal amount of such Collateral Obligation instead of being paid as it accrues. For purposes of this definition, “Interest” means any comparable definition in the Underlying Instruments for each such Collateral Obligation or, if “Interest” or such comparable definition is not defined in such Underlying Instruments, all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period).

“Additional Loans” has the meaning assigned to such term in Section 2.13(a).

“Administrative Agent” means MUFG, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agent Fee” means, in the event that one or more additional Lenders that are not affiliated with the Administrative Agent join this Agreement, the fee payable to the Administrative Agent in arrears on each Quarterly Distribution Date, equal to $0 per Quarterly Distribution Date.

“Administrative Expenses” means, without duplication, fees, reasonable and documented out of pocket expenses (including indemnities and other amounts under Section 12.3) and other amounts due or accrued with respect to any Quarterly Distribution Date and any other date fixed for payments of such amounts (including, with respect to any Quarterly Distribution Date, any such amounts that were due and not paid on any prior Quarterly Distribution Date) and payable in the following order by the Borrower to:

(a) first, the Collateral Agent in respect of the Collateral Agent Fee and any fees owed to the Document Custodian, the Collateral Administrator and the Securities Intermediary (if any), and for the reimbursement of other reasonable and documented expenses, indemnities and disbursements incurred and payable hereunder to the Collateral Agent, the Collateral Administrator, the Document Custodian and the Securities Intermediary under any Loan Documents, in accordance with the provisions of this Agreement and the other Loan Documents;

(b) second, the Administrative Agent in respect of the Administrative Agent Fee and for the reimbursement of reasonable and documented out of pocket expenses and disbursements incurred and payable hereunder by the Administrative Agent or the Lenders in accordance with the provisions of this Agreement;

(c) third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:

(i) the Borrower and the Collateral Manager for the reimbursement of reasonable and documented expenses and disbursements incurred by the Borrower and the Collateral Manager in accordance with the provisions of this Agreement and the Collateral Management Agreement (but excluding any Collateral Management Fee), including appraisal fees and other out-of-pocket expenses incurred in connection with the Collateral Obligations and payable to third parties and including any amounts payable by the Borrower and the Collateral Manager in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Underlying Instruments;

(ii) S&P for fees and reasonable and documented expenses in connection with any rating of the Collateral Obligations, including fees related to the obtaining of credit estimates by S&P;

(iii) any other Person in respect of any governmental fee, charge or tax incurred on behalf of the Borrower or any Tax Subsidiary; and

(iv) any other Person in respect of any other fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents; and

(d) fourth, on a pro rata basis, indemnities payable to any Person permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents not otherwise paid;

provided that Administrative Expenses shall not include (i) any amounts due or accrued with respect to the actions taken on or in connection with the Closing Date, (ii) any salaries of any employees of the Borrower (for the avoidance of doubt, the Borrower does not pay any salaries) (but Administrative Expenses may include any fees, reimbursements, indemnities, costs and expenses payable to the directors, managers and/or independent directors or independent managers of the Borrower) or the Collateral Manager, (iii) any Increased Costs or (iv) any Collateral Management Fee; provided further that amounts due in respect of actions taken on or before the Closing Date or in connection with the closing of the transactions contemplated by this Agreement shall not be payable as Administrative Expenses but shall be payable only from the Closing Expense Account pursuant to Section 8.3(d) or as otherwise agreed by the parties hereto.

“Administrative Officer” means, (a) when used with respect to (i) the Collateral Agent, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Agent who at the time shall have direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, (ii) the Collateral Administrator, any officer within the corporate trust office of the Collateral Administrator, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, associate or other officer of the Collateral Administrator having direct responsibility for the administration of this Agreement who is authorized to act for the Collateral Administrator in matters relating to the Collateral

Administrator as it pertains to this Agreement, (iii) the Securities Intermediary, any officer within the corporate trust office of the Securities Intermediary, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, associate or other authorized officer of the Securities Intermediary having direct responsibility for the administration of this Agreement who is authorized to act for the Securities Intermediary in matters relating to the Securities Intermediary as it pertains to this Agreement, and (iv) the Document Custodian, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, associate or other authorized officer of the Document Custodian having direct responsibility for the administration of this Agreement who is authorized to act for the Document Custodian in matters relating to the Document Custodian as it pertains to this Agreement and (b) when used with respect to the Administrative Agent, any officer within the office of the Administrative Agent at the address listed on the signature pages hereto, including any vice president, assistant vice president, officer of the Administrative Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at such location because of his or her knowledge of and familiarity with the particular subject.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Advance Rate” means, (x) with respect to a Senior Secured Loan or a Senior Secured Note, 65.0%, (y) with respect to a First Lien Last-Out Loan, 50.0% and (z) with respect to a Second Lien Loan, 40.0%.

“Advance Rate Test” means a test that is satisfied if, as of any date of determination, the Effective Advance Rate is less than or equal to, (x) if a Deleverage Event has not occurred, the lesser of each of (i) the Maximum Portfolio Advance Rate and (ii) the Weighted Average Advance Rate, (y) if clause (a) of the definition of “Deleverage Event” has occurred, lesser of each of (i) 60.0%, (ii) the Maximum Portfolio Advance Rate and (iii) the Weighted Average Advance Rate, and (z) if clause (b) of the definition of “Deleverage Event” has occurred, lesser of each of (i) 55.0%, (ii) the Maximum Portfolio Advance Rate and (iii) the Weighted Average Advance Rate.

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person who, directly or indirectly, whether by voting control, contract or otherwise, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee of (i) such Person, (ii) any subsidiary or parent company of such Person or (iii) any Person described in clause (a) above; provided that, solely for purposes of the definitions of “Collateral Obligation” and “Concentration Limitations”, the term “Affiliate” as used therein with respect to any Obligor shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor.

“Affiliate Participation” means any Collateral Obligation held in the form of a Participation Interest acquired by the Borrower from the Fund under the Loan Sale Agreement.

“Agents” means the Administrative Agent, the Collateral Agent, the Collateral Administrator, and U.S. Bank National Association, in its capacities of Document Custodian and Securities Intermediary under the Loan Documents to which it is a party in such capacity, and “Agent” means any of them.

“Aggregate Maximum Principal Balance” means, when used with respect to all or a portion of the Collateral Obligations, the sum of the Maximum Principal Balances of all or of such portion of such Collateral Obligations.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Obligations, the sum of the Principal Balances of all or of such portion of such Collateral Obligations.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” means all Laws, rules and regulations in any applicable jurisdiction and applicable to the relevant party hereto from time to time, as amended, concerning or relating to bribery, corruption, or illegal, illicit, or improper payments, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and all other anti-bribery and corruption laws applicable to the relevant party hereto.

“Anti-Money Laundering Laws” means all financial record keeping and reporting requirements applicable to the relevant party hereto, including those of the Currency and Foreign Transactions Reporting Act of 1970, the anti-money laundering statutes of all jurisdictions in which the relevant party or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, in each case that are applicable to the relevant party hereto.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Lending Office” means, with respect to any Lender, the office or offices, if any, designated as its “Lending Office” opposite its name in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Applicable Margin” has the meaning specified in the MUFG Margin Letter.

“Applicable Rate” means, for each day during any Interest Period and for each Borrowing outstanding, for each day during such Interest Period, the applicable Benchmark for such Interest Period plus the Applicable Margin; provided that if a Disruption Event has occurred and is continuing, then subject to Section 11.6, “Applicable Rate” means the Base Rate plus the Applicable Margin.

“Appraisal” means, with respect to any Collateral Obligation, an appraisal of either (a) such Collateral Obligation or (b) the assets securing such Collateral Obligation, in each case, that is conducted by an Approved Appraisal Firm on the basis of the fair market value of such Collateral Obligation or such assets (that is, the price that would be paid by a willing buyer to a willing seller of such Collateral Obligation or such assets in a commercially reasonable sale on an arm’s-length basis). Any Appraisal required hereunder (i) may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an Appraisal previously performed by an Approved Appraisal Firm and (ii) shall be provided within five Business Days following completion to the Collateral Agent for purposes of the Collateral Report.

“Appraised Value” means, with respect to any Collateral Obligation, the Appraisal value (determined in Dollars, and which, if Appraisals for both of the following are available, the greater) of either (a) such Collateral Obligation or (b) the assets securing such Collateral Obligation, net of estimated costs of their liquidation as determined by the applicable Approved Appraisal Firm, in each case as set forth in the related Appraisal or, if a range of values is set forth therein, the midpoint of such values; provided that the Appraised Value of any Collateral Obligation shall in no case be greater than its principal balance. If the Borrower owns less than 100% of the total lenders’ interests secured by the assets securing any Collateral Obligation or has sold Participation Interests in such Collateral Obligation, then the Appraised Value with respect to such Collateral Obligation will be reduced to reflect the proportionate interests of all other lenders or participants secured by such assets (taking into account the relative seniority of all such lenders and participants) that rank pari passu with or senior to (including with respect to liquidation) the Borrower’s interest under the Collateral Obligation.

“Approved Appraisal Firm” means those entities whose names are set forth on Schedule A, as it may be amended from time to time by the Collateral Manager; provided that (a) any such entity added to Schedule A after the Closing Date shall be an independent appraisal firm (i) recognized as being experienced in conducting valuations of loans of the type constituting Collateral Obligations and (ii) that the Borrower, or the Collateral Manager in accordance with the Collateral Manager Standard, determines is qualified with respect to each Collateral Obligation, (b) at no time may the Borrower, the Collateral Manager or any Affiliate thereof be an Approved Appraisal Firm and (c) any amendment to Schedule A will be not effective without the written consent of the Administrative Agent.

“Approved Foreign Jurisdiction” means each of Canada, any Group I Country, any Group II Country, or any Group III Country, provided that each such country has a foreign currency issuer credit rating that is at least “AA” by S&P at the time of acquisition of the related Collateral Obligation.

“Approved Indices” has the meaning assigned to such term in the definition of Eligible Loan Index.

“Approved Tax Jurisdiction” means each of the Bahamas, Bermuda, the British Virgin Islands, the U.S. Virgin Islands, Jersey, the Cayman Islands and Luxembourg; provided that, (1) with respect to any applicable Obligor that is organized or incorporated in such jurisdiction, in the Collateral Manager’s good faith estimate, a substantial portion of the operations of such Obligor is located in, or a substantial portion of such Obligor’s revenue or value is derived from, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor), the United States or an Approved Foreign Jurisdiction, or (2) such Obligor’s payment obligations in respect of such Collateral Obligation are guaranteed by an entity that is organized in the United States and the related Collateral Obligation is supported by United States revenue sufficient to service such Collateral Obligation and all obligations senior to or pari passu with such Collateral Obligation; provided further that if such operations are located in, or revenues are derived from, an Approved Foreign Jurisdiction, then, for purposes of calculating the Concentration Limitations, the applicable Collateral Obligation shall be included in clause (o) thereof.

“Assigned Moody’s Rating”: The monitored publicly available rating or the monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised; provided, such withdrawn rating was assigned not more than 18 months prior to the date of determination.

“Assignee” has the meaning set forth in Section 12.6(c)(i).

“Assignment and Assumption” means an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto (or other such form as approved by the Administrative Agent), entered into by a Lender, an assignee, the Borrower (if applicable) and the Administrative Agent (if applicable).

“Assumed Reinvestment Rate” means, at any time, the Benchmark (or, if a Base Rate is in effect, such Base Rate) minus 0.50% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authorized Officer” means:

(a) with respect to each of the Borrower and the Collateral Manager, those of its respective directors, officers and agents whose signatures and incumbency shall have been certified to the Agents on the Closing Date pursuant to the documents delivered pursuant to Section 3.1 or thereafter from time to time in substantially similar form; and

(b) with respect to the Administrative Agent, U.S. Bank Trust Company, National Association or U.S. Bank National Association in any of their capacities under the Loan Documents, or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof.

Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 11.6(e).

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the greater of (a) zero and (b) the higher of:

(i) the Prime Rate in effect on such day; and

(ii) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% per annum; or

(iii) to the extent Term SOFR continues to exist, Term SOFR for a one-month period plus 1.15%;

provided that, if the Base Rate would be less than the Floor, the Base Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a), (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Benchmark” means, initially, Term SOFR; provided that, if a Benchmark Transition Event occurs with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced the prior benchmark rate pursuant to Section 11.6(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time; provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 11.6 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.6 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.6.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any “plan” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code or (c) any entity whose underlying assets are treated as “plan assets” (for purposes of ERISA or Section 4975 of the Code) by reason of any such employee benefit plan’s or plan’s investment in the entity.

“BHC Act Affiliate” has the meaning specified in Section 12.23(b).

“Bond” means an obligation that (a) constitutes borrowed money and (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Senior Secured Loan, First Lien Last-Out Loan, Second Lien Loan or Senior Secured Note or, in each case, a Participation Interest therein).

“Borrower” means ABPCIC Funding V LLC, a Delaware limited liability company.

“Borrower Affiliated Lender” means any Lender that is (or has granted a participation (but only to the extent of such participation) to or for the benefit of) the Borrower, the Collateral Manager, the Seller under the Loan Sale Agreement or an Affiliate of the foregoing; provided that, in determining whether any Agent shall be protected in relying on any request, demand authorization, direction, notice, consent, or waiver, only Loans that an Administrative Officer of such Agent has actual knowledge to be held or beneficially owned by a Borrower Affiliated Lender shall be taken into consideration.

“Borrower Order” means (i) a written order or request (which may be a standing order) dated and signed in the name of the Borrower by an Authorized Officer of the Borrower or by an Authorized Officer of the Collateral Manager on behalf of the Borrower, as the context may require or permit or (ii) an order or request provided in an email by an Authorized Officer of the Borrower or the Collateral Manager on behalf of the Borrower; in each case, except to the extent the Collateral Agent (or U.S. Bank Trust Company, National Association or an Affiliate thereof in any other capacity under the Loan Documents) requests otherwise.

“Borrowing” has the meaning assigned to such term in Section 2.1.

“Borrowing Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Calculation Statement may be modified by the Administrative Agent with the consent of the Collateral Manager from time to time.

“Borrowing Date” means the date of a Borrowing.

“Bridge Loan” means any loan or other obligation that (a) is incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or other obligation that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Business Day” means any day except a Saturday, Sunday or a day on which commercial banks in New York, New York or in the cities in which the Corporate Trust Office of the Collateral Agent, the Collateral Administrator and the Securities Intermediary (initially being Charlotte, North Carolina) and the office of the Document Custodian (initially Florence, South Carolina) are located and are authorized or required by law to close; provided that, if the location of the Corporate Trust Office of the Collateral Agent changes at any time, the Collateral Agent shall provide prompt written notice of such change to the Borrower, the Administrative Agent, the Fund and the Lenders.

“Calculation Date” means the date that is 10 Business Days prior to each Quarterly Distribution Date, commencing in December 2024 and the last Calculation Date shall be the date that is 10 Business Days prior to the Stated Maturity; provided that, if any such date is not a Business Day, such Calculation Date shall be the next succeeding Business Day.

“Cash Interest Expense” means, with respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (exclusive of any Accreted Interest that, according to the term of the Underlying Instrument, can never be converted to cash interest that is due and payable prior to maturity (except upon default)) or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period, as determined by the Collateral Manager.

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CCC Collateral Obligation” means a Collateral Obligation (other than a Defaulted Loan) with an S&P Rating of “CCC+” or lower, determined by reference to (x) a public rating issued by S&P or (y) a Credit Estimate from S&P.

“CFTC” means the Commodity Futures Trading Commission.

“Change of Control” means (a) the failure of the Fund to own, directly or indirectly, 100% of the Equity Interests in the Borrower, (b) AB Private Credit Investors LLC or an Affiliate thereof ceases to be the investment adviser to, or otherwise control the investment management and investment policies of the Fund or (c) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of the Fund.

“Class” means each class of Loans that may be made hereunder.

“CLO Take-Out” means the capital markets collateralized loan obligation transaction to be managed by the Collateral Manager and arranged by MUFG or one of its affiliates, the proceeds of which will be used to repay the outstanding principal amount of the Loans as of the CLO Take-Out Date.

“CLO Take-Out Date” means the date on which the CLO Take-Out occurs.

“Closing Date” means September 19, 2024.

“Closing Date Collateral Obligation” means each Collateral Obligation included in the list, dated as of the Closing Date, identified on Schedule D hereto.

“Closing Expense Account” means the account established pursuant to Section 8.3(d).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the Pledged Collateral and all other property and/or rights on or in which a Lien is or is intended to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, any of the Loan Documents or any other instruments provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

“Collateral Administrator” means U.S. Bank Trust Company, National Association, in its capacity as collateral administrator under this Agreement, and any successor thereto.

“Collateral Agent” means U.S. Bank Trust Company, National Association in its capacity as collateral agent under this Agreement, and its successors in such capacity.

“Collateral Agent Fee” means the fee payable to the Collateral Agent in arrears on each Quarterly Distribution Date in an amount specified in the Collateral Agent Fee Letter.

“Collateral Agent Fee Letter” means the Collateral Agent Fee Letter, dated as of April 22, 2024, between the Borrower and U.S. Bank Trust Company, National Association.

“Collateral Management Agreement” means the Collateral Management Agreement dated as of the date hereof between the Borrower and the Collateral Manager, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Management Fee” has the meaning assigned to such term in the Collateral Management Agreement. The parties acknowledge and agree that the Collateral Management Fee has been waived in accordance with Section 8(a) of the Collateral Management Agreement.

“Collateral Manager” means AB Private Credit Investors LLC, a Delaware limited liability company, or any successor in such capacity in accordance with the Collateral Management Agreement.

“Collateral Manager Default” means the occurrence of a “cause” event pursuant to the Collateral Management Agreement.

“Collateral Manager Standard” means the Collateral Manager will perform its obligations hereunder and under the Collateral Management Agreement with reasonable care and in good faith, using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it may manage for itself and its other clients having similar investment objectives and restrictions and in accordance with its existing practices and procedures investing in assets of the nature and character of the Collateral Obligations.

“Collateral Obligation” means a Senior Secured Loan, a Senior Secured Note, a First Lien Last-Out Loan or a Second Lien Loan (in each case whether originated by or assigned to the Borrower) or an Affiliate Participation therein that as of the date of acquisition or origination by, or contribution to (or the Borrower’s commitment to acquire the same), the Borrower meets each of the following criteria, unless otherwise approved in writing by the Administrative Agent:

(a) constitutes the legal and enforceable obligation of the applicable Obligor (except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law); is owned by the Borrower free and clear of adverse claims (other than Permitted Liens); may be pledged and assigned by the Borrower in accordance with the terms of the applicable Underlying Instruments; with respect to which all steps required by Section 8.8 have been taken (or will be taken as soon as practicable) and in which the Collateral Agent holds (or will hold, once the necessary steps are taken) a first-priority perfected security interest for the benefit of the Secured Parties; and, at the time such Collateral Obligation was acquired or originated, was not subject to set-off or defense (other than a discharge in the event of a subsequent bankruptcy) by the related Obligor and, together with the documentation relating thereto, does not contravene in any material respect any Applicable Law;

(b) is governed by the law of a state of the United States or the law of an Approved Foreign Jurisdiction;

(c) is an obligation of an Obligor that is Domiciled in the United States (or any state thereof) or an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction;

(d) is not an obligation (other than a Revolving Collateral Obligation or a Delayed Drawdown Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower; provided that the Borrower may be required, as a lender under the underlying documents, to make customary de minimis protective advances or provide customary de minimis indemnities to the agent of the Collateral Obligation (for which the Borrower may receive a Participation Interest or other right of repayment);

(e) unless otherwise approved in writing by the Administrative Agent, the acquisition price (exclusive of the portion thereof attributable to accrued interest) of such Collateral Obligation paid by the Borrower therefor is not less than 90% of the Principal Balance thereof;

(f) is not a Bond (or any other type of debt security that is not a loan or a Participation Interest), Defaulted Loan, DIP Loan, Credit Risk Loan, Synthetic Security, a Bridge Loan, Structured Finance Obligation, Equity Security, a Real Estate Loan or a letter of credit;

(g) is not a Zero Coupon Loan, a finance lease or chattel paper;

(h) [reserved];

(i) is not subject to forfeiture of principal based on a material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Borrower, or the Collateral Manager in accordance with the Collateral Manager Standard;

(j) as of the date its acquisition or origination, is not the subject of an Offer or called for redemption (except for any repayment under a Revolving Collateral Obligation of amounts that may be reborrowed thereunder pursuant to the applicable Underlying Instrument);

(k) is denominated and payable in Dollars (and is not convertible into, or payable in, any other currency);

(l) does not constitute Margin Stock;

(m) provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(n) does not subject the Borrower to withholding tax (except for withholding taxes pursuant to FATCA or withholding or other similar taxes on commitment fees or similar fees or fees that by their nature are commitment fees or similar fees) unless the relevant Obligor is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the Borrower for, the full amount of such withholding tax for any reason (including in the event of a change of law);

(o) except for any Affiliate Participations, is not a Participation Interest;

(p) provides for payment of interest at least semi-annually;

(q) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(r) either (i) has an S&P Rating, or (ii) the Borrower (or the Collateral Manager on behalf of the Borrower) will obtain a Credit Estimate from S&P on such loan that is not publicly rated and will apply for such Credit Estimate;

(s) is not an obligation of an Obligor Affiliated with the Fund or the Collateral Manager;

(t) is not a Cov-Lite Loan unless it is an Eligible Cov-Lite Loan;

(u) is Registered;

(v) does not have an “f,” “p”, “sf” or “t” subscript assigned by S&P;

(w) does not have an “sf” subscript assigned by Moody’s;

(x) as of the date its acquisition or origination, is not currently deferring payment of any accrued and unpaid interest which would have otherwise been due and continues to remain unpaid;

(y) other than with respect to Recurring Revenue Loans and Low DSCR MM Loans, the related Obligor has a Debt Service Coverage Ratio (or any respective comparable definitions in the related Underlying Instruments), as of the most recent related measurement date as of the time of acquisition by the Borrower, of greater than 1.50:1:00 (unless approved by the Administrative Agent);

(z) (x) with respect to a Senior Secured Loan that is not a Recurring Revenue Loan, the related Obligor has either (i) a Net Senior Leverage Ratio of less than or equal to 6.00:1.00, (ii) a Net Senior Leverage Ratio of less than or equal to 6.50:1.00 and a LTV Ratio of less than 45.00% or (iii) a Net Senior Leverage Ratio of less than or equal to 7.00:1.00 and a LTV Ratio of less than 40.00% or (iv) a Net Senior Leverage Ratio of less than or equal to 8:00:1.00 and a LTV Ratio of less than 35.00%, (y) with respect to a Second Lien Loan, the related Obligor has a Total Leverage Ratio of less than or equal to 7.00:1.00, and (z) with respect to a Recurring Revenue Loan, the related Obligor has (i) a Net-Debt-to-Recurring-Revenue Ratio at acquisition greater than or equal to 95.00% and (ii) either (A) a Net-Debt-to-Recurring-Revenue Ratio of less than or equal to 2.50:1.00, (B) a Net-Debt-to-Recurring-Revenue Ratio of less than or equal to 3.00:1.00 and a LTV Ratio of less than 45.00% or (C) a Net-Debt-to-Recurring-Revenue Ratio of less than or equal to 3.50:1.00 and a LTV Ratio of less than 35.00%; and

(aa) other than with respect to Recurring Revenue Loans, is not an obligation whose Obligor has a trailing twelve month EBITDA less than $10,000,000 (unless approved by the Administrative Agent); and

(bb) does not have an attached warrant to purchase an Equity Security; provided that this clause (bb) shall not exclude obligations originated with an attached warrant if the Borrower does not acquire such warrant or the right to exercise such warrant.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Obligations owned (or in relation to a proposed acquisition of a Collateral Obligation, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case in accordance with Section 1.3:

(a) the Weighted Average Spread Test;

(b) the Weighted Average Life Test;

(c) the Derived Weighted Average Rating Factor Test;

(d) the Weighted Average Debt Service Coverage Ratio Test; and

(e) the Weighted Average Net Revenue Retention Rate Test.

“Collateral Report” has the meaning set forth in Section 5.1(g).

“Collateral Report Determination Date” means the date that is 10 Business Days prior to the last day of each calendar month.

“Collection Account” means the account established pursuant to Section 8.2(a).

“Collections” means, with respect to any Collateral, all principal payments, interest payments, fees and other payments received by the Borrower with respect thereto and all other amounts paid with respect to such Collateral that are payable to the Borrower, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Collateral or the relevant Obligor’s obligation to make payments with respect thereto.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower during the Commitment Period in the amount set forth under the column “Commitment Amount” on Schedule E hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated or reduced (including pursuant to Section 2.7) or increased (including pursuant to Section 2.13 or Section 12.5) from time to time in accordance with the terms of this Agreement.

“Commitment Period” means the period commencing on the Closing Date and ending on the earliest of:

(a) the time at which the Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise); and

(b) the last day of the Revolving Period;

provided that the Commitment Period shall not end unless and until, if necessary, the Unfunded Reserve Loan has been made.

“Commitment Reduction Amount” has the meaning set forth in Section 2.7(a)(i).

“Commitment Shortfall” means the amount by which:

(a) the aggregate Exposure Amount exceeds

(b) the sum of (i) the aggregate Total Commitment minus the aggregate principal amount of the Loans outstanding at such time (which amount under clause (i) shall not be less than zero), plus (ii) amounts on deposit in the Collection Account, including Eligible Investments credited thereto, representing Principal Proceeds, plus (iii) amounts on deposit in the Unfunded Reserve Account, including Eligible Investments credited thereto.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.

“Competitor” means (a) any Person primarily engaged in the business of private asset management as a business development company, mezzanine fund, private debt fund, hedge fund, distressed asset fund, vulture fund, private equity fund or any venture lender, which is in direct or indirect competition with the Borrower or any Affiliate thereof, (b) those Persons listed on Schedule F hereto, (c) any Person Controlled by, or Controlling, or under common Control with, a Person referred to in clause (a) or (b) above, or (d) any Person for which a Person referred to in clause (a) or (b) above serves as an investment advisor with discretionary investment authority.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Concentration Limitations” means limitations that are satisfied if, as of any date of determination, in the aggregate, without duplication, the Maximum Principal Balance of the Collateral Obligations owned (or, in relation to a proposed acquisition or origination of a Collateral Obligation, proposed to be owned) by the Borrower comply with all of the requirements set forth below, calculated as a percentage of Total Capitalization (unless otherwise specified) and in each case in accordance with the procedures set forth in Section 1.3:

(a) not less than 90.0% (calculated as a percentage of the Maximum Principal Balance of the Collateral Obligations plus Cash and Eligible Investments constituting Principal Proceeds) may consist of Collateral Obligations that are Senior Secured Loans, plus Cash and Eligible Investments constituting Principal Proceeds;

(b) not more than 12.0% may consist of Collateral Obligations with Obligors in any one GICS Industry Classification; provided that (i) Obligors in the largest GICS Industry Classification may represent up to 30.0% of Total Capitalization, (ii) Obligors in the largest GICS Industry Classification (excluding Recurring Revenue Loans) may represent up to 20.0% of Total Capitalization, and (iii) except as provided in clause (i) above of this proviso, up to one additional GICS Industry Classification (excluding any Obligors in the GICS Industry Classification with an “Oil, Gas & Consumable Fuels” designation) may represent up to 15.0% of Total Capitalization;

(c) not more than 5.0% may consist of obligations of any one Obligor (and Affiliates thereof); provided that (x) one Obligor (and its Affiliates) may constitute up to 10.0%, (y) one Obligor (and its Affiliates) may constitute up to 8.0% and (z) one Obligor (and its Affiliates) may constitute up to 7.0%;

(d) not more than 10.0% may consist of First Lien Last-Out Loans, Second Lien Loans and Senior Secured Notes collectively; provided that not more than 5.0% may consist of Second Lien Loans;

(e) not more than 5.0% may consist of Fixed Rate Obligations;

(f) not more than 15.0% may consist of Eligible Cov-Lite Loans;

(g) not more than 5.0% may consist of Current Pay Obligations;

(h) not more than 15.0% may consist of Collateral Obligations that permit the payment of interest to be made less frequently than quarterly;

(i) not more than 12.0% may consist of Revolving Collateral Obligations and Delayed Drawdown Loans;

(j) not more than 35.0% may consist of CCC Collateral Obligations; provided, that not more than 20.0% may consist of CCC Collateral Obligations that are not Recurring Revenue Loans;

(k) not more than 5.00% of may consist of Collateral Obligations that are Deferrable Obligations that permit (under the terms of the related Underlying Instruments and as of the applicable Measurement Date) the payment in cash of an interest rate of less than (a) in the case of a Floating Rate Obligation, the Benchmark plus 1.00% per annum and (b) in the case of a Fixed Rate Obligation, less than the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years at the time the Issuer committed to purchase such Deferrable Obligation;

(l) not more than 15.0% may consist of Collateral Obligations that are Deferrable Obligations that permit (under the terms of the related Underlying Instruments and as of the applicable Measurement Date) the payment in cash of an interest rate of less than (a) in the case of a Floating Rate Obligation, the Benchmark plus 3.00% per annum and (b) in the case of a Fixed Rate Obligation, equal to or greater than the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years at the time the Issuer committed to purchase such Deferrable Obligation plus 2.00% per annum;

(m) not more than 30.0% may consist of Recurring Revenue Loans;

(n) not more than 15.0% may consist of Discount Loans;

(o) not more than 15.0% may consist of Collateral Obligations (excluding Recurring Revenue Loans) with Obligors with an EBITDA of less than $15,000,000; and

(p) not more than the percentage listed below may consist of Collateral Obligations whose Obligors are Domiciled in the country or countries set forth opposite each such percentage:

% Limit	Country or Countries
10.0%	All countries (in the aggregate) other than the United States;
2.5%	any individual Group I Country;
2.5%	all Group II Countries in the aggregate;
2.5%	all Group III Countries in the aggregate.

To the extent that a single Collateral Obligation fits into more than one of the above categories, the Collateral Manager will apply the Concentration Limitations, in its discretion, to avoid reducing the Principal Collateralization Amount multiple times with respect to the same excluded portion of such Collateral Obligation.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent and the Borrower decide that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent and the Borrower determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, memorandum and articles of association, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contingent Obligation” means, as to any Person, without duplication, (a) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (b) any obligation of such Person required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (b) shall be deemed to be (i) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (1) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (2) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (1) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person’s guaranteed obligations and (2) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Controlling Parties” means a Majority of the Lenders.

“Corporate Trust Office” means (a) in the case of the Collateral Agent, the Collateral Administrator and U.S. Bank Trust Company, National Association, 214 North Tryon Street, Charlotte, NC 28202-1078, Attention: Erica Ross, Email: AB.RMs@usbank.com, with a copy to erica.ross@usbank.com or (b) in the case of the Document Custodian, U.S. Bank National Association, 1719 Otis Way, Florence, SC 29501, Attention: Steve Garrett, Email: steven.garrett@usbank.com, or in any case such other address as the Collateral Agent, Securities Intermediary or the Document Custodian may designate from time to time by notice to the Borrower, the Administrative Agent, the Fund and the Lenders or the principal corporate trust office of any successor Collateral Agent or Document Custodian.

“Cov-Lite Loan” means a Collateral Obligation (excluding Recurring Revenue Loans), the Underlying Instruments for which do not require the Obligor thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Underlying Instruments); provided that, notwithstanding the foregoing, a Collateral Obligation shall be deemed for all for such Collateral Obligation) not to be a Cov-Lite Loan if the Underlying Instruments for such Collateral Obligation contain a cross-default or cross-acceleration provision to, or such Collateral Obligation is pari passu with, another loan, debt obligation or credit facility forming part of the same loan facility of the underlying Obligor that contains one or more Maintenance Covenants.

“Covered Accounts” means, collectively, the (a) Collection Account, (b) Custodial Account, (c) Unfunded Reserve Account, (d) Payment Account, (e) Closing Expense Account and (f) Interest Reserve Account and any subaccounts of each of the foregoing.

“Covered Entity” has the meaning specified in Section 12.23(b).

“Covered Party” has the meaning specified in Section 12.23(a).

“Credit Estimate” means a credit estimate provided by S&P in accordance with the procedures set forth in the definition of “S&P Credit Estimate”.

“Credit Improved Loan” means any Collateral Obligation that, in the Collateral Manager’s reasonable business judgment applying the Collateral Manager Standard has significantly improved in credit quality from the condition of its credit at the time of origination or acquisition, which judgment may (but need not) be based on one or more of the following facts and will not be called into question as a result of subsequent events:

(a) the Obligor in respect of such Collateral Obligation has shown improved financial results since the published financial reports first produced after it was originated or acquired by the Borrower;

(b) the Obligor in respect of such Collateral Obligation since the date on which such Collateral Obligation was originated or acquired by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(c) with respect to which one or more of the following criteria applies: (i) such Collateral Obligation has been upgraded or put on a watch list for possible upgrade by S&P since the date on which such Collateral Obligation was originated or acquired by the Borrower; (ii) the proceeds from a sale of such Collateral Obligation would be at least 101% of its purchase price; (iii) the price of such Collateral Obligation has changed during the period from the date on which it was originated or acquired by the Borrower to the proposed sale date by a percentage either more positive, or less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index plus 0.25% over the same period; or (iv) the price of such Collateral Obligation changed during the period from the date on which it was originated or acquired by the Borrower to the date of determination by a percentage either more positive, or less negative, as the case may be, than the percentage change in a nationally recognized loan index selected by the Borrower or the Collateral Manager over the same period plus 0.50%.

“Credit Risk Loan” means a Collateral Obligation that is not a Defaulted Loan but which has, in the Collateral Manager’s reasonable business judgment applying the Collateral Manager Standard (which judgment will not be called into question as a result of subsequent events), a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Loan, and is designated as a “Credit Risk Loan” by the Borrower or the Collateral Manager.

“Current Pay Obligation” means a Collateral Obligation that would otherwise be a Defaulted Loan as to which (a) all scheduled interest and principal payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash, (b) the Market Value (which is not determined pursuant to clause (d) or subclause (iii) in the proviso of clause (c) of the definition thereof) of such Collateral Obligation is at least 80% of par, (c) if the Obligor of such Collateral Obligation is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest and/or principal and other amounts due and payable on such Collateral Obligation and no such payments that are due and payable are unpaid and (d) (x) satisfies the Moody’s Additional Current Pay Criteria or (y) the S&P Rating of such Collateral Obligations is at least “CCC” and is not on a watch list for possible downgrade;

provided that to the extent that more than 5.0% of Total Capitalization would otherwise constitute Current Pay Obligations, one or more Collateral Obligations (or portion thereof) designated by the Borrower having a Principal Balance plus aggregate Exposure Amounts at least equal to such excess shall be deemed not to constitute Current Pay Obligations (and shall therefore constitute Defaulted Loans).

“Custodial Account” means a custodial account at the Securities Intermediary, established in the name of the Collateral Agent pursuant to Section 8.4(a).

“Custodial Documents” has the meaning set forth in Section 14.2(a)(i).

“Daily Report” has the meaning set forth in Section 8.10(a).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.

“Debt Service Coverage Ratio” means, with respect to any Collateral Obligation for any Relevant Test Period, the meaning of “debt service coverage ratio,” or any comparable term set forth in the Underlying Instruments for such Collateral Obligation, and in any case that “debt service coverage ratio,” or such comparable term is not defined in such Underlying Instruments, the ratio, for such Collateral Obligation, of (a) EBITDA of the related Obligor for the Relevant Test Period to (b) Cash Interest Expense of such Obligor for the Relevant Test Period, in each case, as calculated by the Collateral Manager in accordance with the Collateral Manager Standard in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the applicable Underlying Instruments.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless waived in accordance with Section 12.5 or cured, become an Event of Default.

“Default Interest Rate” has the meaning assigned to such term in Section 2.5(c).

“Default Right” has the meaning specified in Section 12.23(b).

“Defaulted Loan” means any Collateral Obligation:

(a) with respect to which a default as to the payment of principal and/or interest has occurred and is continuing (giving effect to any grace or cure period applicable thereto, but in no event exceeding five (5) Business Days);

(b) with respect to which a default as to the payment of principal and/or interest has occurred and is continuing with respect to another full recourse debt obligation of the same Obligor secured by the same collateral and which is senior to or pari passu with in right of payment to such Collateral Obligation (giving effect to any grace or cure period applicable thereto, but in no event exceeding five (5) Business Days);

(c) except in the case of a DIP Loan, with respect to which the Obligor thereunder has become subject to an Insolvency Event;

(d) except in the case of a DIP Loan, with respect to which the S&P Rating is lower than “CCC-”, or, was such rating immediately before such rating was withdrawn by S&P;

(e) that is pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has an S&P Rating of lower than “CCC-”; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of such Obligor;

(f) with respect to which an Authorized Officer of the Collateral Manager has received written notice or has actual knowledge that a default has occurred under the Underlying Instrument and any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments;

(g) if such Collateral Obligation is a Participation Interest (until it is elevated or converted to an assigned loan), the related selling institution has become subject to an Insolvency Event (subject to the applicable grace period of such definition in the case of an involuntary proceeding);

(h) the Borrower or the Collateral Manager (in accordance with the Collateral Manager Standard) has otherwise declared such Collateral Obligation to be a “Defaulted Loan”;

(i) such Collateral Obligation (in accordance with the Collateral Manager Standard) not collectible, is subject to any material non-credit related risk, is on non-accrual status or has been written-off or charged-off in whole or in part; or

(j) such Collateral Obligation is deemed a Defaulted Loan pursuant to Section 5.18(b);

provided that Current Pay Obligations (or portions thereof, as applicable) in excess of 5.0% of Total Capitalization shall be deemed to be Defaulted Loans as set forth in the proviso in the definition of “Current Pay Obligation”.

“Defaulting Lender” means a Lender that at any time (a) has failed to fund all or any portion of its Loans when and as required hereunder (other than failures to fund (i) solely as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date, but only for such time as such Lender is continuing to engage in good faith discussions regarding the determination or resolution of such dispute, and such Lender has notified the Administrative Agent in writing of its intention not to fund and has specifically identified such condition precedent to funding that was not satisfied, or (ii) solely as a result of a failure to disburse due to an administrative error or omission by such Lender, and such failure is cured within five Business Days after such Lender receives written notice or has actual knowledge of such administrative error or omission), (b) has notified the Borrower and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s dispute as to the satisfaction of any condition precedent pursuant to the foregoing clause (a)(i)) or generally under other agreements under which it shall have committed to extend credit or (c) has (or has a parent company that has) become insolvent or the subject of a bankruptcy or insolvency proceeding, or had a receiver, conservator, trustee or custodian appointed for it, or taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deferrable Obligations” means any loan on which all or a portion of the interest accrued for a specified portion of time or until the maturity thereof is, or at the option of the Obligor may be, added to the principal balance of such loan or otherwise deferred rather than being paid in cash (other than supplemental interest in the case of a Collateral Obligation that continues to pay interest in cash on a current basis in accordance with the terms of such Collateral Obligation as such terms existed prior to the applicable deferral or capitalization of interest).

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Delayed Drawdown Loan” means a Collateral Obligation pursuant to which one or more future advances will be required to be made to the Obligor thereunder but which does not permit any such advance that has been made to be reborrowed once repaid by the Obligor; provided that such loan shall only be considered to be a Delayed Drawdown Loan to the extent of the unfunded commitment and only for so long as any future funding obligations remain in effect.

“Deleverage Event” means the occurrence of any of the following events (each of which are measured as of each Collateral Report Determination Date and each Calculation Date and only after the date the Utilization Ratio is at least 50.0%):

(a) (i) (x) the weighted average of the Net Senior Leverage Ratio of all Collateral Obligations (other than Recurring Revenue Loans) exceeds 6:50:1:00 or (y) the weighted average of the Debt Service Coverage Ratio of all Collateral Obligations (other than Recurring Revenue Loans) declines by more than 0.5x since the time of origination or acquisition of each such Collateral Obligation or (ii) the weighted average of the Net-Debt-to-Recurring-Revenue Ratio of all Recurring Revenue Loans exceeds 2.7x; or

(b) (i) (x) the weighted average of the Net Senior Leverage Ratio of all Collateral Obligations (other than Recurring Revenue Loans) exceeds 7:50:1:00 or (y) the weighted average of the Debt Service Coverage Ratio of all Collateral Obligations (other than Recurring Revenue Loans) declines by more than 0.85x since the time of origination or acquisition of each such Collateral Obligation or (ii) the weighted average of the Net-Debt-to-Recurring-Revenue Ratio of all Recurring Revenue Loans exceeds 3.0x.

“Derived Weighted Average Rating Factor Test” means a test that is satisfied as of any Measurement Date if the S&P Weighted Average Rating Factor of the Collateral Obligations is less than or equal to 3925.

“DIP Loan” means any interest in a loan or financing facility with either a public rating from S&P, or for which a Credit Estimate has been requested in accordance with the requirements contained herein (a) which is an obligation of a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (a “Debtor”) organized under the laws of the United States or any State therein; (b) which is paying interest on a current basis; and (c) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that (i) such DIP Loan is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (ii) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (iii) such DIP Loan is secured by junior liens on the Debtor’s encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (iv) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code.

“Discount Loan” means any Collateral Obligation that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Obligation of less than 90.0% of the principal balance of such Collateral Obligation; provided that such Collateral Obligation shall cease to be a Discount Loan at such time as the Market Value of such Collateral Obligation, as determined daily for any period of 30 consecutive days since the acquisition by the Borrower of such Collateral Obligation, equals or exceeds 90% of the principal balance of such Collateral Obligation.

“Distribution” means any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Obligation or other security.

“Disruption Event” means the occurrence of any of the following: (a) the Administrative Agent shall have notified the Borrower and each Lender of the inability, acting in a commercially reasonable manner, to determine Term SOFR or (b) the Initial Lender shall have notified the Administrative Agent of the commercially reasonable determination by such Lenders that the rate at which deposits in Dollars are being offered to such Lenders does not accurately reflect the cost to such Lenders of making, funding or maintaining any Borrowing.

“Diversity Score” means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth on Schedule C hereto.

“Document Custodian” has the meaning set forth in Section 14.1.

“Dollars” and “$” mean lawful money of the United States of America.

“Domicile” or “Domiciled” means, with respect to any Obligor with respect to a Collateral Obligation: (a) except as provided in clause (b) or (c), its country of organization or incorporation, (b) if such Obligor is organized or incorporated in an Approved Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of the operations of such Obligor is located in, or a substantial portion of such Obligor’s revenue or value is derived from, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor); or (c) if such Obligor’s payment obligations in respect of such Collateral Obligation are guaranteed by a person or entity that is organized in the United States or Canada, then the United States or Canada.

“Due Date” means each date on which a Distribution is due on a Collateral Obligation.

“Due Period” means, with respect to any Quarterly Distribution Date, the period commencing on the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, the period commencing on the Closing Date) and ending on (and including) the Calculation Date immediately preceding such Quarterly Distribution Date (or, in the case of the Due Period that is applicable to the Quarterly Distribution Date occurring on the Stated Maturity, ending on the day preceding such Quarterly Distribution Date).

“EBITDA” means earnings before interest, taxes, depreciation and amortization (determined, for any Collateral Obligation, in the manner provided in the Underlying Instruments).

“Effective Advance Rate” means, as of any Measurement Date (or other applicable date), the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the aggregate outstanding principal amount of all Loans as of such date plus (ii) the Net Aggregate Exposure Amount excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Obligations as of such date;

by

(b) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Obligations as of such date.

“Eligibility Criteria” means, as of (i) the date of each acquisition or origination of a debt obligation and (ii) each applicable Borrowing Date, each of the following, unless waived by the Administrative Agent (in its sole and absolute discretion):

(a) each Concentration Limitation is satisfied immediately after giving effect to such acquisition, origination or applicable Borrowing (or, if not satisfied immediately prior to such acquisition, origination or applicable Borrowing, compliance with such Concentration Limitation is maintained or improved after giving effect to such acquisition, origination or applicable Borrowing);

(b) each component of the Collateral Quality Test applicable on such date of determination is satisfied immediately after giving effect to such acquisition, origination or applicable Borrowing (or, if not satisfied immediately prior to such acquisition, origination or applicable Borrowing, compliance with the Collateral Quality Test is maintained or improved after giving effect to such acquisition, origination or applicable Borrowing);

(c) the Overcollateralization Ratio Test is satisfied immediately after giving effect to such acquisition, origination or applicable Borrowing;

(d) the Advance Rate Test is satisfied immediately after giving effect to such acquisition, origination or applicable Borrowing;

(e) each of the criteria in the definition of “Collateral Obligation” is satisfied with respect to such acquisition or origination of a debt obligation; provided that, for the avoidance of doubt, for purposes of determining whether the Eligibility Criteria have been satisfied for the acquisition of a Collateral Obligation, such criteria shall only be tested as of the date of such acquisition, contribution or origination of such debt obligation to the Borrower; and

(f) no Event of Default has occurred and is continuing.

“Eligible Account Bank” means, with respect to any specified account, a financial institution:

(a) that if such account is a fully segregated trust account with the trust department or corporate trust department of such financial institution, has a long-term debt rating of at least “A” and a short-term debt rating of at least “A-1” by S&P (or at least “A+” by S&P if such institution has no short-term rating); provided that if such financial institution ceases to have a long-term debt rating of at least “A” and a short-term debt rating of at least “A-1” by S&P (or at least “A+” by S&P if such institution has no short-term rating), it is replaced within 60 days by a financial institution with long-term debt rating of at least “A” and a short-term debt rating of at least “A-1” by S&P (or at least “A+” by S&P if such institution has no short-term rating);

(b) that if such account is a fully segregated securities account, has a short-term credit rating of “P-1(cr)” by Moody’s or a long-term credit rating of at least “A2(cr)” by Moody’s (neither of which rating is on credit watch for possible downgrade); or

(c) the Borrower and the Controlling Parties have consented to such financial institution constituting an “Eligible Account Bank” hereunder.

“Eligible Cov-Lite Loan” means a Cov-Lite Loan that is a Senior Secured Loan.

“Eligible First Lien Tranches” has the meaning set forth in the definition of “First Lien Last-Out Loan”.

“Eligible Investment Required Ratings” means, in the case of each Eligible Investment, (x) (a) if such Eligible Investment has no long-term credit rating from Moody’s, a short-term credit rating of “P-1” by Moody’s, (b) if such Eligible Investment has no short-term credit rating from Moody’s, a Moody’s Rating of “Aaa”, and (c) if such Eligible Investment has both a short-term credit rating from Moody’s and a long-term credit rating from Moody’s, “P-1” and at least “Aa3”, respectively, or (y) a short-term credit rating of at least “A-1” (or, in the absence of a short-term credit rating, “AA-” or better) from S&P.

“Eligible Investments” means any investment denominated in Dollars that, at the time it is delivered to the Collateral Agent (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities:

(a) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b) demand and time deposits in, certificates of deposit of, bank deposit products of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(d) money market funds which have, at all times, the highest Moody’s credit rating assignable at such time and credit ratings of “AAAm” by S&P;

(e) any other investment similar to those described in clauses (a) through (d) above which (i) has the Eligible Investment Required Ratings at the time of such investment and (ii) has been approved by the Controlling Parties;

and, in the case of (a) through (c) and (e) above, with a stated maturity (after giving effect to any applicable grace period) no later than the Business Day immediately preceding the Quarterly Distribution Date next following the Interest Period in which the date of investment occurs (unless such Eligible Investments are issued by U.S. Bank National Association or one or more of its Affiliates in its capacity as a banking institution, in which case such Eligible Investments may mature on such Quarterly Distribution Date); provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (i) such obligation or security has an “L”, “p”, “pi”, “prelim”, “sf” or “t” subscript assigned by S&P, (ii) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (iii) such obligation or security is subject to any withholding tax unless the issuer of the security is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the holder of such security for, the full amount of such withholding tax for any reason (including in the event of a change of law), (iv) such obligation or security is secured by real property, (v) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (vi) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (vii) in the Borrower’s or the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks. Eligible Investments may include, without limitation, those investments for which an Agent or an affiliate of an Agent provides services. Any investment, which otherwise qualifies as an Eligible Investment, may (1) be made by the Collateral Agent or any of its Affiliates and (2) be made in securities of any entity for which the Collateral Agent or any of its Affiliates receives compensation or serves as offeror, distributor, investment advisor or other service provider.

“Eligible Loan Index” means, with respect to each Collateral Obligation, one of the following indices as selected by the Borrower or the Collateral Manager upon the origination or acquisition of such Collateral Obligation: the CSFB Leveraged Loan Indices (formerly the DLJ Leveraged Loan Index Plus), the Deutsche Bank Leveraged Loan Index, the J.P. Morgan EMBI Global Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Bank of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other nationally recognized loan index subject to the consent of the Controlling Parties (collectively, the “Approved Indices”); provided that the Borrower or the Collateral Manager may change the index applicable to a Collateral Obligation to another of the Approved Indices at any time following the origination or acquisition thereof after giving notice to the Administrative Agent and the Collateral Agent.

“Environmental Claim” means, with respect to any Person, any written notice, claim, demand or similar communication by any other Person having jurisdiction alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, of any applicable Environmental Law, in each case as to which there is a reasonable likelihood of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equity Security” means any equity security or any other security or loan that is not eligible for acquisition by the Borrower as a Collateral Obligation and any security acquired by the Borrower as part of a “unit” with a Collateral Obligation and which itself is not eligible for acquisition by the Borrower as a Collateral Obligation.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the regulations promulgated and rulings issued thereunder.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code or, for the purposes of Section 412 of the Code and Section 302 of ERISA, Section 414(m) or (o) of the Code or Section 4001 of ERISA with the Borrower.

“Event of Default” has the meaning set forth in Section 6.1.

“Excess Reserve Amount” means, on any date, the excess (if any) of:

(a) the amount standing to the credit of the Unfunded Reserve Account on such date over

(b) (i) the aggregate Unfunded Amount on such date minus (ii) if such date is prior to the end of the Commitment Period, the excess (if any) of (1) the Commitment on such date over (2) the aggregate principal amount of the Loans outstanding on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Exposure Amount” means, as of any date, with respect to any Revolving Collateral Obligation or Delayed Drawdown Loan, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Obligation or Delayed Drawdown Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing or any other provision of this Agreement, the rate calculated pursuant to this definition shall not be less than the Floor.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fee Proceeds” means all amounts in the Collection Account representing upfront, commitment, amendment and waiver, late payment (including compensation for delayed settlement or trades), anniversary, annual, facility, prepayment, redemption or any other fees of any type received in respect of any Collateral Obligation and any excess, with respect to participation interests in Collateral Obligations which have been sold by the Borrower pursuant to Section 10.1(b), of the interest paid by the applicable Obligor in respect of the portion of such Collateral Obligation that is the subject of such participation interest over the amount of interest required to be paid by the Borrower to the purchaser of such participation interest pursuant to the underlying participation agreement; provided that Fee Proceeds shall not include any reimbursement of expenses payable by the Borrower to third parties, including legal fees, that may be received by the Borrower from any Obligor or any fees received in connection with the reduction of the par of the related Collateral Obligation. Fee Proceeds shall in all cases constitute Interest Proceeds.

“Financial Sponsor” means any Person whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Last-Out Loan” means a as of any date of determination, any Senior Secured Loan that at any time prior to and/or after an event of default under the related Underlying Instrument of such Senior Secured Loan, will be paid after one or more tranches of first lien loans (for which purposes an Obligor’s obligations in respect of its trade claims, accounts receivables, inventory, capitalized leases or similar obligations or Senior Revolver Facilities shall be deemed not to constitute such first lien loans) (such tranches, “Eligible First Lien Tranches”) issued by the same Obligor have been paid in full in accordance with a specified waterfall or other priority of payments specified in the applicable Underlying Instrument or an agreement among lenders. For purposes of this Agreement, unless otherwise explicitly stated herein, a First Lien Last-Out Loan shall not constitute a Senior Secured Loan.

“Fixed Rate Obligation” means any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Obligation” means any Collateral Obligation that bears a floating rate of interest.

“Floor” means a rate of interest equal to 0%.

“FRBNY” means the Federal Reserve Bank of New York.

“Fund” means AB Private Credit Investors Corporation, a Maryland Corporation.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“GICS Industry Classification” means the industry classifications set forth in Schedule B hereto, as such industry classifications shall be updated at the option of the Collateral Manager if MSCI Inc. publishes revised industry classifications. The determination of which GICS Industry Classification to which an Obligor belongs shall be made in good faith by the Collateral Manager.

“Government Official” means any (a) officer, official or employee of any Governmental Authority, or of a public international organization, or any Person acting for or on behalf of any government, Governmental Authority, or public international organization, (b) political party or official thereof, (c) candidate for political office or (d) spouse, parent, relative, close personal associate, representative, or other person acting for or on behalf of any person described in (a)-(c).

“Governmental Authority” means any federal, state, local, foreign, provincial, municipal or supra-national government, quasi-governmental administrative authority, body, or any political subdivision thereof, any agency, authority, instrumentality, department, regulatory body, court, tribunal, central bank, administrative hearing body, arbitration panel, or other dispute-resolving panel or body, and any semi-governmental, legislative, or administrative or arbitral entity or authority, or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any stock exchange or self-regulatory organization established under statute). The term “Governmental Authority” includes any Person acting on behalf of any Governmental Authority.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other Moneys payable thereunder, to give and receive notices and other communications, to give consents, waivers or make other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Granting Clause” means the clause relating to the Grant.

“Gross Revenue Retention Rate” means, as of any date of determination with respect to the Obligor of any Recurring Revenue Loan, the meaning of “Gross Recurring Revenue Retention Rate” or any comparable definition set forth in the Underlying Instrument for such Recurring Revenue Loan determined as of the most recent measurement date set forth in such Underlying Instrument that was immediately prior to the date that such Recurring Revenue Loan was acquired.

“Group I Country” means The Netherlands, Australia, New Zealand, Japan and Singapore.

“Group II Country” means Germany, Ireland, Sweden and Switzerland.

“Group III Country” means Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein and Norway.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, identified as such as a matter of Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Haircut Loans” means:

(a) each Collateral Obligation in excess of clause (j) of the Concentration Limitations;

(b) except as provided in clause (a) above, each Collateral Obligation in excess of the Concentration Limitations at the time of the acquisition of such Collateral Obligation;

(c) each Collateral Obligation as to which there has occurred a Material Modification, and as a result of which, such Collateral Obligation’s S&P Rating has been downgraded to “CCC” or lower or downgraded by two or more rating subcategories; and

(d) unless waived by the Administrative Agent, with respect to any Collateral Obligation, any amendment, consent, modification, waiver or forbearance in respect of the definition of, or any term or provision of, the Underlying Instrument referenced in or utilized in the calculation of, “net senior leverage ratio”, “total leverage ratio” or “debt service coverage ratio” (or any respective comparable definitions in the related Underlying Instruments) or the definition of any component thereof and that would have a Material Adverse Effect.

To the extent that a single Collateral Obligation fits into more than one of the above categories, the Collateral Manager will apply the definition of “Haircut Loans”, in its discretion, to avoid reducing the Principal Collateralization Amount multiple times with respect to the same excluded portion of such Collateral Obligation.

“Increased Commitment Date” means the date of the effectiveness of the Increased Commitments and/or Additional Loans pursuant to the terms of this Agreement.

“Increased Commitments” has the meaning assigned to such term in Section 2.13(a).

“Increased Costs” means any amounts due pursuant to Section 2.9 and/or Article XI.

“Incurrence Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” of any Person means, without duplication, (a) as shown on such Person’s balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

“Indemnified Amounts” has the meaning specified in Section 12.3(a).

“Indemnified Taxes” has the meaning set forth in Section 11.4(a).

“Indemnitee” has the meaning set forth in Section 12.3(b).

“Initial Borrowing Date” means the Business Day on which the initial Borrowing, which shall be the Closing Date.

“Initial Lender” means MUFG or any of its Affiliates.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, examinership or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Interest Period” means, with respect to each Borrowing, (a) the period from (and including) the date of such Borrowing to but excluding the following Quarterly Distribution Date, and (b) each successive period from and including each Quarterly Distribution Date to but excluding the following Quarterly Distribution Date until the principal of such Borrowing is repaid; provided that, (x) in the case of any Interest Period applicable to a prepayment of the Loans pursuant to Section 2.7(c) or the Priority of Payments, such Interest Period shall end on the date of such prepayment and (y) in the case of the Interest Period applicable to the Quarterly Distribution Date occurring on the Stated Maturity, such Interest Period shall end on (and include) such Quarterly Distribution Date.

“Interest Proceeds” means, with respect to any Pledged Collateral (including Cash), (a) any payments with respect thereto that are attributable to interest or yield in accordance with the Underlying Instruments of such Pledged Collateral, (b) all Fee Proceeds, (c) all cash capital contributions made to the Borrower that, to the extent provided in Section 8.2(g), are to be treated as Interest Proceeds and (d) all funds on deposit in the Interest Reserve Account. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute “Interest Proceeds” hereunder. Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Obligation at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds. Any amounts received in respect of any Equity Security or any asset that is held by a Tax Subsidiary will constitute Principal Proceeds (and not Interest Proceeds), until the full principal amount with respect to the Collateral Obligation that was exchanged for such Equity Security at the time such Collateral Obligation became a Defaulted Loan or the full principal amount of such other asset has been recovered, after which any amounts received in respect of such Equity Security or other asset held by a Tax Subsidiary shall constitute Interest Proceeds.

“Interest Reserve Account” means the account established pursuant to Section 8.3(e).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Criteria Adjusted Balance” means, with respect to any Collateral Obligation, the Principal Balance of such Collateral Obligation; provided that the Investment Criteria Adjusted Balance of any Discount Loan shall be the purchase price, excluding accrued interest, expressed as a Dollar amount, for such Discount Loan (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof).

“IRS” means the U.S. Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, laws (including common law), treaties, rules, guidelines, directives, regulations, ordinances, orders, decrees, injunctions, codes, statutory guidance, regulatory code of practice, and administrative or judicial decisions, determinations, precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means the Initial Lender and any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Loan, and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Loans.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of the Closing Date and as may be amended, restated or otherwise modified from time to time.

“Loan” has the meaning assigned to such term in Section 2.1(b).

“Loan Asset Schedule” means the schedule of Collateral Obligations (as amended or modified from time to time in accordance with the terms hereof) evidencing Loan Assets delivered by the Borrower to the Document Custodian. Each such schedule shall set forth, as to any Collateral Obligation to be pledged hereunder, the applicable information specified on Exhibit H, which shall also be provided to the Document Custodian in electronic form acceptable to the Document Custodian.

“Loan Assets” has the meaning set forth in Section 8.1(d).

“Loan Assignment Agreement” has the meaning set forth in Section 8.1(d).

“Loan Checklist” means an electronic or hard copy, as applicable, checklist delivered by the Borrower (or the Collateral Manager on behalf of the Borrower) to the Document Custodian, for each Collateral Obligation, of the Underlying Instruments identified on such Loan Checklist, including, but not limited to, as applicable, an assignment agreement, funding memo, loan or credit agreement, security agreement and a promissory note (or such Loan Checklist shall specify if such Collateral Obligation is a noteless loan), and which shall specify whether such Underlying Instrument is an original or a copy and shall include the name of the Obligor with respect to such Collateral Obligation, in each case as of the date of acquisition thereof by the Borrower.

“Loan Documents” means this Agreement, the Account Control Agreement, the LLC Agreement, the Loan Sale Agreement, the Collateral Management Agreement, the Loan Notes, the MUSA Fee Letter and the MUFG Margin Letter.

“Loan Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of this Agreement, substantially in the applicable form set forth on Exhibit A hereto, as the same may from time to time be amended, supplemented, waived or modified.

“Loan Sale Agreement” means the Loan Sale Agreement between the Fund, as seller, and the Borrower, as buyer, dated on or about the date hereof.

“Low DSCR MM Loan” means any Collateral Obligation that meets the following conditions:

(a) the Debt Service Coverage Ratio is less than 1.50:1.00 and greater than 1.15:1.00;

(b) the LTV Ratio is less than 50%; and

(c) EBITDA is greater than $50,000,000;

provided that Low DSCR MM Loans may constitute no more than 25% of the Aggregate Principal Balance of all Collateral Obligations (other than Recurring Revenue Loans), except that up to 15% of such Low DSCR MM Loans do not need to satisfy clauses (b) and (c) above.

“LTV Ratio” means, with respect to the Obligor of any Collateral Obligation as of any date of determination, either (a) the meaning of “LTV Ratio” or any comparable definition set forth in the Underlying Instrument for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the Underlying Instrument does not include a definition of “LTV Ratio” or comparable definition, the ratio of (i) the debt tranche of which the related Collateral Obligation is a part to (ii) the fair market value of such Obligor, as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instrument.

“Maintenance Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, that exists regardless of whether or not such borrower has taken any specified action and includes a covenant that applies only when the related loan is funded, regardless of whether such covenant is only applicable until or after the expiration of a certain period of time after the initial issuance of such loan.

“Make-Whole Fee” means the make-whole fee specified in the MUFG Margin Letter.

“Majority” means, with respect to any Class or Classes or the Lenders of any Class or Classes, the Lender or Lenders holding, collectively, more than 50% of the sum of (i) the aggregate principal amount of such Class or Classes outstanding at such time plus (ii) the aggregate Undrawn Commitments in respect of such Class or Classes at such time; provided that, in determining whether a Majority of any Class or Classes has consented to or approved any action or inaction, (1) the vote of any Borrower Affiliated Lender shall not be taken into account and the outstanding principal amounts and aggregate unutilized commitments held by each Borrower Affiliated Lender shall be excluded from the amounts set forth in clauses (a)(i) and (ii) and (b) of this definition, (2) with respect to the Loans, the vote of any Defaulting Lender shall not be taken into account to the extent provided in Section 11.5(b)(ii) and (3) for so long as any Initial Lender is a Lender of a Class of Loans hereunder, the “Majority” of such Class of Loans shall always be deemed to include such Initial Lender, it being understood that, accordingly, any vote or action to be taken by the Majority of such Class of Loans hereunder while any Initial Lender is a Lender of such Class of Loans shall require the corresponding vote or action, as the case may be, of such Initial Lender (in addition to, and not instead of, the vote or action otherwise required from the Lender or Lenders holding, collectively, more than 50% of the sum of (x) the aggregate principal amount of such Class of Loans outstanding at such time plus (y) the aggregate Undrawn Commitments in respect of such Class of Loans at such time).

“Margin Stock” shall have the meaning provided such term in Regulation U.

“Market Value” means, as of any date of determination, with respect to any loans or other assets, the amount (determined by the Borrower or the Collateral Manager in accordance with the Collateral Manager Standard) equal to the product of the principal amount thereof and the price determined in the following manner:

(a) the bid-side quote determined by any of (i) Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc. or IDC or (ii) any other nationally recognized loan pricing service selected by the Borrower or the Collateral Manager with notice to the Lenders and the Fund; provided that the Controlling Parties may object to the selection of any loan pricing service selected pursuant to the immediately preceding clause (ii) within 5 Business Days after receipt of such notice;

(b) if such quote described in clause (a) is not available,

(i) the average of the bid-side quotes determined by three independent SEC-registered broker-dealers active in the trading of such asset;

(ii) if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii) if only one such bid can be obtained, such bid;

provided that a bid provided pursuant to this clause (b) shall not be from any of the Borrower, the Collateral Manager or any Affiliate of any thereof; or

(c) if the Market Value of an asset cannot be determined in accordance with clause (a) or (b) above, then the Market Value shall be the Appraised Value; provided that (i) the Appraised Value of such Collateral Obligation has been obtained or updated within the immediately preceding three months, (ii) if the Appraised Value of a Collateral Obligation is determined pursuant to clause (b) of the definition of “Appraised Value”, the Market Value of such Collateral Obligation shall not exceed the aggregate principal amount thereof (or the portion thereof held by the Borrower) and (iii) if the Appraised Value has been requested but has not yet been received, for assets representing an aggregate of up to 5.0% of the Total Capitalization, the Market Value determined by the Collateral Manager (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Collateral Manager Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that the Market Value of any such asset may not be determined in accordance with this subclause (iii) for more than 45 days; provided further that, for the avoidance of doubt, the Collateral Manager may, but shall not be required to, obtain an Appraised Value for any Collateral Obligation;

(d) if such quote or bid described in clause (a), (b) or (c) is not available, then the Market Value of such Collateral Obligation shall be the lower of (i) the S&P Recovery Rate multiplied by the Principal Balance of such Collateral Obligation and (ii) if any, the Market Value determined by the Collateral Manager (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Collateral Manager Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that if the Collateral Manager is not a registered investment adviser under the Investment Advisers Act, the Market Value of any such asset may not be determined in accordance with this clause (d) for more than 45 days; or

(e) if the Market Value of an asset cannot be determined in accordance with clause (a), (b), (c) or (d) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c) or (d) above.

“Material Adverse Effect” means any event that has a material adverse effect on (a) the business, assets, financial condition or operations (in each case taken as a whole) of the Borrower or the Collateral Manager, (b) the ability of the Borrower or the Collateral Manager to perform its obligations under the Loan Documents or (c) the rights, interests, remedies or benefits (taken as a whole) available to the Lenders, the Fund or the Agents under the Loan Documents.

“Material Modification” means, with respect to any Collateral Obligation, any amendment, consent, modification or waiver of, or supplement to, an Underlying Instrument that is executed or effected after the date on which such Collateral Obligation is acquired by the Borrower:

(a) extends the final maturity of a Collateral Obligation by more than six months beyond the Stated Maturity;

(b) reduces or forgives the principal amount of a Collateral Obligation (other than a Defaulted Loan that has been a Defaulted Loan for 24 months or more);

(c) without the consent of the Administrative Agent, reduces, defers or forgives the rate of interest payable on a Collateral Obligation (other than as expressly contemplated by the Underlying Instruments on the date such Collateral Obligation was acquired) as a result of the financial distress of the obligor, excluding a reduction of the interest rate payable a result of a refinancing (except for instances where the credit is performing well and there is a refinancing event where the lender reduces the spread in order for their borrower not to refinance away from them);

(d) postpones the Due Date of any Scheduled Distribution in respect of a Collateral Obligation and such extension of the amortization schedule results in an extension of the average life by at least 0.5 years (excluding, for avoidance of doubt, any de minimis extension of the amortization payments);

(e) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a Collateral Obligation;

(f) releases any material guarantor or co-obligor of a Collateral Obligation from its obligations,

(g) releases a material portion of the collateral securing such Collateral Obligation; or

(h) changes any of the provisions of an Underlying Instrument specifying the number or percentage of lenders required to effect any of the foregoing.

“Maximum Portfolio Advance Rate” means the percentage set forth in the below table under the heading “Maximum Advance Rate” corresponding to the Diversity Score of the Collateral:

Diversity Score	Maximum Advance Rate
Less than 6	0.00%
Greater than or equal to 6 and less than 10	60.0%
Greater than or equal to 10 and less than 18	62.0%
Greater than or equal to 18	65.0%

“Maximum Principal Balance” means, as of any date of determination and with respect to all or any specified portion of the Collateral Obligations, the sum of (a) the Principal Balance of such Collateral Obligations as of such date and (b) in the case of any such Collateral Obligations that are Revolving Collateral Obligations or Delayed Drawdown Loans, the Exposure Amounts thereof.

“Measurement Date” means each day Collateral Obligations are acquired, originated or sold, each Collateral Report Determination Date and each Calculation Date; provided that if any such date is not a Business Day, such Measurement Date shall be the next succeeding Business Day.

“Minimum Utilization Fee” has the meaning specified in the MUFG Margin Letter.

“Money” shall have the meaning specified in Section 1-201(24) of the UCC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Additional Current Pay Criteria” means criteria satisfied with respect to any Collateral Obligation if such Collateral Obligation has (i) a Market Value of at least 85% of its Principal Balance and a Moody’s Rating of at least “Caa2” or (ii) a Market Value of at least 80% of its Principal Balance and a Moody’s Rating of at least “Caa1”. For purposes of this definition, with respect to a Collateral Obligation already owned by the Borrower whose facility rating from Moody’s is withdrawn, the facility rating shall be the last outstanding facility rating before such withdrawal.

“Moody’s Rating” means

(a) With respect to a Collateral Obligation that is a Senior Secured Loan, the Moody’s public rating or a private letter rating; or

(b) With respect to a Collateral Obligation that is not a Senior Secured Loan, the Moody’s public rating or a private letter rating, such rating.

“MUFG” means MUFG Bank, Ltd.

“MUFG Margin Letter” means the Margin Letter, dated on or about the date hereof, between Borrower and MUFG.

“MUSA Fee Letter” means the Fee Letter, dated on or about the date hereof, between the Borrower and MUFG Securities Americas Inc.

“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Net Aggregate Exposure Amount” means the excess (if any) of (a) the aggregate Unfunded Amount on such date over (b) the sum of (i) amounts on deposit in the Unfunded Reserve Account on such date and (ii) amounts on deposit in the Collection Account on such date, including Eligible Investments, representing Principal Proceeds.

“Net-Debt-to-Recurring-Revenue Ratio” means, with respect to any Collateral Obligation for any period, the meaning of “Net-Debt-to-Recurring-Revenue Ratio” or any comparable term defined in the Underlying Instruments for such Collateral Obligation, and in any case that “Net-Debt-to-Recurring-Revenue Ratio” or such comparable term is not defined in such Underlying Instrument, the ratio of (a) indebtedness of the related obligor under such Collateral Obligation and all other indebtedness of such obligor that is senior or pari passu in right of payment to such Collateral Obligation minus unrestricted cash and cash equivalents to (b) TTM Recurring Revenue, as calculated by the Collateral Manager in accordance with the Collateral Manager Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the Underlying Instruments; provided that, in the event of a lack of any such information necessary to calculate the Net-Debt-to-Recurring-Revenue Ratio for any Collateral Obligation, the Net-Debt-to-Recurring-Revenue Ratio for such Collateral Obligation shall be a ratio calculated by the Collateral Manager on behalf of the Borrower and not objected to by the Administrative Agent within five Business Days after receipt of such calculation.

“Net Purchased Loan Balance” means as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Transferred Loans (as defined in the Loan Sale Agreement) sold and/or contributed by the Seller, as seller, to the Borrower, as buyer, pursuant to the Loan Sale Agreement prior to such date, minus (b) the Aggregate Principal Balance of all Transferred Loans repurchased or substituted by the Seller pursuant to the Loan Sale Agreement prior to such date.

“Net Revenue Retention Rate” means, as of any date of determination with respect to the Obligor of any Recurring Revenue Loan, the meaning of “Net Recurring Revenue Retention Rate” or any comparable definition set forth in the Underlying Instrument for such Recurring Revenue Loan determined as of the most recent measurement date set forth in such Underlying Instrument that was immediately prior to the date that such Recurring Revenue Loan was acquired.

“Net Senior Leverage Ratio” means, with respect to any Collateral Obligation for any Relevant Test Period, the meaning of “Net Senior Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness (including, without limitation, such Collateral Obligation) in the

Underlying Instrument for each such Collateral Obligation, and in any case that “Net Senior Leverage Ratio” or such comparable definition is not defined in such Underlying Instrument, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (including the full drawn but not the undrawn amount of any revolving and delayed draw indebtedness) of the applicable Obligor as of the date of determination minus the Unrestricted Cash of such Obligor (other than indebtedness of such Obligor that is junior in terms of payment or lien priority to the Collateral Obligation of such Obligor held by the Borrower) and its consolidated subsidiaries as of such date to (b) EBITDA of such Obligor with respect to the applicable Relevant Test Period, in each case as calculated by the Collateral Manager in accordance with the Collateral Manager Standard in good faith using information from and calculations consistent with relevant compliance statements and financial reporting packages provided by the relevant Obligor and, with respect to any Collateral Obligation with respect to which the Obligor has undergone a material acquisition, merger or other similar material corporate event within the Relevant Test Period, calculated on a pro forma basis as if such event had occurred at the beginning of the Relevant Test Period so long as such pro forma calculation is provided for in the related Underlying Instrument (or, in the case of a Collateral Obligation for which the related Underlying Instrument has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Obligation or as otherwise determined by the Collateral Manager in accordance with the Collateral Manager Standard).

“Non-Par Loan” means any Collateral Obligation (including Discount Loans) that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Obligation of less than 97.0% of the principal balance of such Collateral Obligation.

“Non-Permitted Holder” means with respect to the Equity Interests of the Borrower, any Person that (a) is not (1) a U.S. Person or (2) a PTP Compliant Holder, or (b) any Person that made representations or was deemed to have made representations for purposes of ERISA, Section 4975 of the Code or applicable similar laws in any subscription agreement, representation letter or transfer certificate, or by virtue of deemed representations, that are or become untrue (or whose beneficial ownership otherwise causes a violation of the 25% Limitation, as calculated pursuant to the Plan Asset Regulations).

“Notice of Borrowing” has the meaning set forth in Section 2.2(a).

“Obligations” means all Secured Obligations and all other obligations, liabilities and Indebtedness of every nature of the Borrower under or in connection with this Agreement and the other Loan Documents, including, without limitation, the unpaid principal amount of, and interest and other distributions on (including interest which, but for the commencement of an insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or with respect to any of its assets, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in any such case or proceeding), whether or not then due and payable.

“Obligor” means, with respect to a Collateral Obligation, any Person who is obligated to repay such Collateral Obligation (including, if applicable, a guarantor thereof), or any Person whose assets are principally relied upon by the Borrower at the time such Collateral Obligation was originated or acquired by the Borrower as the source of repayment of such Collateral Obligation.

“Offer” means with respect to any security, any offer by the issuer of such security or by any other Person made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the applicable Underlying Instruments) or to convert or exchange such security into or for Cash, securities or any other type of consideration.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loans or Loan Document).

“Other Taxes” has the meaning set forth in Section 11.4(b).

“Overcollateralization Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Obligations as of such date;

by

(b) the sum of (i) the aggregate outstanding principal amount of the Loans as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Obligations as of such date.

“Overcollateralization Ratio Breach” means, as of any Business Day, a failure of the Overcollateralization Ratio to be equal to or greater than 133.80%.

“Overcollateralization Ratio Test” means a test satisfied on any Measurement Date if the Overcollateralization Ratio equals or exceeds 140.00%.

“Overcollateralization Ratio Test Failure” means the Overcollateralization Ratio Test is not satisfied for at least three (3) Business Days; provided that if the Collateral Manager (on behalf of the Borrower) provides notice to the Administrative Agent by the end of such three (3) Business Day period that it has called capital from its investors or otherwise is obtaining the funds necessary to cure such Overcollateralization Ratio Test Failure, such cure period shall be extended to a total of ten (10) Business Days after such occurrence of an Overcollateralization Ratio Test Failure.

“Participant” has the meaning set forth in Section 12.6(b)(i).

“Participant Register” has the meaning set forth in Section 12.6(b)(iii).

“Participation Interest” means a participation (or sub-participation) interest in a loan.

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Account” means the payment account established pursuant to Section 8.3(a).

“Percentage Share” means, when used:

(a) with respect to a Lender’s obligation to make Loans and receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Lender’s Commitment by (ii) the Total Commitment; provided that, if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Loans and the denominator shall be the aggregate unpaid principal amount of all Loans; and

(b) with respect to any other matters, for any Lender, the percentage obtained by dividing (A) the sum of such Lender’s Undrawn Commitments plus the aggregate outstanding principal amount of Loans held by such Lender at such time by (B) the sum of all Lenders’ Undrawn Commitments plus the aggregate outstanding principal amount of all Loans at such time.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Liens” means (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if the Borrower shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (b) Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to or by the Loan Documents, (c) the restrictions on transferability imposed by the Underlying Instruments (but only to the extent relating to customary procedural requirements and agent and Obligor consents (except where the Collateral Manager or any of its Affiliates is the agent) expected to be obtained in due course and provided that any Obligor consents will be obtained prior to the delivery of the related Collateral hereunder pursuant to Section 8.8), (d) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the restructuring of a Collateral Obligation or the exercise of remedies with respect thereto, (e) with respect to agented Collateral Obligations, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Collateral Obligation, (f) with respect to any interest in Related Property, materialman’s, warehouseman’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business if such sums shall not at the time be due and payable or if the appropriate person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the appropriate person, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, and (g) Liens in favor of the Borrower created pursuant to the Loan Sale Agreement and assigned to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement.

“Permitted Purchaser” has the meaning set forth in Section 12.7(a).

“Permitted Working Capital Lien” means Liens against the accounts, documents, instruments, inventory, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Facility under Applicable Law and proceeds of any of the foregoing.

“Person” means an individual, a corporation, an exempted company, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and either (a) is sponsored, maintained, or contributed to, or required to be contributed to, by the Borrower or a member of its ERISA Group or has any liability or (b) has at any time within the preceding five plan years been sponsored, maintained, or contributed to, or required to be contributed to or has any liability, by the Borrower or a member of its ERISA Group.

“Plan Asset Regulations” means the regulations promulgated at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Pledged Collateral” has the meaning specified in the Granting Clause hereof.

“Prime Rate” means the rate announced by MUFG from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by MUFG in connection with extensions of credit to debtors. Notwithstanding the foregoing or any other provision of this Agreement, the rate calculated pursuant to this definition shall not be less than the Floor.

“Principal Balance” means, as of any date of determination with respect to any Collateral Obligation, the aggregate outstanding principal amount of such Collateral Obligation as of such date, excluding (a) deferred or capitalized interest on any Collateral Obligation (other than any such interest that was added to principal on or before the date when such Collateral Obligation was acquired by the Borrower) and (b) any portion of such principal amount that has been assigned or participated by the Borrower pursuant to Section 10.1. For the avoidance of doubt, the Principal Balance of any Equity Security shall be zero.

“Principal Collateralization Amount” means, at any time, the sum of:

(a) the Aggregate Principal Balance of all Collateral Obligations (excluding Collateral Obligations subject to clauses (c) through (e) below (each as to which the applicable rule below shall apply)), plus

(b) (i) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, plus (ii) without duplication, the aggregate amount of funds on deposit in the Unfunded Reserve Account, including Eligible Investments; plus

(c) for all Non-Par Loans, the aggregate of the purchase prices, excluding accrued interest, expressed as a Dollar amount, for such Non-Par Loans (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof); plus

(d) without duplication, with respect to each Haircut Loan and each Defaulted Loan, the Recovery Value;

provided that, in determining which of the Collateral Obligations shall be included in clause (d) above, the Collateral Obligations with the lowest Market Value (expressed as a percentage of the Maximum Principal Balance of each such Collateral Obligation as of such date of determination) shall be deemed to constitute such Collateral Obligations in excess of the Concentration Limitations;

provided further that, (i) with respect to any Collateral Obligation that satisfies more than one of the definitions of Defaulted Loan, Non-Par Loan or Haircut Loan, such Collateral Obligation shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Principal Collateralization Amount on any date of determination; and (ii) the Principal Collateralization Amount of any Collateral Obligation held in the form of an Affiliate Participation after the date that is 60 days after the date on which such Affiliate Participation was conveyed to the Issuer will be the Recovery Value.

“Principal Proceeds” means (a) with respect to any Pledged Collateral (including Cash) any payments with respect thereto that are attributable to principal in accordance with the Underlying Instruments of such Pledged Collateral or that do not otherwise constitute Interest Proceeds (including unapplied proceeds of the Collateral Obligations), (b) any cash capital contributions made to the Borrower and applied pursuant to Section 8.2(g) (except to the extent that such capital contributions are to be treated as Interest Proceeds in accordance with Section 8.2(g)) and Section 6.5 and (c) any amounts received in respect of any Equity Security, or other asset that is held by a Tax Subsidiary, until the full principal amount with respect to the Collateral Obligation that was exchanged for such Equity Security at the time such Collateral Obligation became a Defaulted Loan or the full principal amount of such other asset has been recovered, after which any amounts received in respect of such Equity Security, or other asset held by a Tax Subsidiary shall constitute Interest Proceeds. All sales of participation interests or assignments pursuant to Section 10.1 shall be for cash the proceeds of which shall be deemed to be Principal Proceeds for all purposes hereunder and all amounts deposited pursuant to Section 8.2(g) and designated as Principal Proceeds in accordance therewith shall be deemed to be Principal Proceeds for all purposes hereunder. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute “Principal Proceeds” hereunder.

“Priority of Payments” has the meaning set forth in Section 9.1(a), provided that, at all times after the Controlling Parties have exercised their right to direct the liquidation of the Collateral under Article VI, “Priority of Payments” shall mean the priorities set forth in Section 6.4 hereof.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Prohibited Transaction” means (a) a transaction described in Section 406(a) of ERISA or Section 4975(c) of the Code, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or Section 4975(d) of the Code or (b) a transaction prohibited under Similar Law.

“PTP Compliant Holder” means any Person if the transfer or issuance of an interest (as determined for U.S. federal income tax purposes) in the Borrower to such Person will not cause the Borrower to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code that is taxed as a corporation and, if such Person is a disregarded entity, partnership or grantor trust, such Person covenants to the Borrower that it will not permit or cause, or recognize, any transfer of its own equity interests unless such transfer would not cause the Borrower to be a publicly traded partnership that is taxed as a corporation.

“QFC” has the meaning specified in Section 12.23(b).

“QFC Credit Support” has the meaning specified in Section 12.23.

“Quarterly Cap” means, with respect to any Quarterly Distribution Date, an amount equal to (a) $300,000 per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) plus (b) 0.02% per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) multiplied by the sum of, without duplication, (i) the Aggregate Principal Balance of all Collateral Obligations, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, (iii) the aggregate amount of funds on deposit in the Unfunded Reserve Account, including Eligible Investments and (iv) the Net Aggregate Exposure Amount, in each case, measured as of the Calculation Date immediately preceding such Quarterly Distribution Date.

“Quarterly Distribution Date” means the last calendar day of each December, March, June and September, commencing in December 2024, and the Stated Maturity; provided that, (x) if any such date is not a Business Day, such Quarterly Distribution Date shall be the next succeeding Business Day and (y) during an Event of Default, Quarterly Distribution Date shall include any Business Day designated as such by the Administrative Agent.

“Quarterly Distribution Report” has the meaning set forth in Section 9.1(c).

“Ramp-Up Period” means the period from and including the Closing Date to but excluding the date that is 90 days after the Closing Date.

“Real Estate Loan” means any debt obligation that is (a) directly or indirectly secured by a mortgage, deed of trust or similar Lien on commercial real estate, residential real estate, office, retail or industrial property or undeveloped land and is underwritten as a mortgage loan or (b) a loan to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan is secured by real estate).

“Recovery Value” means, the lower of:

(a) the S&P Recovery Amount thereof; and

(b) the Market Value thereof;

provided, that the Recovery Value of a Defaulted Loan that has been a Defaulted Loan for one year or more shall be zero.

“Recurring Revenue Loans” means any Collateral Obligation issued by an Obligor that provides software and technology services, healthcare information technology or digital infrastructure and services industry where the financial covenants are calculated based on recurring revenues; provided that any Recurring Revenue Loan for which the related financial covenants transition to an EBITDA based calculation, shall upon the date of such transition automatically be no longer considered a Recurring Revenue Loan.

“Register” has the meaning set forth in Section 12.6(f).

“Registered” mean in “registered form,” within the meaning of Sections 881(c)(2)(B)(i) and 163(f) of the Code and Section 5f.103(c) of the United States Department of Treasury regulations promulgated thereunder.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Related Property” has the meaning specified in the Granting Clause hereof.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period” means, with respect to any Collateral Obligation, the relevant test period for the calculation of EBITDA, Net Senior Leverage Ratio or Total Leverage Ratio, as applicable, for such Collateral Obligation in the applicable Underlying Instruments or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last twelve consecutive reported calendar months (provided that any such monthly financial statements will not be deemed reported hereunder until the date that is (10) Business Days after the date of receipt by the Borrower thereof), and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Obligation; provided that, with respect to any Collateral Obligation for which the relevant test period is not provided for in the applicable Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor or closing date of the applicable Collateral Obligation to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation or closing, as applicable, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Repurchase and Substitution Limits” has the meaning assigned to such term in Section 10.1(a)(ix).

“Requested Amount” has the meaning assigned to such term in Section 2.2(a).

“Retained Expense Amount” means, with respect to any Quarterly Distribution Date, the amount, if any, by which (a) the sum of the amount determined pursuant to the definition of “Monthly Cap” for such Quarterly Distribution Date and each of the eleven prior Quarterly Distribution Dates exceeds (b) the sum of (i) the aggregate payments made under Section 9.1(a)(i)(A)(3) on such Quarterly Distribution Date and each of the eleven prior Quarterly Distribution Dates and (ii) Administrative Expenses paid pursuant to Section 8.2(d) during each of the Due Periods prior to each of the eleven prior Quarterly Distribution Dates.

“Revolving Collateral Obligation” means a Collateral Obligation that provides the Obligor thereunder with a revolving credit facility from which one or more borrowings may be made up to the stated principal amount of such revolving credit facility and which provides that borrowed amounts may be repaid and reborrowed from time to time; provided that such loan shall only be considered to be a Revolving Collateral Obligation only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Revolving Period” means the period from and including the Closing Date to and including the earliest of (a) September 19, 2026, (b) the date of the acceleration of the maturity of the Loans or the termination of the Commitments pursuant to Section 6.2, (c) any date on which the Borrower or the Collateral Manager reasonably determines that it can no longer acquire or originate additional Collateral Obligations appropriate for inclusion in the Collateral in accordance with the terms of this Agreement and the Collateral Management Agreement (provided that, in the case of this clause (c), an Authorized Officer of the Collateral Manager shall provide a written certification as to such determination to the Agents, the Lenders and the Fund at least five Business Days prior to such date) and (d) the occurrence of a Collateral Manager Default, if directed by the Administrative Agent during the continuance thereof.

“S&P” means S&P Global Ratings, a S&P Global Business business, and any successor or successors thereto.

“S&P Credit Estimate” means, with respect to any Collateral Obligation, a credit estimate obtained from S&P in accordance with S&P’s “Anatomy of a Credit Estimate: What It Means and How We Do It” dated January 14, 2021 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“S&P Rating” means with respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(a) with respect to a Collateral Obligation, (i) if there is an issuer credit rating of the issuer of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a form of pursuant to a form of guaranty meeting applicable then-current S&P guarantee criteria, then the S&P Rating will be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such issuer held by the Borrower) or (ii) if there is no issuer credit rating of the issuer by S&P but (A) if there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Obligation will equal such rating; (B) if there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation will be one subcategory below such rating; and (C) if there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation will be one subcategory above such rating;

(b) other than with respect to a DIP Loan, if there is not a rating by S&P on the issuer or on an obligation of the issuer, if an obligation of the issuer is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s rating set forth above except that the S&P Rating of such obligation will be (1) one sub-category below the S&P equivalent of the Moody’s rating if such Moody’s rating is “Baa3” or higher and (2) two sub-categories below the S&P equivalent of the Moody’s rating if such Moody’s rating is “Ba1” or lower; provided, that the Aggregate Principal Balance of the Collateral Obligations that may have an S&P Rating derived from a Moody’s rating as set forth in this clause (i) may not exceed 10% of the Total Capitalization; or

(c) a credit estimate in accordance with the procedures set forth in the definition of S&P Credit Estimate; provided that, until the receipt from S&P of such credit estimate, such Collateral Obligation will have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Administrative Agent that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and will be at least equal to such rating; provided further, that if the Collateral Manager has not applied for a credit estimate within 90 days after acquisition of such Collateral Obligation, the S&P Rating determined in accordance with the preceding proviso shall be “CCC+” or lower until the Collateral Manager has applied for a credit estimate;

provided that, for purposes of calculating the S&P Weighted Average Rating Factor, the S&P Rating shall be determined in the following manner: each applicable rating on credit watch by S&P that is on (x) positive watch will be treated as having been upgraded by one rating subcategory and (y) negative watch will be treated as having been downgraded by one rating subcategory.

“S&P Recovery Amount” means with respect to any Collateral Obligation, an amount equal to the product of: (a) the Principal Balance of such Collateral Obligation multiplied by (b) the lower of (i) 50% and (ii) the S&P Recovery Rate for such Collateral Obligation.

“S&P Recovery Rate” means with respect to a Collateral Obligation, the recovery rate determined in the manner set forth below.

(a)

(i) If a Collateral Obligation has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:

S&P Recovery Rating of a Collateral Obligation (and Recovery Point Estimate)	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B”	“CCC” or below
1+ (100)	75.0%	85.0%	88.0%	90.0%	92.0%	95.0%	95.0%
1 (95)	70.0%	80.0%	84.0%	87.5%	91.0%	95.0%	95.0%
1 (90)	65.0%	75.0%	80.0%	85.0%	90.0%	95.0%	95.0%
2 (85)	62.5%	72.5%	77.5%	83.0%	88.0%	92.0%	92.0%
2 (80)	60.0%	70.0%	75.0%	81.0%	86.0%	89.0%	89.0%
2 (75)	55.0%	65.0%	70.5%	77.0%	82.5%	84.0%	84.0%
2 (70)	50.0%	60.0%	66.0%	73.0%	79.0%	79.0%	79.0%
3 (65)	45.0%	55.0%	61.0%	68.0%	73.0%	74.0%	74.0%
3 (60)	40.0%	50.0%	56.0%	63.0%	67.0%	69.0%	69.0%
3 (55)	35.0%	45.0%	51.0%	58.0%	63.0%	64.0%	64.0%
3 (50)	30.0%	40.0%	46.0%	53.0%	59.0%	59.0%	59.0%
4 (45)	28.5%	37.5%	44.0%	49.5%	53.5%	54.0%	54.0%
4 (40)	27.0%	35.0%	42.0%	46.0%	48.0%	49.0%	49.0%
4 (35)	23.5%	30.5%	37.5%	42.5%	43.5%	44.0%	44.0%
4 (30)	20.0%	26.0%	33.0%	39.0%	39.0%	39.0%	39.0%
5 (25)	17.5%	23.0%	28.5%	32.5%	33.5%	34.0%	34.0%
5 (20)	15.0%	20.0%	24.0%	26.0%	28.0%	29.0%	29.0%
5 (15)	10.0%	15.0%	19.5%	22.5%	23.5%	24.0%	24.0%
5 (10)	5.0%	10.0%	15.0%	19.0%	19.0%	19.0%	19.0%
6 (5)	3.5%	7.0%	10.5%	13.5%	14.0%	14.0%	14.0%
6 (0)	2.0%	4.0%	6.0%	8.0%	9.0%	9.0%	9.0%
	Recovery rate

*	From S&P’s published reports. If a recovery point estimate is not available for a given loan; the lower range for the applicable recovery rating should be assumed.

(ii) If (x) a Collateral Obligation does not have an S&P Recovery Rating, and such Collateral Obligation is a second lien loan and (y) the issuer of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation (a “Senior Debt Instrument”) that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:

For Collateral Obligations Domiciled in Group A

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	0%	0%	0%	0%	0%	0%
	Recovery rate

For Collateral Obligations Domiciled in Group B

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	0%	0%	0%	0%	0%	0%
	Recovery rate

For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	10%	12%	14%	16%	18%	20%
1	10%	12%	14%	16%	18%	20%
2	10%	12%	14%	16%	18%	20%
3	5%	7%	9%	10%	11%	12%
4	2%	2%	2%	2%	2%	2%
5	0%	0%	0%	0%	0%	0%
6	0%	0%	0%	0%	0%	0%
	Recovery rate

(b) If a recovery rate cannot be determined using clause (a), the recovery rate shall be determined using the following table.

Recovery rates for obligors Domiciled in Group A, B or C:

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
Senior Secured Loans*
Group A	50%	55%	59%	63%	75%	79%
Group B	39%	42%	46%	49%	60%	63%
Group C	17%	19%	27%	29%	31%	34%
Senior Secured Loans (Cov-Lite Loans) and Senior Secured Notes*
Group A	41%	46%	49%	53%	63%	67%
Group B	32%	35%	39%	41%	50%	53%
Group C	17%	19%	27%	29%	31%	34%

Second Lien Loans, First Lien Last-Out Loans
Group A	18%	20%	23%	26%	29%	31%
Group B	13%	16%	18%	21%	23%	25%
Group C	10%	12%	14%	16%	18%	20%
	Recovery rate

Group A:  Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Japan, Luxembourg, The Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, U.K., U.S.

Group B:  Brazil, the Czech Republic, Italy, Mexico, Poland, South Africa **

Group C:  Dubai International Financial Centre, Greece, India, Indonesia, Kazakhstan, Romania, Russia, Turkey, Ukraine, United Arab Emirates, Vietnam and others not in Group A or Group B**

*

Solely for the purpose of determining the S&P Recovery Rate for such loan, no loan will constitute a “Senior Secured Loan” or “Senior Secured Note” unless such loan (a) is secured by a valid first priority security interest in collateral, (b) in the Collateral Manager’s commercially reasonable judgment (with such determination being made in good faith by the Collateral Manager at the time of such loan’s purchase and based upon information reasonably available to the Collateral Manager at such time and without any requirement of additional investigation beyond the Collateral Manager’s customary credit review procedures), is secured by specified collateral that has a value not less than an amount equal to the sum of (i) the aggregate principal amount of all loans senior or pari passu to such debt and (ii) the outstanding principal balance of such debt, which value may be derived from, among other things, the enterprise value of the issuer of such debt, excluding any debt secured primarily by equity or goodwill and (c) is not secured primarily by common stock or other equity interests (provided that the terms of this footnote may be amended or revised at any time by a written agreement of the Borrower, the Collateral Manager and the Administrative Agent (without the consent of any Lender), subject to rating agency confirmation from S&P only, in order to conform to S&P then-current criteria for such loans). For the avoidance of doubt, if a Cov-Lite Loan is also a First Lien Last-Out Loan, a Second Lien Loan or an unsecured loan, the S&P Recovery Rate for such loan will be determined in accordance with “Second Lien Loans, First Lien Last -Out Loans, unsecured loans” hereunder.

**

In each case, or such other countries identified as such by S&P in a press release, written criteria or other public announcement from time to time or as may be notified by S&P to the Collateral Manager from time to time.

“S&P Weighted Average Rating Factor”: As of any date of determination, the number obtained by (a) summing the products for each Collateral Obligation (other than Defaulted Loans) of (i) the Principal Balance on such date of such Collateral Obligation by (ii) the S&P Rating Factor of such Collateral Obligation and (b) dividing such sum by the aggregate Principal Balance on such date of all Collateral Obligations (other than Defaulted Loans).

“S&P Rating Factor”: For any Collateral Obligation, the number set forth in the table below opposite the S&P Rating for such Collateral Obligation:

S&P Rating	S&P Global Ratings’ rating factor
AAA	13.51
AA+	26.75
AA	46.36
AA-	63.90
A+	99.50
A	146.35
A-	199.83
BBB+	271.01
BBB	361.17
BBB-	540.42
BB+	784.92
BB	1233.63
BB-	1565.44
B+	1982.00
B	2859.50
B-	3610.11
CCC+	4641.40
CCC	5293.00
CCC-	5751.10
CC	10,000.00
SD	10,000.00
D	10,000.00

“Sale Proceeds” means all proceeds (excluding accrued interest, if any) received with respect to Collateral as a result of sales of such Collateral less any reasonable expenses incurred by the Borrower, the Collateral Manager or the Collateral Agent (other than amounts payable as Administrative Expenses) in connection with such sales.

“Sanctioned Country” means any country, region or territory that is the subject or target of comprehensive or country- or territory-wide Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk and Luhansk regions of Ukraine.

“Sanctioned Person” means a Person that is (a) listed on, owned or controlled by or acting for or on behalf of any Person listed on any Sanctions List, (b) located in, incorporated or organized under the laws of, or owned (directly or indirectly) or controlled by, or acting on behalf of, a Person located in, incorporated or organized under the laws of, a Sanctioned Country, (c) otherwise a target of any Sanctions, or (d) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in (a)-(c).

“Sanctions” means the economic or trade sanctions Laws, regulations, embargoes, or restrictive measures promulgated, administered, enacted or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means the United States, the United Nations, the United Nations Security Council, the European Union, the member states of the European Union, the United Kingdom, and the respective Governmental Authorities of any of the foregoing tasked with promulgating, administering, enacting or enforcing Sanctions, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury.

“Sanctions Lists” means any list maintained by, or public announcement of Sanctions designation made by, any Sanctions Authority (each as amended, supplemented, or substituted from time to time), including but not limited to the following lists maintained by OFAC: the List of Specially Designated Nationals and Blocked Persons, the Sectoral Sanctions Identifications List, the Non-SDN Menu-Based Sanctions List, and the Foreign Sanctions Evaders List.

“Scheduled Distribution” means, with respect to any Collateral Obligation, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Obligation, determined in accordance with the assumptions specified in Section 1.3.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Loan” means any origination or assignment of loan that: (a) is not by its terms (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of the loan (other than with respect to trade claims, capitalized leases or similar obligations) but which is subordinated (with respect to liquidation preferences with respect to the primary pledged collateral securing such loan) to a Senior Secured Loan of the Obligor; (b) is secured by a pledge of collateral which security interest is validly perfected and second priority (subject to liens permitted under the related Underlying Instrument that are reasonable and customary for similar loans) under Applicable Law (other than a loan that is second priority to a Permitted Working Capital Lien); and (c) the Collateral Manager determines in good faith that the cash flow generating capability of any Obligor on or about the related Borrowing Date is sufficient, together with such collateral specified in clause (a), to pay or refinance the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loan of equal or higher seniority secured by the same collateral.

“Secured Obligations” means all obligations, liabilities and Indebtedness of every nature of the Borrower, from time to time owing to the Agents, the Lenders and the other Secured Parties, under or in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the unpaid principal amount of, and interest on (including interest which, but for the commencement of an insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or with respect to any of its assets, would have accrued on any Secured Obligation, whether or not a claim is allowed against the Borrower for such interest in any such case or proceeding), all Loans then outstanding, and (b) all fees, expenses, indemnity payments and other amounts owed to any Secured Party pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

“Secured Parties” means, collectively, the Agents, the Securities Intermediary, the Document Custodian and the Lenders.

“Securities Intermediary” means U.S. Bank National Association in its capacity as securities intermediary under the Account Control Agreement.

“Seller” means the Fund.

“Selling Institution” means an entity obligated to make payments to the Borrower under the terms of a Participation Interest (other than an Affiliate Participation).

“Senior Authorized Officer” means, with respect to any Person, any officer of such Person that is a chief executive officer, chief operating officer, chief financial officer, investment committee voting member, partner, chief credit officer, credit committee member, executive vice president or president (or, in each case, any other officer with a position analogous to those identified above and in the case of any limited liability company, any manager) or any other officer responsible for the administration of the Collateral or the performance of such Person’s obligations under the Loan Documents.

“Senior Revolver Facility” means with respect to any Collateral Obligation, a senior secured revolving facility incurred by the Obligor of such Collateral Obligation that is prior in right of payment to such Collateral Obligation so long as the outstanding principal balance and unfunded commitments of such facility does not exceed 15% of the sum of (x) the outstanding principal balance of the Collateral Obligation, plus (y) the outstanding principal balance and unfunded commitments of such revolving facility, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is pari passu with such Collateral Obligation.

“Senior Secured Loan” means any origination or assignment of a loan (other than, except as otherwise explicitly stated herein, a First Lien Last-Out Loan) that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such loan (subject to customary exceptions for permitted liens including an Obligor’s obligations thereunder in respect of its trade claims, accounts receivables, inventory, capitalized leases and similar obligations and Senior Revolver Facilities) other than a Working Capital Facility (solely with respect to liquidation preferences with respect to the primary pledged collateral securing such Working Capital Facility); (b) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such loan (subject to customary exceptions for permitted liens); (c) the value of the collateral securing such loan at the time of origination or acquisition together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) to repay such loan in accordance with its terms and to repay all other such loans of equal seniority secured by a first lien or security interest in the same collateral.

“Senior Secured Note” means any debt obligation issued by a corporation, partnership, limited liability company or trust that constitutes borrowed money and is in the form of, or represented by, a note (other than any note evidencing a Loan), certificated debt security or other debt security that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such note (subject to customary exceptions for permitted liens including an Obligor’s obligations thereunder in respect of its trade claims, accounts receivables, inventory, capitalized leases and similar obligations and Senior Revolver Facilities) other than a Working Capital Facility (solely with respect to liquidation preferences with respect to the primary pledged collateral securing such Working Capital Facility); (b) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such note (subject to customary exceptions for permitted liens); (c) the value of the collateral securing such note at the time of origination or acquisition together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) to repay such note in accordance with its terms and to repay all other such debt of equal seniority secured by a first lien or security interest in the same collateral; and (d) does not constitute a Bond (or other similar debt obligation with a public rating).

“Similar Law” means any federal, state, local or non-U.S. laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“SOFR” means a rate equal to the secured overnight financing rate administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at http://www.newyorkfed.org, (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Loans” means Loans accruing interest at an Applicable Rate based upon Term SOFR.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Stated Maturity” means September 19, 2029.

“Step-Down Loan” means an obligation or security which by the terms of the applicable Underlying Instruments provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that, an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Down Loan.

“Step-Up Loan” means an obligation or security which by the terms of the applicable Underlying Instruments provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that, an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Up Loan.

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly by, referenced to, and/or representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that any Working Capital Facility and loans directly to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subsidiary” means any corporation, limited partnership, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Supported QFC” has the meaning specified in Section 12.23.

“Synthetic Security” means a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Tax Account Reporting Rules” means FATCA and any other laws, intergovernmental agreements, administrative guidance or official interpretations, adopted or entered into on, before or after the date of this Agreement, by one or more governments providing for the collection of financial account information and the automatic exchange of such information between or among governments for purposes of improving tax compliance and any laws, intergovernmental agreements or other guidance adopted pursuant to the global standard for automatic exchange of financial account information issued by the Organization for Economic Co-operation and Development (as amended).

“Tax Subsidiary” means an entity treated as a corporation for U.S. federal income tax purposes, 100.00% of the equity interests in which are directly or indirectly owned by the Borrower.

“Taxes” has the meaning set forth in Section 11.4(a).

“Term SOFR” means, for any calculation with respect to a Borrowing, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, at any time, the sum of (a) the Principal Collateralization Amount, plus (b) the aggregate amount of the Undrawn Commitments in excess of the Net Aggregate Exposure Amount; provided, so long as the Principal Collateralization Amount pursuant to clause (a) above does not exceed $100,000,000, the Total Capitalization shall not exceed $100,000,000.

“Total Commitments” means, as of any date of determination, the aggregate amount of the Commitments (drawn or undrawn) on such date, which as of the Closing Date is $150,000,000 (as such amount may be reduced from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.13 or Section 12.5).

“Total Leverage Ratio” means, with respect to any Collateral Obligation for any Relevant Test Period, the meaning of “Total Leverage Ratio” or any comparable definition in the related Underlying Instrument for each such Collateral Obligation, and in any case that “Total Leverage Ratio” or such comparable definition is not defined in such Underlying Instrument, the ratio of (a) Indebtedness minus Unrestricted Cash to (b) EBITDA of the applicable Obligor and its consolidated subsidiaries, in each case for such Relevant Test Period, as calculated by the Collateral Manager in accordance with the Collateral Manager Standard in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instrument and, with respect to any Collateral Obligation with respect to which the Obligor has undergone a material acquisition, merger or other similar material corporate event within the Relevant Test Period, calculated on a pro forma basis as if such event had occurred at the beginning of the Relevant Test Period so long as such pro forma calculation is provided for in the related Underlying Instrument (or, in the case of a Collateral Obligation for which the related Underlying Instrument has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Obligation or as otherwise determined by the Collateral Manager in accordance with the Collateral Manager Standard).

“Transferred Loan” has the meaning assigned to such term in the Loan Sale Agreement.

“Treasury Regulations” means the tax regulations issued by the United States Internal Revenue Service.

“TTM Recurring Revenue” means, with respect to any obligor and any date, the recurring revenue for such obligor for the trailing twelve months ending on such date, as calculated by the Collateral Manager in good faith in accordance with the Collateral Manager Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the Underlying Instrument.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Instruments” means all credit agreements, indentures, note purchase agreements, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Collateral Obligation or Eligible Investment or other investment with respect to any Collateral or proceeds thereof (including the applicable underlying instruments), together with all of the Borrower’s right, title and interest in and to all property or assets securing or otherwise relating to any Collateral Obligation or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof or any Underlying Instrument and a certified copy of each agreement under which the Borrower sells a participation interest in any Collateral Obligation pursuant to Section 10.1 or sells all or any part of a Collateral Obligation by assignment pursuant to Section 10.1; provided, however, that for purposes of Article XIV and delivery of Custodial Documents to the Document Custodian, “Underlying Instruments” shall mean with respect to a Collateral Obligation, the related credit agreements, indentures, note purchase agreements, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to such Collateral Obligation, as identified on the related Loan Checklist for such Collateral Obligation, and a certified copy of each agreement under which the Borrower sells a participation interest in any Collateral Obligation pursuant to Section 10.1 or sells all or any part of a Collateral Obligation by assignment pursuant to Section 10.1.

“Undrawn Commitment” means, with respect to any Lender at any time, an amount (which may not be less than zero) equal to (a) such Lender’s Commitment at such time minus (b) the aggregate outstanding principal amount of Loans held by such Lender at such time.

“Unfunded Amount” means, at any time, the sum of (a) the aggregate Exposure Amount at such time plus (b) the aggregate Unsettled Amount at such time.

“Unfunded Reserve Account” means the account established pursuant to Section 8.3(b).

“Unfunded Reserve Loan” has the meaning set forth in Section 2.1.

“United States” means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Cash” has the meaning assigned to the term “Unrestricted Cash” or any comparable term defined in the Underlying Instruments for each Collateral Obligation, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than statutory liens, liens of depository institutions and blanket liens permitted under or granted in accordance with such Underlying Instruments).

“Unsettled Amount” as of any date means the aggregate purchase price amount in respect of any Collateral Obligations that the Borrower has entered into a binding commitment to originate or acquire but has not yet settled.

“Unused Fee” means the Unused Fee due and payable under the MUFG Margin Letter.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 12.23.

“Utilization Ratio” means an amount (expressed as a percentage) equal to (x) the aggregate principal amount of the Loans outstanding at such time, divided by (y) the aggregate Total Commitment of all Lenders.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Collateral Obligations, the number obtained by dividing:

(i) the amount obtained by summing the products obtained by multiplying (a) the Advance Rate of each such Collateral Obligation by (b) such Collateral Obligation’s Adjusted Eligible Loan Balance,

by

(ii) the aggregate of the Adjusted Eligible Loan Balance of all Collateral Obligations;

provided that, for purposes of calculating the Weighted Average Advance Rate, the “Adjusted Eligible Loan Balance” shall mean the Collateral Obligation’s purchase price (expressed as a percentage) multiplied by (ii) such Collateral Obligation’s Principal Balance at such date of determination; provided, that if a Collateral Obligation’s purchase price (expressed as a percentage) is greater than or equal to 97.0% of par, such Collateral Obligation shall be deemed to have been acquired at par.

“Weighted Average Life” means, as of any Measurement Date, the number obtained by (a) for each Collateral Obligation (other than a Defaulted Loan), multiplying the amount of each Scheduled Distribution of principal (treating each Revolving Collateral Obligation and Delayed Drawdown Loan as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Distributions (treating each Revolving Collateral Obligation and Delayed Drawdown Loan as if the same were fully funded) of principal due on all the Collateral Obligations (other than Defaulted Loans) as of such Measurement Date.

“Weighted Average Debt Service Coverage Ratio Test” means a test satisfied on any Measurement Date if the weighted average of the Debt Service Coverage Ratio of all Collateral Obligations (excluding Recurring Revenue Loans) owned by the Borrower is equal to or greater than 1.50:1.00.

“Weighted Average Life Test” means a test satisfied on any Measurement Date if the Weighted Average Life of all Collateral Obligations as of such date is less than or equal to 7.0 years.

“Weighted Average Net Revenue Retention Rate Test” means a test satisfied if the weighted average of the Net Revenue Retention Rate (or if unavailable as of the most recent Measurement Date, the Gross Revenue Retention Rate) of all Recurring Revenue Loans owned by the Borrower, measured as of the most recent Measurement Date, is greater than or equal to 90%.

“Weighted Average Spread” means, with respect to Floating Rate Obligations (in each case excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such Collateral Obligation (plus for any Collateral Obligation, any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over Term SOFR or the applicable index with respect to which interest on such Floating Rate Obligation is calculated as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Floating Rate Obligation as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Obligation that is a Revolving Collateral Obligation or Delayed Drawdown Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Obligation as of such date; and

(y) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Floating Rate Obligations, and rounding the result up to the nearest 0.001%.

“Weighted Average Spread Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Spread equals or exceeds 4.75%.

“Working Capital Facility” means, with respect to any Collateral Obligation, a secured lending facility incurred by the principal Obligor of such Collateral Obligation that is prior in right of payment to such Collateral Obligation (it being understood that any such secured lending facility may be secured on a junior lien basis by other assets of the related Obligor); provided that the total commitment of such secured lending facility does not exceed the greater of (a) 1.5x of the EBITDA as of the Relevant Test Period most recently ended and (b) 25% of the sum of (x) the outstanding principal balance and unfunded commitments, if any, of such secured lending facility plus (y) the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is pari passu with such Collateral Obligation.

“Zero Coupon Loan” means a Collateral Obligation that at the time of acquisition does not by its terms provide for periodic payments of interest in Cash.

Section 1.2 Accounting Terms and Determinations and UCC Terms.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

(b) Unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.3 Assumptions and Calculations with respect to Collateral Obligations.

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Obligations, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Obligations and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to this Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) Scheduled interest due on Collateral Obligations on which payments are subject to withholding taxes will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any “gross-up” payments required to be made by the related Obligor pursuant to such loan’s Underlying Instruments.

(b) Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(c) The determination of the percentage of Total Capitalization that would be represented by a specified type of Collateral Obligations will be calculated by dividing the Aggregate Maximum Principal Balance of such specified type of Collateral Obligations by Total Capitalization. For purposes of this Section 1.3(c), a “type” of Collateral Obligation shall correspond to each clause of the definition of “Concentration Limitations” and clause (e) of the definition of “Eligibility Criteria”.

(d) Any portion of a Collateral Obligation or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Obligation hereunder.

(e) For purposes of calculating the Overcollateralization Ratio Test, except as otherwise specified in the Overcollateralization Ratio Test, such calculations will not include scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made.

(f) For each Due Period and as of any date of determination, the Scheduled Distribution on any Collateral Obligations (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Due Period in respect of such Collateral Obligations (including the proceeds of the sale of such Collateral Obligations received and, in the case of sales which have not yet settled, to be received during such Due Period) and not reinvested in additional Collateral Obligations or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2 that, if received as scheduled, will be available in the Collection Account at the end of such Due Period and (ii) any such amounts received in prior Due Periods that were not disbursed on a previous Quarterly Distribution Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2.

(g) Each Scheduled Distribution receivable with respect to a Collateral Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Loans or other amounts payable pursuant to this Agreement.

(h) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(i) For purposes of calculating all Concentration Limitations, in the numerator of any component of the Concentration Limitations, Defaulted Loans will be treated as having a Maximum Principal Balance equal to the Recovery Value.

(j) Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Test. For purposes of calculating the S&P Weighted Average Rating Factor, any Collateral Obligation that is a Current Pay Obligation or a Defaulted Loan shall be excluded.

(k) If withholding tax is imposed on any Collateral held by a Tax Subsidiary, the calculations of the Weighted Average Spread Test will be made on a net basis after taking into account such withholding, unless the Obligor is required to make “gross-up” payments to the Borrower or the Tax Subsidiary that cover the full amount of any such withholding tax on an after-tax basis pursuant to the Underlying Instrument with respect thereto.

(l) For purposes of calculating the Overcollateralization Ratio Test, the Collateral Quality Test and the Concentration Limitations, capitalized or deferred interest (and any other interest that is not paid in cash) on Collateral Obligations will be excluded, other than any capitalized or deferred interest that is acquired using Principal Proceeds or the proceeds of any Borrowing.

(m) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Obligation include references to the Borrower’s making or origination of such Collateral Obligation. Portions of the same Collateral Obligation acquired or originated by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Obligations or Delayed Drawdown Loans) will, for purposes of determining the purchase price of such Collateral Obligation, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Obligation).

(n) For purposes of calculating the Weighted Average Spread, (i) a Collateral Obligation that is a Step-Down Loan will be treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Obligation and (ii) a Collateral Obligation that is a Step-Up Loan will be treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.

(o) For purposes of calculating compliance with any tests under this Agreement (including without limitation the Overcollateralization Ratio Test, the Collateral Quality Test and the Concentration Limitations), the trade date the Borrower commits to acquire or dispose of the asset (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred; provided that if any Borrowing with respect to the acquisition of a Collateral Obligation is anticipated to be drawn by the Borrower at a later date, such calculations on the trade date for such Collateral Obligation will assume that the Borrowing has occurred as of such trade date.

(p) For the avoidance of doubt, a failure to satisfy the Eligibility Criteria upon the acquisition or origination of a debt obligation or a breach of Section 5.11 shall not occur solely as a result of any property of an Obligor being subject to a Lien imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith.

(q) For purposes of calculating the Principal Collateralization Amount and the Investment Criteria Adjusted Balance, Discount Loans shall be allocated so as to result in the lowest possible calculation of the Principal Collateralization Amount and the Investment Criteria Adjusted Balance.

(r) If a Collateral Obligation included in the Collateral would be deemed a Current Pay Obligation but for the applicable percentage limitation in the proviso to the definition of “Defaulted Loan,” then the Current Pay Obligations with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the Principal Balance of such Current Pay Obligations as of the date of determination) shall be deemed Defaulted Loans. Each such Defaulted Loan will be treated as a Defaulted Loan for all purposes until such time as the Aggregate Principal Balance of Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Loan, the applicable percentage of Total Capitalization.

(s) An asset held by a Tax Subsidiary will be treated as a Collateral Obligation or an Equity Security, as applicable, for all purposes of this Agreement and other Loan Documents (except to the extent expressly provided otherwise) to the same extent as if the asset were owned directly by the Borrower (including with respect to the Collateral Quality Test and the Eligibility Criteria).

Section 1.4 Cross-References; References to Agreements. “Herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Section 1.5 Reference to Secured Parties. In each case herein where any payment or distribution is to be made or notice is to be given to the “Secured Parties”, such payments and distributions in respect of the Lenders shall be made to the Collateral Agent and such notices in respect of the Lenders shall be made to the Administrative Agent.

ARTICLE II

THE LOANS

Section 2.1 The Commitments. On the terms and subject to the applicable conditions hereinafter set forth, including, without limitation, Article III:

(a) Each Lender severally agrees to make loans to the Borrower (each, a “Loan”) from time to time on any Business Day during the period from the Business Day after the Closing Date through the end of the Commitment Period, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Lender’s Commitment and

(ii) as to all Lenders, the Total Commitment at such time. Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) the Loans under this Section 2.1 and prepay the Loans under Section 2.7. Each such borrowing of a Loan on a Borrowing Date is referred to herein as a “Borrowing” or “Borrowings”.

(b) Each Lender severally agrees, on the last day of the Revolving Period (except if the Revolving Period terminates as a result of clause (b) or (d) of the definition thereof) to make a Loan (and the Borrower hereby directs that such Loan be made) in an amount equal to its Percentage Share of the Net Aggregate Exposure Amount as of the date such Loan is made (such Loan, the “Unfunded Reserve Loan”), but only to the extent that its Percentage Share does not exceed its Undrawn Commitment in respect of its Loans. The Borrower shall deposit the proceeds of such Loans in the Unfunded Reserve Account such that the amounts on deposit in the Unfunded Reserve Account equal the Unfunded Amount.

Section 2.2 Borrowings.

(a) If the Borrower desires to request a Borrowing under this Agreement it shall give the Agents a written notice in substantially the form set forth on Exhibit B hereto (each, a “Notice of Borrowing”), which Notice of Borrowing (including a Borrowing Calculation Statement) shall promptly be sent by the Administrative Agent to each applicable Lender for such Borrowing not later than 2:00 p.m. (New York City time) at least one Business Day prior to the day of the requested Borrowing.

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, and the Borrower shall attach a Borrowing Calculation Statement (which Borrowing Calculation Statement shall give pro forma effect to any Collateral Obligation being acquired with the proceeds of such Borrowing on such date or the following Business Day), dated the date the request for the related Borrowing is being made, signed by an Authorized Officer of the Borrower and otherwise be appropriately completed (including an indication by the Borrower of the Class or Classes proposed to be funded). Proceeds of each Borrowing may only be used (a) for the acquisition and origination of Collateral Obligations during the Revolving Period (and after the Revolving Period only for the acquisition and origination of Collateral Obligations committed to during the Revolving Period, subject to Section 5.8) and (b) to fund Exposure Amounts. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling during the Commitment Period;

The amount of the Borrowing requested in each Notice of Borrowing (the “Requested Amount”) shall be equal to at least $250,000 and integral multiples of $1,000 in excess thereof (or, if less, the aggregate Undrawn Commitments in respect of the Loans hereunder); provided that (a) such Requested Amount may not exceed the Advance Rate with respect to a Collateral Obligation to be acquired using the proceeds of such Borrowing (which, for avoidance of doubt, will be calculated on a per Collateral Obligation basis); and (b) such Requested Amount may not exceed a Lender’s Commitment and as to all Lenders, the Total Commitment at such time.

Each Notice of Borrowing shall be revocable by the Borrower only if written notice of such revocation is given to the Lenders and the Administrative Agent (with a copy to the Collateral Agent) no later than 2:00 p.m. (New York City time) on the date that is one Business Day before the date of the related Borrowing. Notices of Borrowing shall otherwise be irrevocable.

(b) Each Lender shall, not later than 1:00 p.m. (New York City time) on each Borrowing Date in respect of the Loans to be funded by it hereunder, make its Percentage Share of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to an account specified by the Borrower in the Notice of Borrowing.

(c) The failure of any Lender to fund any Loan on a Borrowing Date hereunder shall not relieve any other Lender of any obligation hereunder to fund any Loan on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Lender shall have failed to fund its Percentage Share of a previously requested Loan on the applicable date of Borrowing and the Borrower provides a new Notice of Borrowing as a result of such failure to fund, then, in each such case, if necessary to make such Borrowing, the Borrower shall be permitted a single additional Borrowing without regard to the minimum funding limit set forth herein.

Section 2.3 Evidence of Indebtedness; Loan Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Loans funded by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Loans made hereunder shall constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

(b) The Administrative Agent shall maintain, in accordance with its usual practices, accounts in which it will record (i) the amount and Class of each Loan funded hereunder to the Borrower, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal sum paid by the Borrower hereunder and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.3 shall, absent manifest error, be prima facie evidence of the existence and amounts of the Loans therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of a conflict between the entries maintained by a Lender and those maintained by the Administrative Agent, the records of the Administrative Agent shall control.

(d) Any Lender may request that its Loans of any Class to the Borrower be evidenced by a Loan Note of such Class. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Loan Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise appropriately completed. Thereafter, the Loans of such Class of such Lender evidenced by such Loan Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.6) be represented by one or more Loan Notes of such Class payable to such Lender (or registered assigns pursuant to Section 12.6), except to the extent that such Lender (or registered assignee) subsequently returns any such Loan Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Loans evidenced by any Loan Note, such Loan Note shall be surrendered to the Administrative Agent promptly (but no more than 5 Business Days) following such payment or prepayment in full. Any such Loan Note shall be cancelled and shall not be reissued, and no Loan Note shall be issued in lieu of any prepaid principal amount of any Loan Note.

Section 2.4 Maturity. Each Loan and each Loan Note shall mature, and the principal amount thereof shall be due and payable, on the Stated Maturity.

Section 2.5 Interest Rates.

(a) The Loans shall be SOFR Loans, except as otherwise provided in this Agreement, including without limitation, in the definition of “Applicable Rate” and Sections 11.1 and 11.2.

(b) Each Loan shall bear interest on the unpaid principal amount thereof, for each day such Loans are outstanding during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate with respect thereto. Such interest shall be payable for each Interest Period on the Quarterly Distribution Date immediately following the end of such Interest Period and on the Stated Maturity.

(c) In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by Applicable Law, overdue interest in respect of all Loans, shall bear interest for each day at the annual rate of the sum of (i) the Applicable Rate for such Loans for such day plus (ii) two percent (the “Default Interest Rate” for such Loans).

(d) The Administrative Agent shall determine each Applicable Rate applicable to each Class of Loans hereunder and the interest payable with respect to each Class of Loans for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions. The Administrative Agent shall give prompt notice to the Borrower, the participating Lenders, the Collateral Agent and the Collateral Administrator of each rate of interest (including the Applicable Rate) so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, the Collateral Agent, the Collateral Administrator or any Lender, deliver to the Borrower, the Collateral Agent, the Collateral Administrator or such Lender, as the case may be, a statement showing the quotations and demonstrating the calculations used by the Administrative Agent, in determining any interest rate pursuant to this Section 2.5.

(e) The Administrative Agent agrees to use its best efforts to obtain quotations of the Benchmark as contemplated by this Agreement.

(f) The Administrative Agent shall provide notice to the Borrower, the Collateral Agent, the Collateral Administrator and the Lenders of any and all Benchmark rate sets on the date that any such rate set is determined.

Section 2.6 Fees.

(a) Minimum Utilization Fees and Unused Fees Payable. On each Quarterly Distribution Date, the Borrower shall, subject to Section 11.5(b)(ii), pay to the Lenders pursuant to Section 6.4 or 9.1, as applicable, ratably in proportion to their respective Percentage Shares, pay to the Administrative Agent (for the account of the Lenders on a pro rata basis) the Minimum Utilization Fee and the Unused Fee. The Minimum Utilization Fee and the Unused Fee shall be payable quarterly in arrears on the Quarterly Distribution Date immediately following each Interest Period for which such fees accrue as provided in the Priority of Payments and shall be calculated by the Administrative Agent pursuant to Section 2.10.

(b) Make-Whole Fee Payable. If the Commitments are reduced or terminated in whole or in part pursuant to Section 2.7, then Borrower shall pay to the Lenders, ratably in proportion to their respective Percentage Shares, to the Administrative Agent a Make-Whole Fee; provided that no Make-Whole Fee shall be due (i) with respect to a prepayment in connection with a CLO Take-Out, (ii) any Lender that charges increased costs pursuant to Section 11.3, (iii) with respect to a prepayment in connection with an acceleration of the Loans after the declaration of an Event of Default or (iv) with respect to any prepayment made to cure any failure of the Overcollateralization Ratio Test to be satisfied.

(c) Fees Non-Refundable. All fees set forth in this Section 2.6 shall be deemed to have been earned on the date such payment is due in accordance with the provisions of this Agreement and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions of this Agreement shall be binding upon the Borrower and shall inure to the benefit of the Lenders regardless of whether any Loans are actually made.

Section 2.7 Reduction of Commitments; Prepayments.

(a) Reduction and Termination.

(i) The Total Commitment (and the Commitment of each Lender) shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Commitment Period.

(ii) The Borrower shall have the right at any time to reduce (including a reduction in full that results in a termination of the Commitments) the Total Commitment by an amount specified by the Borrower (such amount, the “Commitment Reduction Amount”) upon not less than one Business Day’s prior written notice (in substantially the form as set out in Exhibit J), including a Borrowing Calculation Statement to the Lenders and the Administrative Agent, which notice shall specify the effective date of such reduction, and on such effective date the Total Commitment shall be reduced by the Commitment Reduction Amount; provided that, in case of a reduction in full that results in a termination of the Commitments, all amounts in respect of the Loans and all other Obligations with respect thereto due under this Agreement and the other Loan Documents are satisfied in full, including without limitation all principal, interest, the Minimum Utilization Fees, the Make-Whole Fees, the Unused Fees and Administrative Expenses. Such notice of reduction (1) shall be effective only upon receipt by the Administrative

Agent of the prior written notice, accompanied by payment of a prepayment fee equal to the Make-Whole Fee, (2) shall permanently reduce (and, in the case of a reduction in full, shall terminate) the Commitments of each Lender on the date specified in such notice and (3) shall specify the Commitment Amount; provided that no such reduction shall reduce the Total Commitment below the aggregate principal amount of the Loans at such time.

(iii) The Total Commitment (and the Commitment of each Lender), once terminated or reduced may not be reinstated.

(iv) The Borrower will not reduce the Total Commitment if, after giving effect to such reduction or termination, such reduction would result in a Commitment Shortfall.

(b) [Reserved].

(c) Prepayments on Quarterly Distribution Dates. If applicable pursuant to the Priority of Payments, the Loans may be prepaid in whole or in part on the applicable Quarterly Distribution Date in accordance with Article IX. Each such prepayment of Loans shall result in a permanent reduction (or termination, as applicable) of the Commitments.

(d) Other Prepayments. Subject to the requirements that after giving effect to the proposed prepayment (x) there will be sufficient funds in the Collection Account to make all payments described in clauses (A) through (B) of Section 9.1(a)(i) on the next Quarterly Distribution Date and (y) there is no Commitment Shortfall, on any Business Day that is not a Quarterly Distribution Date, the Borrower may (A) not later than 2:00 p.m. (New York City time) at least one Business Day prior to the day of the proposed prepayment, provide written notice (in substantially the form attached hereto as Exhibit J, including a Borrowing Calculation Statement, and which shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in this Section 2.7(d) with respect to such proposed prepayment) to the Agents, prepay all or any portion of the Loans then outstanding, by paying to the Collateral Agent for the account of the Lenders the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Proceeds) together with accrued interest (including any accrued and unpaid interest amounts), Make-Whole Fees, Minimum Utilization Fees and Unused Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Proceeds), any amount due pursuant to Section 2.9 (from amounts on deposit in the Collection Account constituting Principal Proceeds), and a prepayment fee to the Administrative Agent equal to the Make-Whole Fee; provided that any prepayments of Loans made pursuant to this clause: (A) shall (x) result in the reduction and, as applicable, termination, of the Commitments on a dollar-for-dollar basis and (y) be allocated to the Loans based on a pro rata basis and (B) on any Business Day that is not a Quarterly Distribution Date during the Revolving Period, if the Overcollateralization Ratio Test is maintained or improved after giving effect thereto, upon at least one Business Day’s notice to the Agents, prepay all or any portion of the Loans then outstanding by paying the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Proceeds) together with accrued interest, Make-Whole Fees, Minimum Utilization Fees and Unused Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Proceeds) and any amounts due pursuant to Section 2.9 (from amounts on deposit in the Collection Account constituting Principal Proceeds); provided that any prepayments of the Loans made pursuant to this clause (B) shall not result in any reduction in the Commitments at such time and such prepaid amounts under the Loans may be re-borrowed in accordance with the terms of this Agreement.

Each notice of such prepayment shall be effective upon receipt and shall be dated the date such notice is being given, signed by an Authorized Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Loans by the Borrower pursuant to this Section 2.7(d) shall in each case be in a principal amount of at least $250,000 per Class or a whole multiple of $1,000 in excess thereof or, if less, the entire outstanding principal amount of such Loans. If a notice of such prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice (including any applicable prepayment fees) shall be due and payable on the date specified therein. Each prepayment pursuant to this Section 2.7(d) shall be subject to Section 2.9. All prepayments of Loans pursuant to this Section 2.7(d) shall be applied in accordance with the procedures set forth in Section 2.7(g) and shall not be subject to the Priority of Payments.

Notwithstanding anything to the contrary in this Section 2.7(d), if such prepayment and/or merger is made in connection with the CLO Take-Out, the above-required notices shall be deemed given by the Borrower on the pricing date of the CLO Take-Out. On the CLO Take-Out Date, the Borrower shall prepay all or any portion of the Loans then outstanding, together with accrued interest (including any accrued and unpaid interest amounts), Minimum Utilization Fees and Unused Fees, if applicable, thereon to the date of prepayment, any accrued and unpaid amounts due pursuant to Section 2.9, if applicable, and all other accrued and unpaid Obligations in full.

(e) Upon receipt of a notice of reduction or prepayment from the Borrower pursuant to Section 2.7(a)(ii) or 2.7(d), the Administrative Agent shall promptly notify each Lender, of the contents thereof and of such Lender’s ratable share (if any) of such reduction or prepayment, as applicable, and such notice shall thereafter be revocable by written notice to the Administrative Agent by the Borrower no later than 2:00 p.m. (New York City time) one Business Day before the date set forth by the Borrower in the applicable notice of reduction or prepayment as the reduction or prepayment date. Upon the expiration of such time period, the notice of reduction or prepayment shall be irrevocable; provided that any such notice may provide that repayment shall be subject to and contingent on the consummation of alternative financing.

(f) All reductions of the Commitments pursuant to this Agreement shall be permanent, and the Commitments, once reduced, shall not be reinstated. All prepayments of the Loans of any Class shall be applied to the outstanding principal amount of the Loans of such Class of each applicable Lender on a pro rata basis.

Section 2.8 General Provisions as to Payments.

(a) The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, neither Agent shall be responsible for the failure of any Lender to make any Loan, and no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(b) Except as otherwise provided in Section 2.7(d), all payments by the Borrower pursuant to this Agreement or any of the Loan Documents in respect of principal of, or interest on or other amounts owing in respect of, the Loans shall be made in Dollars pursuant to the Priority of Payments. All amounts payable to the Lenders, the Administrative Agent or the Collateral Agent under this Agreement or otherwise (including, but not limited to, fees) shall be paid to the Lenders, the Administrative Agent or the Collateral Agent for the account of the Person entitled thereto. All payments hereunder or under the other Loan Documents shall be made, without setoff or counterclaim, in funds immediately available, to each Lender, the Administrative Agent or the Collateral Agent at its address referred to in Section 12.1 or other account as designated to the Borrower in writing. All payments hereunder or under the other Loan Documents to the Lenders, the Administrative Agent or the Collateral Agent shall be made not later than 1:00 p.m. (New York City time) on the date when due.

(c) The Collateral Agent shall promptly distribute to each Lender its ratable share, if any, of each payment received hereunder by the Collateral Agent for the account of the Lenders without setoff or counterclaim. Whenever any payment of principal of, or interest on, the Loans or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, even if such Business Day falls in another calendar month. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.9 Borrowing Losses. If the Borrower (1) makes any payment of principal with respect to any Loan on any day other than on a Quarterly Distribution Date, (2) fails to borrow any Loans after notice thereof has been given to any Lender in accordance with Section 2.2 and not revoked as permitted in this Agreement (other than as a result of a default by any Lender) or (3) fails to prepay any Loans after notice thereof has been given to any Lender in accordance with Section 2.7 and not revoked as permitted in this Agreement, then, in each case, upon written demand therefor from a Lender, any resulting loss or expense reasonably and actually incurred and attributable to such event by it (including, without limitation, (a) in the case of any payment of principal with respect to any Loan on any day other than on a Quarterly Distribution Date, the amount, if any, by which (i) the reasonable and documented losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan being repaid, but excluding in any event the loss of anticipated profits) sustained by such Lender exceed (ii) the income, if any, received by such Lender from such Lender’s investment of the proceeds of such prepayment or (b) in the case of any failure to borrow (other than due to any failure by a Lender to make a Loan for any reason), the amount, if any, by which (i) any losses (excluding loss of anticipated profits), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of the Borrowing requested in such Notice of Borrowing when such Loan, as a result of such failure, is not made on such date exceed (ii) the income, if any, received by such Lender from such Lender’s investment of funds acquired by such Lender to fund the Loan to be made as part of such Borrowing), shall constitute Increased Costs payable by the Borrower on the next Quarterly Distribution Date pursuant to the Priority of Payments.

Section 2.10 Computation of Interest and Fees. Except as otherwise expressly provided herein, interest and fees payable pursuant to this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All amounts payable hereunder shall be paid in Dollars.

Section 2.11 No Cancellation of Indebtedness. Notwithstanding anything to the contrary herein, no Loans may be cancelled, surrendered, abandoned or forgiven except for payment as provided herein.

Section 2.12 Loans Held by Borrower Affiliated Lenders. Notwithstanding anything to the contrary herein, in determining whether Lenders of any Class or Classes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Loans or Commitments held by Borrower Affiliated Lenders shall be disregarded and deemed not to be outstanding.

Section 2.13 Increased Commitments/Additional Loans

(a) At any time during the Revolving Period, the Borrower (or the Collateral Manager on its behalf) may propose to increase the Commitments of the existing Classes of Loans (each such increase being “Increased Commitments”) and to incur additional Loans of each Class (on a pro rata basis with respect to each Class of Loans or, if additional Loans are not being issued, on a pro rata basis for all Classes that are subordinate to the Loans) by the making of additional Loans in an amount of $50,000,000 (“Additional Loans”), by written notice to the Agents and the Lenders; provided that (i) after giving effect to such Increased Commitments, the total Commitment shall not exceed $200,000,000, (ii) the Borrower shall comply with the requirements of Section 3.3 (including satisfaction of the Eligibility Criteria), (iii) the net proceeds of any Additional Loans are used (x) to purchase additional Collateral Obligations, and/or (y) (b) to fund Exposure Amounts and (iv) subject to Section 2.13(f) below, each of the Administrative Agent and each Lender so increasing its Commitment or the aggregate principal amount of its Loans has consented thereto (which may be in the form of an email).

(b) The terms and conditions (other than the Applicable Margin) of the Increased Commitment and Additional Loans of each such Class issued pursuant to this Section 2.13 shall otherwise be identical to those of the initial Commitment of that Class (except that the interest due on the Additional Loans will accrue from the Borrowing Date of such Additional Loans). The Increased Commitment and Additional Loans will rank pari passu in all respects with the initial Loans of such Class.

(c) Any Additional Loans and Increased Commitment issued pursuant to this Section 2.13 will be offered first to the existing Lenders in such amounts as are necessary to preserve their pro rata holdings of the Loans. To the extent that such existing Lenders do not respond affirmatively within five Business Days after the date of the offer for such Additional Loans and Increased Commitment, the Borrower may offer the Additional Loans and Increased Commitments that were previously offered to such existing Lenders to any other financial institution that is eligible at such time to be a Lender pursuant to the terms of this Agreement. For the avoidance of doubt, no consent will be required from any Lender that has not accepted the offer to increase its Commitment or the aggregate principal amount of its Loans.

(d) Each additional Lender shall, upon the making or incurrence of Additional Loans or extension of an Increased Commitment, shall be deemed to be a Lender of the relevant Class for all purposes hereunder.

ARTICLE III

CONDITIONS TO BORROWINGS

Section 3.1 Conditions to Effectiveness.The effectiveness of the Commitments shall occur when each of the following conditions is satisfied (or waived by the Administrative Agent and each Lender), each document to be dated the Closing Date (unless otherwise indicated) and delivered to the relevant Persons indicated below, and each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a) The Agents shall have received counterparts of (i) this Agreement duly executed and delivered by all of the parties hereto and (ii) each of the other Loan Documents to be executed and delivered on the Closing Date duly executed and delivered by all of the parties thereto.

(b) The Agents shall have received (i) proper financing statements, duly filed on or before the Closing Date (and the Borrower hereby consents to such filing by the Collateral Agent or the Administrative Agent) under the UCC in all jurisdictions that the Administrative Agent reasonably deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Loan Documents and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any other transferor.

(c) The Agents shall have received legal opinions (addressed to each of the Secured Parties) from (i) Dechert LLP, special New York and Delaware counsel to the Borrower and the Collateral Manager, including without limitation (A) true sale opinions relating to the Loan Sale Agreement and (B) a non-consolidation opinion, (ii) Nixon Peabody LLP, counsel to the Collateral Agent, the Collateral Administrator, the Document Custodian and the Securities Intermediary and (iii) Venable LLP, special Maryland counsel to the Seller, each covering such matters as the Administrative Agent and its counsel shall reasonably request.

(d) The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all of the Covered Accounts shall have been established and (ii) the Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect.

(e) [Reserved].

(f) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Closing Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in this Section 3.1 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its designated manager or managing member, as applicable, approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(g) The Agents shall have received a certificate of an Authorized Officer of the Collateral Manager and the Seller:

(i) to the effect that, as of the Closing Date, all representations and warranties of the Collateral Manager set forth in each of the Loan Documents are true and correct in all material respects; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its managing member approving the Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(h) The Agents shall have received a certificate of the Borrower certifying that the Borrower does not have outstanding Indebtedness prior to the Closing Date, and is not at such time party to, any interest rate hedging agreements or currency hedging agreements.

(i) [Reserved].

(j) The Administrative Agent shall have received a secretary’s certificate from the Collateral Agent, which shall include the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party.

(k) The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby except as have been given.

(l) All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Borrower, the Administrative Agent, the Lenders and the Fund and their respective counsel.

(m) The Agents shall have received such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; provided that sufficient notice of such request has been given to the Borrower (though nothing herein shall impose an obligation on any Agent to make any such request).

(n) (i) The Principal Collateralization Amount is equal to or greater than $70,000,000 and (B) the Borrower owns Collateral Obligations with a total of at least 10 different Obligors.

(o) The Administrative Agent shall have received, in immediately available funds, of any and all fees owed in accordance with the MUSA Fee Letter.

(p) The Administrative Agent and the Document Custodian shall have received from the Borrower a satisfactorily completed Beneficial Ownership Certification.

(q) The Borrower shall have provided to the Administrative Agent and the Document Custodian a duly executed IRS Form W-9 (or other applicable tax form) and any documentation and other information reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(r) The Administrative Agent shall have received from the Collateral Manager a schedule listing all Collateral Obligations pledged by each Borrower to the Collateral Agent as of the Closing Date.

Section 3.2 Borrowings and Issuance. The obligation of any Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) in the case of the initial Borrowing hereunder:

(i) the conditions precedent set forth in Section 3.1 hereof shall have been fully satisfied on or prior to the Initial Borrowing Date;

(ii) the Agents shall have received evidence satisfactory to the Administrative Agent and the Lenders that (x) the grant of security pursuant to the Granting Clause herein of all of the Borrower’s right, title and interest in and to the Collateral pledged to the Collateral Agent on the Initial Borrowing Date shall be effective in all relevant jurisdictions, (y) delivery of such Collateral in accordance with Section 8.8 (including any promissory notes, executed assignment agreements and Microsoft Word or portable document format (.pdf) copies of the principal credit agreement for each initial Collateral Obligation, to the extent in the possession of the Borrower) to the Document Custodian shall have been effected and (z) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest in such Collateral;

(iii) the Agents shall have received a certificate of an Authorized Officer of the Collateral Manager (which certificate shall include a schedule listing the Collateral Obligations owned by the Borrower on the Initial Borrowing Date), to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Initial Borrowing Date and immediately prior to the delivery thereof on or prior to the Initial Borrowing Date, (A)(w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens and those which have been released on or prior to the Closing Date; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (B) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by this Agreement;

(iv) the Administrative Agent shall have received evidence reasonably satisfactory to it that all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited and evidence of the payment by the Borrower of all fees and expenses due and payable in connection with the Closing Date and the Initial Borrowing Date;

(v) immediately after giving effect to such Borrowing, (A) the Principal Collateralization Amount is equal to or greater than $70,000,000 and (B) the Borrower owns Collateral Obligations with a total of at least 10 different Obligors; and

(vi) the Borrower shall have paid all reasonable and documented fees and out-of-pocket fees (including any agreed arrangement fee payable to MUFG or one of its affiliates), costs and expenses of the Agents, the Lenders, respective legal counsel and each other Person (other than MUFG or its affiliates) as mutually agreed upon by the parties hereto, in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents.

(b) the Administrative Agent shall have received (x) a Notice of Borrowing (including a Borrowing Calculation Statement) as required by Section 2.2 and the conditions set forth in clause (c) below are met in connection with such Borrowing (as evidenced by the Notice of Borrowing) and (y) a schedule or other document setting forth (i) the intended use for the proceeds of such Borrowing (including the Collateral Obligations intended to be acquired using such proceeds) and (ii) with respect to each such Collateral Obligation, (A) the settlement date thereof and (B) the information set forth in items 8a, 8b, 8c, 8d, 8h, 8i, 8j, 8k and 8l of Exhibit D;

(c) in the case of any Borrowing, immediately after giving effect to such Borrowing (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Borrowing shall not be permitted), the aggregate outstanding principal amount of the Loans shall not exceed the Total Commitment as in effect on such Borrowing Date.

(d) the Requested Amount does not exceed the Advance Rate with respect to a Collateral Obligation to be acquired using the proceeds of such Borrowing (which, for avoidance of doubt, will be calculated on a per Collateral Obligation basis), in each case, as demonstrated in the Borrowing Calculation Statement attached to such Notice of Borrowing, by referencing such information including, but not limited to, the identity of the Collateral Obligation, the calculation of the Advance Rate per Collateral Obligation and the calculation of the Advance Rate Test;

(e) no Commitment Shortfall shall exist after giving effect to such Borrowing;

(f) immediately before and after such Borrowing, no Default shall have occurred and be continuing both before and after giving effect to the funding of such Loans;

(g) the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the Borrowing of such Loans; and

(h) immediately before and after giving effect to the requested Borrowing, the Eligibility Criteria shall be satisfied (as demonstrated in the Borrowing Calculation Statement attached to such Notice of Borrowing).

Section 3.3 Effectiveness of Increased Commitments; Additional Loans. The effectiveness of the Increased Commitments and the conditions to incurrence of Additional Loans shall be satisfied when each of the following conditions is satisfied (or waived by the Administrative Agent and each Lender), each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Increased Commitment Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in this Section 3.3 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing;

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its designated manager approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby, the Increased Commitments, the Additional Loans and any other matters related thereto; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect; and

(iii) certifying that, as a result immediately before and after giving effect to such Increased Commitments, the Eligibility Criteria shall be satisfied.

(b) The Agents shall have received legal opinions (addressed to each of the Secured Parties) from New York counsel to the Borrower, dated the Increased Commitment Date, substantially in the form of the legal opinions delivered at the Closing Date, each with additions or deletions reflecting the Increased Commitments and Additional Loans.

(c) The Agents shall have received a certificate of an Authorized Officer of the Borrower, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, as of the Increased Commitment Date, (A) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens; (B) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (A) above; (C) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than Permitted Liens; (D) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (E) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except as permitted by this Agreement.

(d) The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby except as have been given.

(e) The Borrower shall have paid all fees and expenses (including reasonable fees and expenses of respective counsel to the Agents and the Lenders) in connection with such increase of the Commitments.

(f) The Agents shall have received such other documents as they may reasonably require in connection with such increase of the Commitments.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Administrative Agent, each of the Lenders which may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and shall be deemed to be reaffirmed as of the date of each Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.1 Existence and Power. The Borrower is a limited liability company duly formed and validly existing and in good standing under the laws of the state of Delaware. Each of the Borrower’s chief place of business, its chief executive office and the office in which the Borrower maintains its books and records are located in the address set forth on the signature pages hereof. The Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct it, and has been duly qualified and is in good standing (as applicable) in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2 Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and the performance of such Loan Documents to which it is a party. The Borrower has duly executed and delivered each such Loan Document, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3 No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by the Loan Documents (i) will contravene in any material respect any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its property or assets is bound or to which it is subject (except Permitted Liens), or (iii) will contravene the terms of any organizational documents of the Borrower, or any amendment thereof.

Section 4.4 Litigation. There is no action, suit or proceeding (i) pending against the Borrower; or (ii) to the actual knowledge of a Senior Authorized Officer of the Borrower or the Collateral Manager, threatened against or adversely affecting, (x) the Borrower or (y) the Loan Documents or any of the transactions contemplated by the Loan Documents, before any court, arbitrator or any governmental body, agency or official, in each case, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.5 Compliance with ERISA.

(a) Neither the Borrower nor any member of its ERISA Group sponsors, maintains or contributes to (or has an obligation to contribute to), or in the past five years has sponsored, maintained or contributed to (or had an obligation to contribute to), or has any liability or obligation with respect to, any Plan or any Multiemployer Plan.

(b) Neither the assets of the Borrower nor the Collateral are treated as “plan assets” for purposes of Section 3(42) of ERISA. The assets of the Borrower are not assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law and the Collateral is not the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law that would result in the entering into or performance of this Agreement or the transactions contemplated hereby resulting in a Prohibited Transaction in respect of any such Similar Law. The entering into and performance of this Agreement and the transactions contemplated herein will not constitute or result in a Prohibited Transaction.

Section 4.6 Environmental Matters.

(a) The Borrower’s operations comply in all material respects with all applicable Environmental Laws;

(b) None of the Borrower’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Substances into the environment; and

(c) The Borrower does not have any material contingent liability in connection with any release of any Hazardous Substances into the environment.

Section 4.7 Taxes. The Borrower has filed or caused to be filed all Tax returns and reports required to be filed by it or with respect to its assets and has paid all material Taxes, assessments, fees, and other governmental charges levied or imposed on it or its property, income or assets except such as are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

Section 4.8 Full Disclosure.

(a) All written information (other than projections, other forward-looking information, information of a general economic or general industry nature and pro forma financial information) heretofore (as of its respective date) furnished by or on behalf of the Borrower to the Agents or any Lender for purposes of, or in connection with this Agreement or any transaction contemplated hereby (including, for avoidance of doubt, each Notice of Borrowing and each Borrowing Calculation Statement) is true and accurate in all material respects (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties), and, taken as a whole, contained as of the date of delivery thereof no untrue statement of a material fact (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) and did not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such information was furnished (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) as of the date such information was furnished. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections and pro forma financial information as it relates to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected and pro forma results set forth therein by a material amount.

(b) On the Closing Date, the information included in the Beneficial Ownership Certification provided by the Borrower is true and correct in all respects.

Section 4.9 Solvency. On the Closing Date and on the date of each Borrowing, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will be solvent.

Section 4.10 Use of Proceeds; Margin Regulations. Subject to Section 5.16, all proceeds of the Loans will be used by the Borrower only in accordance with the provisions of this Agreement and the other Loan Documents. No part of the proceeds of any Loans will be used by the Borrower to purchase or carry any Margin Stock. Neither the funding of any Loans nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.11 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document to which the Borrower is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) under the Loan Documents, except for any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption, that, if not obtained, would not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.12 Investment Company Act. Neither the Borrower nor the pool of Collateral is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

Section 4.13 Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects as of the date of this Agreement and as of any date that Borrower is deemed to reaffirm the same under this Agreement (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.14 Ownership of Assets. The Borrower owns all of its properties and assets, of any nature whatsoever, free and clear of all Liens, except Permitted Liens.

Section 4.15 No Default. No Default exists under or with respect to any Loan Document. The Borrower is not in default under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.16 [Reserved].

Section 4.17 Subsidiaries/Equity Interests.

The Borrower (a) has no Subsidiaries (other than any Tax Subsidiary) and any Subsidiary formed solely for the purpose of acting as a co-issuer under a CLO Take-Out and (b) owns no Equity Interest in any other entity except equity received in connection with the exercise of remedies against an Obligor or through a restructuring of the Obligor, subject to Section 10.1(a)(iv) (or, for the avoidance of doubt, any equity in a vehicle created to hold any such received equity).

Section 4.18 [Reserved].

Section 4.19 Representations Concerning Collateral.

(a) Upon each transfer of Collateral in the manner specified in Section 8.8 and after the other actions described in Section 8.8 have been taken by the appropriate parties, the Collateral Agent in accordance with Section 8.8, for the benefit of the Secured Parties, will have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to § 9-315(c) of the UCC), which security interest shall be prior to all other interests in such Collateral, other than certain Permitted Liens that are prior to the security interest of the Secured Parties by operation of law and Liens in favor of the Securities Intermediary granted pursuant to this Agreement and any other Loan Document. No filings other than those described or referred to in Section 8.8 or any other action other than those described in Section 8.8 will be necessary to perfect such security interest.

(b) Immediately before giving effect to each transfer of Collateral Obligations, Eligible Investments and other Collateral by the Borrower to the Collateral Agent in accordance with Section 8.8, the Borrower will be the beneficial owner of such Collateral Obligations, Eligible Investments and other Collateral, and the Borrower will have the right to receive all Collections on such Collateral Obligations, Eligible Investments and other Collateral, in each case free and clear of all Liens, security interests and adverse claims other than Permitted Liens.

(c) All of the Obligors and administrative agents, as applicable, in respect of the Collateral Obligations, or Selling Institutions in respect of Participation Interests, have been instructed to make payments to the Collection Account.

Section 4.20 Ordinary Course. Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

Section 4.21 Anti-Money Laundering Laws. The Borrower is in compliance, in all material respects, with all Anti-Money Laundering Laws. To the Borrower’s knowledge, no claims, actions, litigations, suits, investigations, inquiries or other proceedings against the Borrower concerning or relating to Anti-Money Laundering Laws are pending or threatened in any capacity.

Section 4.22 Anti-Corruption Laws.

(a) No part of the proceeds of the Loans shall be used, directly or, to the knowledge of the Borrower, indirectly: (1) to make, offer, pay, promise, use, authorize, or give any payment, bribe, rebate, promise, payoff, influence payment, kickback, or other transfer, either directly or indirectly, of any funds, money, assets, or anything of value (including gifts, meals, entertainment, charitable or political contributions, and similar items) to any Government Official or other Person for the purpose of (i) influencing any act or decision of such Government Official in their official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (iii) securing any improper advantage, (iv) assisting the Borrower in obtaining or retaining business, (v) inducing such Government Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (2) for any other unlawful or improper purpose; or (3) in any manner that could cause any Person to violate Anti-Corruption Laws.

(b) The Borrower and its directors, officers, and employees, and, to the knowledge of the Borrower, each of the Borrower’s Affiliates, brokers, and other agents acting on its behalf (other than the Administrative Agent and its Affiliates) are and have been in compliance with Anti-Corruption Laws, and to the Borrower’s knowledge, no claims, actions, litigations, suits, investigations, inquiries or other proceedings against the Borrower concerning or relating to Anti-Corruption Laws pending or threatened in any capacity.

Section 4.23 Sanctions Laws.

(a) The Borrower and its directors, officers, and employees are not, and to the knowledge of the Borrower, none of its other Affiliates, brokers and other agents acting on their behalf or other agent of any loan party acting or benefiting in any capacity in connection with the Loans (in each case, other than the Administrative Agent and its Affiliates)is or is owned or controlled by, a Sanctioned Person. The Borrower and its directors, officers, and employees have not, and to the knowledge of the Borrower, none of its other Affiliates, brokers and other agents acting on their behalf or other agent of any loan party acting or benefiting in any capacity in connection with the Loans (in each case, other than the Administrative Agent and its Affiliates) have not, directly or indirectly, conducted or are, directly or indirectly, conducting any business dealings, transactions, or activities with or for the benefit of any Sanctioned Person.

(b) The Borrower and its directors, officers, and employees, and, to the knowledge of the Borrower, each of the Borrower’s Affiliates, brokers, and other agents acting on its behalf (other than the Administrative Agent and its Affiliates) are in compliance with Sanctions. To the Borrower’s knowledge, none of the Borrower, its directors, officers, employees, or, the knowledge of the Borrower, each of the Borrower’s Affiliates, brokers, and other agents acting on its behalf has received notice of or is otherwise aware of any claim, action, litigation, suit, investigation, inquiry, or other proceeding against the Borrower concerning or relating to Sanctions in any capacity.

(c) Further, none of the proceeds from the Loans shall be used, lent, contributed, or otherwise made available (i) to any Person to fund, finance, or facilitate, directly or knowingly indirectly, any transaction with, investment in, or any activities dealing with, involving, or for the benefit of any Sanctioned Person or any Sanctioned Country, (ii) in any manner, in each case, that results in a violation of Sanctions by any Person or party to this Agreement, or, (iii) in any manner, in each case, that results in any Person or party to this Agreement becoming a Sanctioned Person.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, so long as any Lender has any Commitment hereunder or any other Loan Document or any Secured Obligations (other than any unasserted Contingent Obligations and any Secured Obligation that expressly survives the termination of this Agreement) remain unpaid, and unless the Controlling Parties shall otherwise consent in writing:

Section 5.1 Information. The Borrower (or an agent acting on its behalf) will deliver the following to the Administrative Agent (and the Administrative Agent shall furnish copies thereof to each of the Lenders):

(a) as soon as reasonably available and in any event within 120 days after the end of each fiscal year, a balance sheet of the Borrower and the Fund as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year audited by independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 75 days after the end of each of the first three quarters of each fiscal year, a balance sheet of the Borrower and the Fund as of the end of such quarter and the related statements of operations for such quarter and for the portion of the Borrower’s and the Fund’s fiscal year ended at the end of such quarter;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a Compliance Certificate and certificate of the Borrower (substantially in the form as set out in Exhibit K);

(d) (i)(x) within two Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Event of Default and (y) within seven days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Default, in each case if such Default or Event of Default is then continuing, a certificate of such Senior Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; (ii) promptly and in any event within five Business Days after a Senior Authorized Officer obtains knowledge thereof, notice of any (x) litigation or governmental proceeding pending or actions threatened against the Borrower or its rights in the Collateral Obligations or other Collateral which have had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and (y) any other event, act or condition which has had or would reasonably be expected to have a Material Adverse Effect; and (iii) promptly after a Senior Authorized Officer of the Borrower obtains knowledge that any loan included in the Collateral does not qualify as a “Collateral Obligation,” notice setting forth the details with respect to such disqualification;

(e) to the extent permitted by Applicable Law, promptly upon the sending thereof, copies of all reports, notices or documents that the Borrower sends to any governmental body, agency or regulatory authority (excluding routine filings) and not otherwise required to be delivered hereunder;

(f) promptly and in any event within ten Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by a Senior Authorized Officer of the Borrower, specifying the nature of such condition and the Borrower’s proposed response thereto: (i) the receipt by the Borrower of any written communication, whether from a Governmental Authority, authorized citizens group, employee or otherwise, that alleges that the Borrower is not in compliance with applicable Environmental Laws, and such noncompliance had or would reasonably be expected to have a Material Adverse Effect, (ii) the Borrower has actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower that has had or would reasonably be expected to have a Material Adverse Effect or (iii) the Borrower has actual knowledge of any release, emission, discharge or disposal of any Hazardous Substances that has had or would reasonably be expected to have a Material Adverse Effect;

(g) not later than the last calendar day for each calendar month (or if such day is not a Business Day, the next succeeding Business Day), a report concerning the Collateral Obligations and Eligible Investments (the “Collateral Report”); the first Collateral Report shall be delivered in November 2024 and shall be determined with respect to the Collateral Report Determination Date occurring in November 2024; the Collateral Report for a calendar month shall contain the information with respect to the Collateral Obligations and Eligible Investments described in Exhibit D, and shall be determined as of the Collateral Report Determination Date for such calendar month;

(h) on each Quarterly Distribution Date, a Quarterly Distribution Report in accordance with Section 9.1(c);

(i) from time to time such additional information regarding the Collateral or the financial position or business of the Borrower as the Agents, on either their own initiative or at the request of a Majority of the Lenders of each Class of Loans (voting separately by Class) may reasonably request in writing;

(j) the information described in Exhibit F, at the times indicated therein, which shall be subject to adjustment with the prior written consent of the Borrower and the Administrative Agent;

(k) within two Business Days following the request of the Administrative Agent, a Borrowing Calculation Statement;

(l) within five Business Days of the receipt thereof, copies of any letters received from S&P in respect of credit estimates;

(m) within five Business Days of the receipt thereof, written notice of the occurrence of an event that would permit the termination of the Collateral Management Agreement, or the replacement of the Collateral Manager under the Collateral Management Agreement, as applicable;

(n) with respect to Credit Risk Loans, promptly upon becoming aware thereof, any information that may have a material adverse impact on the quality of such asset (as determined by the Collateral Manager using its reasonable business judgment);

(o) in connection with each delivery of Underlying Instruments and the related Loan Checklist hereunder to the Document Custodian, the Collateral Manager shall provide to the Administrative Agent, the Collateral Agent and the Document Custodian an electronic file (in EXCEL or a comparable format) that contains the Collateral Obligation identification number, the original principal balance of such Collateral Obligation and the name of the Obligor with respect to each related Collateral Obligation and such other information with respect thereto as the Document Custodian or either Agent reasonably may require in connection with its duties; and

(p) promptly and in any event within five Business Days of any change to the information contained on Schedule 1 of the Loan Sale Agreement or the representations or covenants contained in Section 4.5 or 5.10 of this Agreement, the Collateral Manager shall deliver to the Administrative Agent a certificate from an Authorized Officer thereof identifying such change.

Section 5.2 Payment of Obligations. The Borrower will, subject to the Priority of Payments, pay and discharge, at or before maturity, all its respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any material Tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP appropriate reserves for the accrual of any of the same.

Section 5.3 Good Standing. The Borrower will remain qualified to do business and in good standing (as applicable) in every jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 5.4 Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.5 Inspection of Property, Books and Records; Audits; Etc.

(a) The Borrower will keep proper books of record and accounts in which full, true and correct entries in all material respects in accordance with GAAP shall be made of all material financial matters and transactions in relation to its business and activities; and will permit representatives of the Administrative Agent and the Collateral Agent (in each case at the Borrower’s expense, in the case of not more than one inspection during any fiscal year except during the continuance of an Event of Default) to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at reasonable times in a manner so as to not unduly disrupt the business of the Borrower, upon reasonable prior notice to the Borrower and as often as may reasonably be desired; provided that any expenses incurred by the Borrower hereunder shall be reasonable and documented.

(b) If requested by a Majority of the Lenders of each Class of Loans (voting separately by Class), the Borrower agrees that a representative of the Administrative Agent (or an independent third-party auditing firm selected by the Administrative Agent) may (in each case at such Lenders’ expense unless either (x) an independent third-party report has not been performed and provided to the Lenders for the current fiscal year of the Borrower or (y) an Event of Default shall have occurred and is continuing or an Overcollateralization Ratio Test Failure shall have occurred and is continuing, in which case such audit and/or field examination shall be at the Borrower’s expense, as applicable) conduct an audit and/or field examination of the Borrower and/or the Collateral Manager, at reasonable times in a manner so as to not unduly disrupt the business of the Borrower or the Collateral Manager, for the purpose of examining the servicing and administration of the Collateral Obligations, the results of which audit and/or field examination shall be promptly provided to the Administrative Agent; provided that (i) unless an Event of Default shall have occurred and is continuing or an Overcollateralization Ratio Test Failure shall have occurred and is continuing (in which case the following limit shall not apply), no more than one such audit or field examination shall be conducted during any fiscal year of the Borrower and (ii) any expenses incurred by the Borrower and/or the Collateral Manager, as applicable, hereunder shall be reasonable and documented.

(c) If requested by the Administrative Agent or a Majority of the Lenders of each Class of Loans (voting separately by Class), the Borrower and the Collateral Manager shall participate in a meeting with the Administrative Agent once during each fiscal year of the Borrower, to be held at a location in New York City and at a time reasonably determined by the Borrower and the Collateral Manager.

Section 5.6 Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its rights, and its privileges, obligations, licenses and franchises, except, other than with respect to its existence, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.7 Subsidiaries/Equity Interest. The Borrower shall not directly or indirectly own any Subsidiaries or any Equity Interest in any entity other than as otherwise permitted pursuant to Section 4.17.

Section 5.8 Investments.

(a) The Borrower shall not make any investment other than in Collateral Obligations or Eligible Investments; provided that the Borrower may own Defaulted Loans, Equity Securities and other Collateral solely as permitted by the terms of this Agreement. On and after the Closing Date through the end of the Revolving Period, the Borrower shall not acquire or originate any debt obligation unless, at the time of such acquisition or origination and after giving effect thereto, the Eligibility Criteria (or with respect to the acquisition or origination of Collateral Obligations using exclusively capital contributions, clauses (e) and (f) of the Eligibility Criteria) are satisfied with respect to the debt obligations so acquired or originated. The Borrower shall not acquire, originate or fund any debt obligations after the Revolving Period except for (i) the funding of Exposure Amounts of Revolving Collateral Obligations and Delayed Drawdown Loans that were originated or acquired prior to the end of the Revolving Period and (ii) the origination or acquisition of a Collateral Obligation where the commitment to make such acquisition or origination was made prior to the end of the Revolving Period, so long as such commitment provided for settlement in accordance with customary procedures in the relevant markets, but in any event for a settlement period no longer than three months following the date of such commitment.

(b) The Borrower shall not at any time obtain or maintain title to any real property or obtain or maintain a controlling interest in an entity that owns any real property (except for Equity Securities that are acquired as a result of the restructuring of a Collateral Obligation so long as the Borrower directs the Collateral Agent to sell any such Equity Security pursuant to Section 10.1(a)(iv)).

(c) The Borrower shall not commit to acquire or originate any Collateral Obligation if such acquisition or origination would be in contravention of the terms of this Agreement or the Loan Sale Agreement.

Section 5.9 Restriction on Fundamental Changes.

(a) The Borrower shall not enter into any merger or consolidation or reorganization, except that the Borrower may merge into the issuer of the securities in connection with the CLO Take-Out on the closing date thereof, in accordance with the customary conditions, procedures and documentation for such a transaction. The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, including by way of division or any disposition of property to any Delaware LLC formed upon the consummation of a Delaware LLC Division, in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted by the Loan Documents.

(b) The Borrower shall not amend its Constituent Documents without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld); provided, however, that the Borrower shall be able to take any action necessary, including amending its Constituent Documents, to change its name, without the Administrative Agent’s prior written consent; provided, however, the Borrower shall not change its name (i) without giving the Administrative Agent at least five Business Days’ prior written notice and (ii) unless all actions necessary and appropriate to protect and perfect the Secured Parties’ first priority perfected security interest in the Pledged Collateral have been taken and completed.

Section 5.10 ERISA. Neither the Borrower, nor, unless could not reasonably result in a Material Adverse Effect, any member of its ERISA Group, shall establish, maintain or contribute to, or be required to contribute to or have any liability with respect to, any Plan or Multiemployer Plan or become a guarantor with respect to any such plan. The Borrower shall ensure that (i) the assets of the Borrower will not be treated as “plan assets” for purposes of Section 3(42) of ERISA, (ii) the assets of the Borrower will not be the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law which would result in a Prohibited Transaction in respect of such Similar Law, and (ii) the entering into and the performance of this Agreement and the transaction contemplated herein will not constitute or result in a Prohibited Transaction.

Section 5.11 Liens. The Borrower shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for Permitted Liens.

Section 5.12 Business Activities. The Borrower shall not engage in any business activity other than (i) the making, acquisition, origination, selling and maintenance of Collateral Obligations and the ownership of Equity Interests, (ii) receiving capital contributions (whether in the form of Cash or Collateral Obligations) from its equityholders, (iii) making distributions to its equityholders pursuant to Section 5.29 and (iv) any other activities expressly permitted by this Agreement and the other Loan Documents, in each case in compliance with the terms of this Agreement and the other Loan Documents.

Section 5.13 Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Controlling Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.14 Margin Stock. None of the proceeds of any Loans will be used by the Borrower, directly or indirectly, for the purpose of buying or carrying any Margin Stock.

Section 5.15 Indebtedness. The Borrower shall not incur or suffer to exist any Indebtedness (other than with respect to ordinary course business expenses) other than the Obligations.

Section 5.16 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely (a) for the acquisition and origination of Collateral Obligations during the Revolving Period (and after the Revolving Period only for the acquisition and origination of Collateral Obligations committed to during the Revolving Period, subject to Section 5.8) or (b) to fund Exposure Amounts.

Section 5.17 Bankruptcy Remoteness; Separateness.

(a) Limited Purpose Entity.

(i) The Borrower at all times since its formation has been, and will continue to be, a limited liability company formed under the laws of the state of Delaware. The Borrower at all times since its formation has been, and will continue to be, duly qualified in each jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(ii) the Borrower at all times since its formation has complied, and will continue to comply, with the provisions of its Constituent Documents and the laws of the jurisdiction of its formation relating to limited liability companies under the laws of the state of Delaware;

(iii) all customary formalities regarding the existence of the Borrower have been observed at all times since its formation and will continue to be observed;

(iv) the Borrower has been adequately capitalized at all times since its formation and will continue to be adequately capitalized in light of the nature of its business; and

(v) the Borrower has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons (other than (x) pursuant to the Loan Documents, (y) the obligations of any agent under any Underlying Instruments and (z) any reimbursement obligation or indemnity in favor of its officers or directors; provided that any such reimbursement obligation or indemnity shall be subject to the Priority of Payments).

(b) No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(c) Separate Existence.

(i) At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Collateral Manager and any other Person; provided, however, that if the Borrower prepares consolidated financial statements with any Affiliates, (y) any such consolidated financial statements shall contain a note indicating the Borrower’s separateness from any such Affiliates and indicate its assets are not available to pay the debts of such Affiliate or any other Person and (z) if the Borrower prepares its own separate balance sheet, such assets shall also be listed on the Borrower’s own separate balance sheet. Subject to Section 5.27, the Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Collateral Manager or any other Person. The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(ii) The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(iii) The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity (other than for U.S. federal and state tax and consolidated accounting purposes).

(iv) The Borrower will comply at all times with the provisions of its Constituent Documents relating to separateness, bankruptcy remoteness and any similar provisions.

Section 5.18 Amendments, Modifications and Waivers to Collateral Obligations.

(a) In the performance of its obligations hereunder, the Borrower may enter into any amendment or waiver of or supplement to any Underlying Instrument; provided that (i) the Borrower provides at least five Business Days’ prior written notice to the Administrative Agent and (ii) the prior written consent of the Controlling Parties to any such amendment, waiver or supplement shall be required if (x) an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement or (y) such amendment, consent, waiver or other modification, individually or together with all other such amendments, consents, waivers or other modifications with respect to such Underlying Instruments, would in the good faith determination of the Collateral Manager (not to be called into question as a result of subsequent events) result in a material adverse effect on the Collateral Obligation.

(b) Any Collateral Obligation that, as a result of any amendment or supplement thereto which the Borrower enters into without the consent of the Controlling Parties, ceases to qualify as a Collateral Obligation, will thereafter be deemed to be a Defaulted Loan for so long as it remains unqualified to be a Collateral Obligation by the terms of this Agreement or until the Controlling Parties consent to such amendment or supplement.

(c) In the event of that the Borrower enters into any amendment or supplement to a Collateral Obligation that is not consented to by the Controlling Parties and that results in the failure of the Weighted Average Life Test (but would otherwise qualify as a Collateral Obligation), such Collateral Obligation will thereafter be treated as a Defaulted Loan hereunder until such time as the Weighted Average Life Test is satisfied (provided that, if at the time of such satisfaction of the Weighted Average Life Test, such Collateral Obligation would otherwise be considered a Defaulted Loan in accordance with clause (b) above, such Collateral Obligation will continue to be treated as a Defaulted Loan hereunder until such Collateral Obligation is no longer considered a Defaulted Loan in accordance with the terms of clause (b) above)).

Section 5.19 Hedging. The Borrower may not enter into any hedge agreement at any time.

Section 5.20 Title Covenants. The Borrower covenants that at no time shall it:

(a) create, permit or suffer to be created any Lien or security interest in the Collateral other than Permitted Liens; or

(b) except as otherwise expressly permitted herein sell, transfer, assign, deliver or otherwise dispose of any Collateral or any interest therein.

The Borrower further covenants and agrees to defend the Collateral against the claims and demands of all other parties to the extent necessary to preserve the first-priority security interest of the Collateral Agent in the Collateral (subject to Permitted Liens).

Section 5.21 Further Assurances.

(a) The Borrower shall at its sole expense file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Collateral Agent (acting at the written direction of the Administrative Agent) may reasonably request from time to time to register in the name of the Collateral Agent or its nominee, and to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of the Secured Parties in, the Collateral or any part thereof, or to give effect to the rights, powers and remedies of the Collateral Agent hereunder, including but not limited to execution and delivery of financing statements. The Borrower shall be obligated to perform its obligations under this Agreement notwithstanding the ability of the Collateral Agent to take such actions pursuant to the provisions of Section 5.23, including, without limitation, the filing of any UCC continuation statements.

(b) Prior to (but not more than six months prior to) the fifth anniversary date of the Closing Date, and prior to (but not more than six months prior to) each five year anniversary of the Closing Date thereafter, the Borrower shall furnish to the Collateral Agent an opinion of counsel stating that, in the opinion of such counsel, as of the date of such opinion, the lien and security interest created by this Agreement with respect to the Collateral remains a valid and perfected first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties and stating what action, if any, needs to be taken to retain the validity and perfection of such lien for the following five-year period. Not earlier than three months and not later than one month prior to each one-year anniversary of the date of filing of the UCC-1 financing statement referred to in Section 6.3 (other than any year in which an opinion of counsel is delivered pursuant to the preceding sentence), the Borrower shall furnish to the Collateral Agent a certification (with UCC searches from the applicable jurisdiction attached thereto) to the effect that, as of the date of such certification, the lien and security interest created by this Agreement with respect to the Collateral remains a valid and perfected first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties.

Section 5.22 Costs of Transfer; Taxes; and Expenses.

(a) The Borrower shall pay or cause to be paid all transfer Taxes and other costs incurred in connection with all transfers of Collateral. For the avoidance of doubt, any amounts paid pursuant to this Section 5.22(a) shall not be duplicative of amounts paid pursuant to Section 11.4.

(b) Without duplication of any other provision of this Agreement, the Borrower agrees to pay the Collateral Agent the reasonable and documented out-of-pocket costs and expenses, including but not limited to reasonable and documented attorneys’ fees and other charges, incurred by the Collateral Agent in connection with making collections on any Collateral.

Section 5.23 Collateral Agent May Perform.

(a) If the Borrower fails to perform any agreement contained herein to be performed by it, the Collateral Agent may, upon the written instructions of the Administrative Agent or the Controlling Parties and with notice to the Borrower, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Controlling Parties may determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as the Controlling Parties shall determine is necessary or desirable, and the reasonable and documented out-of-pocket, fees and expenses of the Collateral Agent (including without limitation, fees and expenses of its counsel, agents and experts) that the Lenders incurred in connection therewith shall be payable by the Borrower and shall be part of the Secured Obligations, subject to and in accordance with the Priority of Payments.

(b) The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.24 Notice of Name Change. The Borrower shall give the Agents not less than ten (10) Business Days’ (or such shorter period as agreed between the Borrower and the Agents) notice of any change of its name and not less than 30 days’ (or such shorter period as agreed between the Borrower and its Agents) notice of any change of its principal place of business and will take all steps necessary to preserve the first priority perfected security interest of the Collateral Agent in the Collateral. The Borrower shall not change its type of organization, jurisdiction of organization or other legal structure without the prior written consent of the Administrative Agent.

Section 5.25 Credit Estimates.

(a) If the Borrower acquires a Collateral Obligation without a public rating from S&P, the Borrower (or the Collateral Manager on behalf of the Borrower) shall apply for a credit estimate from S&P. Until a credit estimate has been received, the S&P Rating of such Collateral Obligation shall be determined in accordance with the definition of “S&P Rating”.

(b) For each Collateral Obligation with a credit estimate provided by S&P, the Borrower shall submit such information as is required by S&P to renew such credit estimate within the 12 month period following receipt of the most recent credit estimate provided by S&P for such Collateral Obligation.

Section 5.26 Filing Fees, etc. The Borrower agrees (a) to pay or to reimburse the Agents for any and all reasonable and documented out-of-pocket expenses in respect of all search, filing, recording and registration fees and other similar imposts which are payable in respect of the execution, delivery, performance and enforcement of this Agreement and the other Loan Documents and (b) to hold the Agents harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees. The obligations of the Borrower under this Section 5.26 shall survive the termination of the other provisions of this Agreement or the resignation or removal of the Agents. For the avoidance of doubt, any amounts paid pursuant to this Section 5.26 shall not be duplicative of amounts paid pursuant to Section 11.4 or Section 12.3.

Section 5.27 Delivery of Proceeds. In the event that the Borrower receives any payments in respect of or other proceeds of Collateral Obligations or other Collateral or any capital contribution, the Borrower shall pay such payments or other proceeds to the Collateral Agent promptly and, in no event, later than two Business Days after the Borrower’s receipt thereof.

Section 5.28 Performance of Obligations. The Borrower shall timely and fully comply with and perform in all material respects its obligations under the Underlying Instruments in accordance with the terms thereof, except to the extent that failure to do so could not reasonably be expected to impair the value or collectability of such Collateral Obligations or other Collateral.

Section 5.29 Limitation on Dividends. The Borrower shall not declare or make any direct or indirect distribution, dividend or other payment to any person on account of any Equity Interests in the Borrower or any other similar interests or securities of the Borrower, except for distributions made pursuant to Sections 6.4 and 9.1.

Section 5.30 [Reserved].

Section 5.31 Amendments to Loan Documents. The Borrower shall not amend any Loan Document except pursuant to the terms thereof and Section 12.5 of this Agreement.

Section 5.32 Transactions With Affiliates. The Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates unless (a) the terms and conditions of any such transaction are no less favorable to the Borrower than the terms it would obtain in a comparable, timely transaction with a non-Affiliate, (b) such transaction is effected in accordance with all Applicable Law, (c) such transaction is conducted in an arm’s length transaction in the ordinary course of business and (d) (i) in the case of the purchase of any Collateral Obligation, the purchase price is not more than the fair market value as reasonably determined by the Collateral Manager in accordance with its valuation policies and procedures and (ii) in the case of the sale of any Collateral Obligation, the sale price is not less than the fair market value as reasonably determined by the Collateral Manager in accordance with its valuation policies and procedures; provided, that this Section 5.32 shall not apply to: (i) the payment of any amounts owing to the Collateral Manager under the Loan Documents, (ii) the receipt of funds from its equityholders pursuant to Section 6.5 and (iii) the acquisition of Collateral Obligations pursuant to the Loan Sale Agreement for consideration consisting of an increase in the value of its equity ownership of the Borrower.

Section 5.33 Reports by Independent Accountants.

(a) On or after the Closing Date, the Borrower (or the Collateral Manager on behalf of the Borrower) shall select one or more nationally recognized firms of independent certified public accountants for purposes of performing agreed-upon procedures required by this Agreement, which may be the firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. The Borrower may remove any firm of independent certified public accountants at any time. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly appoint (with written notice delivered to the Collateral Agent) a successor thereto that shall also be a nationally recognized firm of independent certified public accountants, which may be a firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. If the Borrower shall fail to appoint a successor to a firm of independent certified public accountants which has resigned or has been removed within 30 days after such resignation or removal (as applicable), the Borrower shall promptly notify the Agents and the Collateral Manager of such failure in writing. If the Borrower shall not have appointed a successor within ten days thereafter, the Collateral Manager shall appoint a successor firm of independent certified public accountants of nationally recognized reputation. The fees of such firm of independent certified public accountants and its successor shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement. In the event such firm requires the Collateral Agent and/or the Collateral Administrator to agree (whether in writing or otherwise) to the procedures performed by such firm, the Borrower hereby directs the Collateral Agent and/or the Collateral Administrator to so agree and directs the Collateral Agent and/or the Collateral Administrator to execute a specified user agreement, access letter or agreement of similar import requested by such accountants, which may include among other things, (i) acknowledgement that the Borrower has agreed that the procedures to be performed by such accountants are sufficient for the Borrower’s purposes, (ii) releases by the Collateral Agent or Collateral Administrator, as applicable, (on behalf of itself and the Lenders and Administrative Agent) of claims against the firm and acknowledgement of other limitations of liability in favor of the firm and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm (including to the Lenders and Administrative Agent). Neither the Collateral Agent nor the Collateral Administrator shall have any responsibility to the Borrower or any Secured Party hereunder to make any inquiry or investigation as to, and shall have no obligation, liability or responsibility in respect of, the terms of any engagement of any such firm, or the validity or correctness of such procedures or content of such letter (including without limitation with respect to the sufficiency thereof for any purpose), any report or instruction (or other information or documents) prepared or delivered by any such accountants pursuant to any such engagement. In no event shall the Collateral Agent or the Collateral Administrator be required to execute any agreement in respect of the accountants that it reasonably determines adversely affects it.

(b) On or before the date that is 120 days following the end of each fiscal year of the Borrower commencing in 2025, the Borrower shall cause to be delivered to the Collateral Agent and the Collateral Administrator an agreed-upon procedures report from a firm of independent certified public accountants appointed pursuant to clause (a) above for each Quarterly Distribution Report received since the last statement (i) indicating that the calculations within those Quarterly Distribution Reports have been recalculated and compared to the information provided by the Borrower in accordance with the applicable provisions of this Agreement and (ii) listing the Aggregate Principal Balance of the Collateral Obligations securing the Secured Obligations as of the immediately preceding Measurement Dates; provided that in the event of a conflict between such firm of independent certified public accountants and the Borrower with respect to any matter in this Section 5.33, the determination by such firm of independent public accountants shall be conclusive; provided further that if there is any inconsistency between the calculations of the Borrower and the calculations of the firm of independent certified public accountants, the Borrower shall promptly notify the Administrative Agent, the Collateral Agent, the Collateral Administrator and the Lenders and describe such inconsistency in reasonable detail. In the event such independent certified public accountants require the Administrative Agent, the Collateral Agent or the Collateral Administrator to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 5.33(b), the Borrower shall direct the Administrative Agent, the Collateral Agent or the Collateral Administrator in writing to so agree and, subject to Section 5.33(a), the Collateral Agent shall so agree; provided further, for the avoidance of doubt, no agreed-upon procedures shall be required to be delivered following the pricing date of the CLO Take-Out. Notwithstanding anything to the contrary herein, if the Administrative Agent, the Collateral Agent or the Collateral Administrator fail within 75 days following the end of each fiscal year of the Borrower to execute any documentation required by the independent certified public accountants selected by the Borrower prior to the delivery of any report contemplated by this Section 5.33(b), then the Borrower shall have no obligation to furnish any report covering such fiscal year pursuant to this Section 5.33(b).

(c) The Borrower and its accountants shall (i) cause to be prepared and filed (and, where applicable, delivered to the Administrative Agent) for each taxable year of the Borrower, and each Tax Subsidiary, as applicable, the federal, state and local income tax returns and reports as required under the Code and Treasury Regulations, or any tax returns or information tax returns required by any Governmental Authority, which the Borrower or such Tax Subsidiary, as applicable, is required to file (and, where applicable, deliver), (ii) make copies of such returns and reports available for inspection and examination by the Administrative Agent and (iii) provide to each Lender any information that such Lender reasonably requests in order for such Lender to comply with its federal, state or local tax and information returns and reporting obligations.

Section 5.34 Tax Matters as to the Borrower.

(a) The Borrower shall (and each Lender hereby agrees to) treat the Loans as debt for U.S. federal income tax purposes, and, to the extent permitted by Applicable Law, for state and local tax income tax purposes, and will take no contrary position, unless otherwise required by law. The Borrower shall treat any class of obligation of the Borrower that is junior to the Loans as equity for U.S. federal income tax purposes, and, to the extent permitted by Applicable Law, for state and local income tax purposes, and will take no contrary position, unless otherwise required by law.

(b) The Borrower shall not engage in or permit an action that would cause it to be treated as other than an entity disregarded from its owner for U.S. federal income tax purposes. The Borrower shall not permit a person to acquire or holder an Equity Intertest unless such person is a U.S. Person.

(c) [Reserved].

(d) [Reserved].

(e) With respect to any Tax Subsidiary:

(i) the Borrower shall not permit such Tax Subsidiary to incur any Indebtedness (other than the guarantee and grant of security interest in favor of the Collateral Agent described in Section 5.34(e)(vii));

(ii) the Constituent Documents of such Tax Subsidiary must provide that (A) recourse with respect to the costs, expenses or other liabilities of such Tax Subsidiary will be solely to the assets of such Tax Subsidiary, and no creditor of such Tax Subsidiary will have any recourse whatsoever to the Borrower or its assets except to the extent otherwise required under Applicable Law, (B) the activities and business purposes of such Tax Subsidiary will be limited to holding securities or obligations in accordance with this Section 5.34, (C) except as expressly set forth in Section 5.34(e)(v) or as otherwise permitted by this Agreement, such Tax Subsidiary shall not create, incur, assume or permit to exist any Lien on any of its assets, sell, transfer, exchange or otherwise dispose of any of its assets, or assign or sell any income or revenues or rights in respect thereof, (D) such Tax Subsidiary will be subject to the limitations on powers set forth in the Borrower’s Constituent Documents, (E) if such Tax Subsidiary is a foreign corporation for U.S. federal income tax purposes, such Tax Subsidiary shall file a U.S. federal income tax return reporting all effectively connected income, if any, arising as a result of owning the assets of such Tax Subsidiary, (F) after paying Taxes and expenses payable by such Tax Subsidiary or setting aside adequate reserves for the payment of such Taxes and expenses, such Tax Subsidiary shall distribute 100.00% of the proceeds of the assets acquired by it (net of such Taxes, expenses and reserves) to the Borrower, (G) such Tax Subsidiary shall not form or own any subsidiary or any interest in any other entity other than securities or obligations held in accordance with this Section 5.34 and (H) such Tax Subsidiary shall not acquire or hold title to any real property or a controlling interest in any entity that owns real property;

(iii) the Constituent Documents of such Tax Subsidiary must provide that such Tax Subsidiary shall (A) maintain books and records separate from any other Person, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name, (E) maintain separate financial statements (if any), (F) pay its own liabilities out of its own funds, (G) observe all corporate formalities and other formalities in its by-laws and its certificate of incorporation, (H) maintain an arm’s length relationship with its Affiliates, (I) not have any employees, (J) not guarantee or become obligated for the debts of any other person (other than the Borrower) or hold out its credit as being available to satisfy the obligations of others (other than the Borrower), (K) not acquire obligations or securities of the Borrower, (L) allocate fairly and reasonably any overhead for shared office space, (M) use separate stationery, invoices and checks, (N) not pledge its assets for the benefit of any other Person (other than the Collateral Agent for the benefit of the Secured Parties) or make any loans or advance to any Person, (O) hold itself out as a separate Person, (P) correct any known misunderstanding regarding its separate identity and (Q) maintain adequate capital in light of its contemplated business operations;

(iv) the Constituent Documents of such Tax Subsidiary will provide that the business of such Tax Subsidiary shall be managed by or under the direction of a board of at least one director and that at least one such director must be a person who is not at the time of appointment and for the five years prior thereto has not been (A) a direct or indirect legal or beneficial owner of the Collateral Manager, such Tax Subsidiary or any of their respective Affiliates (excluding de minimis ownership), (B) a creditor, supplier, officer, manager, or contractor (other than an Independent director or manager) of the Collateral Manager, such Tax Subsidiary or any of their respective Affiliates or (C) a person (other than an independent director or manager) who controls (whether directly, indirectly or otherwise) the Collateral Manager, such Tax Subsidiary or any of their respective Affiliates or any creditor, supplier, officer, manager or contractor of the Collateral Manager, such Tax Subsidiary or any of their respective Affiliates;

(v) the Constituent Documents of such Tax Subsidiary must provide that, so long as the Tax Subsidiary is owned directly or indirectly by the Borrower, upon the date of any voluntary or involuntary dissolution, liquidation or winding-up of the Borrower, (A) the Borrower shall sell or otherwise dispose of all of its equity interests in such Tax Subsidiary within a reasonable time or (B) such Tax Subsidiary shall (w) sell or otherwise dispose of all of its property or, to the extent such Tax Subsidiary is unable to sell or otherwise dispose of such property within a reasonable time, distribute such property in kind to its stockholders, (x) make provision for the filing of a tax return and any action required in connection with winding up such Tax Subsidiary, (y) liquidate and (z) distribute the proceeds of liquidation to its stockholders;

(vi) to the extent payable by the Borrower, with respect to any Tax Subsidiary, any expenses related to such Tax Subsidiary will be considered Administrative Expenses of the Borrower payable pursuant to the Priority of Payments; and

(vii) the Borrower shall cause each Tax Subsidiary to (A) give a guarantee in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to which such Tax Subsidiary absolutely and unconditionally guarantees, to the Collateral Agent for the benefit of the Secured Parties, the Obligations and (B) enter into a security agreement between such Tax Subsidiary and the Collateral Agent pursuant to which such Tax Subsidiary grants a perfected, first-priority continuing security interest in all of its property to secure its obligations under such guarantee.

(f) The Borrower, the Collateral Manager and the Administrative Agent agree not to institute against any Tax Subsidiary any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law, or a petition for its winding-up or liquidation (other than a winding-up or liquidation of a Tax Subsidiary that no longer holds any assets), until the termination of all Commitments hereunder and the payment in full of all Obligations and the expiration of a period equal to one year (or, if longer, the applicable preference period then in effect) plus one day, following such payment in full.

Section 5.35 [Reserved].

Section 5.36 Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower and its directors, officers, employees, and agents with applicable Sanctions and Anti-Corruption Laws. The Borrower shall not (a) use any part of the proceeds of the Loans, directly or indirectly for any conduct that would cause the representations and warranties in Sections 4.22 and 4.23 to be untrue as if made on the date any such conduct occurs; (b) cause or permit any of the funds that that are used to repay or service the Obligations to be derived, directly or indirectly, from any transactions or activities with or otherwise involving any Sanctioned Persons, or (c) repay or service the Obligations in any manner that could result in a violation of Sanctions by any Person, or in any manner that could reasonably be expected to result in any Person or party to this Agreement becoming a Sanctioned Person.

Section 5.37 [Reserved].

Section 5.38 Beneficial Ownership Certification. The Borrower agrees to notify the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Section 5.39 Pool Concentrations. During the Revolving Period the Borrower shall use commercially reasonable efforts to ensure that the pool of Collateral contains Collateral Obligations of no less than 10 different Obligors.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 6.1:

(a) a default in the payment, when due and payable, of (x) any interest or fees or (y) expenses, indemnities or other amounts (other than principal) arising under Section 12.3 of this Agreement, in each case, due on any Loan or any related obligations in respect thereof, and the continuation of such default for five Business Days after the date such amounts become due and payable if such date is provided in this Agreement or the applicable Loan Document (or, if no such date is provided or such amount is not fixed, five Business Days after notice shall have been given to the Borrower by the Controlling Parties, the intended recipient of such amounts or the Administrative Agent, specifying such amount that has become due and payable); provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(b) a default in the payment of any principal due on any Loans when such principal becomes due and payable; provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such default continues for two Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(c) the failure on any Quarterly Distribution Date to disburse amounts available in the Payment Account or Collection Account in excess of U.S.$1,000 in accordance with the Priority of Payments and the continuation of such failure for two Business Days after such Quarterly Distribution Date; provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for two Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(d) the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act;

(e) the occurrence of any one or more of the following:

(i) failure of any representation or warranty in Section 4.9 or 4.12 to be correct in all material respects when made, or material default in the performance, or material breach, of any covenant contained in Sections 5.1(d)(i), 5.9, 5.10, 5.12 or 5.15;

(ii) a material default in the performance, or material breach, of any covenant contained in Section 5.1(d)(ii), 5.1(d)(iii), 5.11, 5.17 or 5.18(a), and such default continues for a period of 5 Business Days after the earlier to occur of (x) the date on which written notice of such default requiring the same to be remedied shall have been given to the Borrower and (y) a Senior Authorized Officer of the Borrower has actual knowledge of such default;

(iii) a material default in the performance, or material breach, of any covenant contained in Section 5.8, 5.16 or 5.32, and such default continues for a period of 10 Business Days after the earlier to occur of (x) the date on which written notice of such default requiring the same to be remedied shall have been given to the Borrower and (y) a Senior Authorized Officer of the Borrower has actual knowledge of such default;

(iv) failure of the representation or warranty in Section 4.4 to be correct in all material respects when made with respect to the Borrower’s obligations under one or more Collateral Obligations or other items of Collateral and there has occurred a Material Adverse Effect; or

(v) (x) a default in the performance, or breach, of any other covenant, warranty or other agreement of the Borrower or the Collateral Manager under this Agreement or any other Loan Document and such default has a Material Adverse Effect, or (y) the failure of any representation or warranty of the Borrower or the Collateral Manager made in this Agreement, any other Loan Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct when made and such failure has a Material Adverse Effect (other than a covenant, representation, warranty or other agreement or a portion thereof a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1, it being understood, without limiting the generality of the foregoing, that any failure to meet (including in connection with the acquisition or origination of any Collateral Obligation) any Concentration Limitation, Collateral Quality Test or Overcollateralization Ratio Test (except as provided in clause (h) below) is not an Event of Default), and such default, breach or failure either (A) is not susceptible of cure or (B) if susceptible of cure, continues for a period of 30 days following the date on which (x) notice has been delivered to the Borrower or (y) a Senior Authorized Officer of the Borrower obtains actual knowledge of such default;

(f) the entry of a decree or order by a court of competent jurisdiction (i) adjudging the Borrower as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Bankruptcy Code or any other Applicable Law, or (iii) appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its respective properties, or (iv) ordering the winding up or liquidation of the affairs of the Borrower, respectively, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days;

(g) the institution by the Borrower of proceedings for the Borrower to be adjudicated as bankrupt or insolvent, or the consent by the Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Borrower of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar Applicable Law, or the consent by the Borrower to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower in furtherance of any such action;

(h) the occurrence of an Overcollateralization Ratio Breach and such Overcollateralization Ratio Breach remains unremedied for a period of five (5) consecutive Business Days without being cured; provided that if the Collateral Manager (on behalf of the Borrower) provides notice to the Administrative Agent by the end of such five (5) Business Day period that it has called capital from its investors or otherwise is obtaining the funds necessary to cure such Overcollateralization Ratio Breach, such cure period shall be extended to a total of seven (7) Business Days after such occurrence of an Overcollateralization Ratio Breach;

(i) any Lien on any Collateral created pursuant to the Loan Documents shall, at any time after delivery of the respective Loan Documents, cease to be fully valid and perfected as a first priority Lien subject only to Permitted Liens (other than directly due to the action of the Lenders or the Agents);

(j) any of the Loan Documents ceases to be in full force and effect, other than in accordance with its terms;

(k) one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability of $1,000,000 or more in excess of the amounts paid or fully covered by insurance and the same shall not have been vacated, satisfied, undischarged, stayed or bonded pending appeal within 30 days from the entry thereof;

(l) a Collateral Manager Default shall have occurred and be continuing past any applicable notice or cure period provided in the definition thereof; or

(m) (i) any Change of Control with respect to the Fund or the Collateral Manager or (ii) any merger of the Fund or the Collateral Manager into another Person (where the Fund or the Collateral Manager is not a surviving entity) or any assignment of the Fund or the Collateral Manager’s role, in each case, other than to or with an Affiliate with access to at least substantially the same personnel and resources (including financial and technological) as AB Private Credit Investors LLC shall occur.

Upon the occurrence of an Event of Default, the Borrower shall promptly notify the Agents, the Collateral Manager and the Lenders and in writing (which notice shall refer to this Agreement and state that such notice is a notice of Default).

Section 6.2 Remedies. If an Event of Default shall have occurred and be continuing, the Controlling Parties or the Administrative Agent (acting at the direction of the Controlling Parties) may exercise (or direct the Collateral Agent in the exercise of) the rights, privileges and remedies set forth in this Section 6.2.

(a) Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by the Controlling Parties, whether or not approved by the Borrower’s managing member, designated manager or other persons performing similar functions: (i) issuance of any commitment to make, and the acquisition or origination (other than pursuant to commitments then in effect) of, any Collateral Obligation or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Obligation or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Obligation or other loan or security constituting any Collateral, except upon payment in full of such Collateral Obligation or other loan or security, or any subordination or limitation of recourse with respect thereto and except as otherwise required pursuant to the terms of the Underlying Instruments,

(iv) any sale, purchase, assignment or participation in respect of any Collateral Obligation or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Obligation or other loan or security) and (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Obligation or other loan or security constituting any Collateral following a default or event of default thereunder.

(b) Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Loan Documents, including Section 6.3, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent or the Controlling Parties, by notice to the Borrower, may do any one or more of the following:

(i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate (provided that, unless an Event of Default described in Section 6.1(d), (f) or (g) has occurred and is continuing, the Commitments shall not be terminated unless the Net Aggregate Exposure Amount is equal to zero); and

(ii) declare the principal of and the accrued interest on the Loans and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.9) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower;

provided that, upon the occurrence of any Event of Default described in clause (f) or (g) of Section 6.1, the Commitments shall automatically terminate and the Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

(c) Upon the occurrence and during the continuance of an Event of Default, the Controlling Parties or the Collateral Agent (acting at the direction of the Administrative Agent or the Controlling Parties) will have the right to take any other remedies set forth in Section 6.3(b) below or other remedies permitted by law.

Section 6.3 Additional Collateral Provisions.

(a) Release of Security Interest. If and only if all Secured Obligations have been paid in full and all Commitments have been terminated, the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale, substitution or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall automatically and without further action be deemed to hereby will immediately terminate and the Secured Parties’ security interest shall be released and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VI in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

(b) Additional Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties), acting at the written direction of the Controlling Parties through the Administrative Agent, shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the written direction of the Controlling Parties through the Administrative Agent, to the extent permitted by Applicable Law (including the UCC) and notwithstanding anything in the Loan Documents to the contrary, (i) instruct the Borrower to deliver any or all of the Collateral, the Underlying Instruments and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) if the Loans have been accelerated in accordance with this Agreement, sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the proceeds of any such Collateral; (iv) subject to the provisions of the applicable Underlying Instruments, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) demand in writing that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Secured Obligations, in accordance with the terms of the Underlying Instruments; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Secured Obligations; (x) subject to Section 12.16, make copies of or, if necessary, remove from the Borrower’s and its agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) so directed at the express written direction of the Controlling Parties through the Administrative Agent; provided that the Collateral Agent shall not be required to take any such action at the direction of the Controlling Parties through the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder (unless it has been provided with an indemnity agreement (including the indemnity provisions contained herein and in the other Loan Documents) which it reasonably deems to be satisfactory with respect thereto).

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Collateral Agent (acting at the written direction of the Controlling Parties acting through the Administrative Agent) or the Controlling Parties, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of the first paragraph of this Section 6.3(b) the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Secured Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by Applicable Law, without notice to the Borrower.

All documented sums paid or advanced by the Collateral Agent in connection with the foregoing and all documented out-of-pocket costs and expenses (including documented and reasonable fees and expenses of attorneys) incurred in connection therewith, together with interest thereon at the Default Interest Rate for the Loans from the date of demand of repayment by the Collateral Agent until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Secured Obligations.

Without the prior written consent of the Controlling Parties, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

Notwithstanding any other provision of this Article VI, in connection with the sale of the Collateral following an acceleration of the Secured Obligations, the Collateral Manager (or any of its Affiliates) shall have the right (which right, for avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to purchase all of the Collateral Obligations in the Collateral within two Business Days of its receipt of notice of such acceleration by paying to the Collateral Agent in immediately available funds, an amount equal to all outstanding Secured Obligations and, without duplication, all unpaid Administrative Expenses. Notwithstanding the foregoing purchase rights, if the Collateral Agent or the Controlling Parties propose to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Collateral Manager (or any of its Affiliates) and the Lenders shall have the right to offer bids to acquire all or any portion of the Collateral sold at such sale.

(c) Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(d) Underlying Instruments.

(i) The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Underlying Instruments, after the occurrence and during the continuance of an Event of Default, it shall (A) upon the written request of the Administrative Agent or the Collateral Agent promptly forward to such Agent all information and notices which it receives under or in connection with the Underlying Instruments relating to the Collateral, subject to applicable confidentiality requirements, and (B) upon the written request of the Administrative Agent or the Collateral Agent (at the direction of the Controlling Parties), act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Underlying Instruments relating to the Collateral only in accordance with the direction of such Agent; provided that if the Borrower receives conflicting requests pursuant to this subclause (B), it shall follow whichever request is evidenced to be derived from the direction of the Controlling Parties.

(ii) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Underlying Instruments relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

(e) Borrower Remains Liable.

(i) Notwithstanding anything herein to the contrary, (A) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Underlying Instruments) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (B) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from (and shall not impose upon such Secured Party) any of its duties or obligations under any such contracts or agreements included in the Collateral.

(ii) No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Loan Documents, and the transactions contemplated hereby and thereby, including under any Underlying Instrument or any other agreement or document that relates to Collateral (or to the exercise of any rights or remedies available to any Agent or any other Secured Party hereunder or thereunder) and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.

(f) Protection of Collateral. The Borrower, or the Collateral Manager on behalf of and at the expense of the Borrower, shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature (subject to Permitted Liens) of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi) pay or cause to be paid any and all material Taxes levied or assessed upon all or any part of the Collateral, except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

The Borrower hereby authorizes the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 6.3. Such authorization shall not impose upon the Collateral Agent, or release or diminish, the Borrower’s obligations under this Section 6.3. The Borrower further authorizes the Administrative Agent’s United States counsel to file any UCC-1 or UCC-3 financing statements that may be required by the Agents in connection with this Agreement and the transactions contemplated hereby.

Section 6.4 Application of Proceeds. Unless and until the Controlling Parties have exercised their right to direct the liquidation of the Collateral pursuant to this Article VI, all proceeds received in respect of the Collateral will be applied in accordance with the Priority of Payments specified in Section 9.1(a). All proceeds received after the Controlling Parties have exercised their right to direct the liquidation of the Collateral will be applied to the Obligations in the following order of priority on each date or dates fixed by the Collateral Agent (at the direction of the Administrative Agent on behalf of the Controlling Parties):

(a) first, to the payment of taxes (but not including any accrued and unpaid Increased Costs), governmental, registered office, registration and filing fees then due and owing by the Borrower; second, to the payment to the Collateral Agent for all due and unpaid Collateral Agent Fees and all other Administrative Expenses owing to the Collateral Agent, all amounts owing and payable hereunder and under the other Loan Documents to the Document Custodian, the Collateral Administrator and the Securities Intermediary (including, in each case, without limitation, indemnity payments); and third, to the payment to the Administrative Agent for all due and unpaid Administrative Agent Fees and all other Administrative Expenses owing to the Administrative Agent (including, without limitation, indemnity payments);

(b) to the payment of Administrative Expenses (other than those paid under clause (a) above), in the order of priority set forth in the definition of “Administrative Expenses”;

(c) to the payment of all other amounts due to the Agents hereunder;

(d) unless waived by the Collateral Manager, which waiver shall be permanent and irrevocable, to the payment to the Collateral Manager of all due and unpaid Collateral Management Fees in an amount not to exceed the accrued Collateral Management Fees for one Due Period;

(e) first, to the payment to the Lenders hereunder (allocated on a pro rata basis) of all amounts due which constitute principal, interest (excluding the additional two percent of interest payable at the Default Interest Rate), Make-Whole Fees, Minimum Utilization Fees, Unused Fees and all amounts due which constitute Increased Costs; and second, to the payment to the Lenders hereunder (on a pro rata basis) of all interest payable at the Default Interest Rate (to the extent not paid in clause “first” above) and all other amounts on and in respect of all Loans;

(f) to the payment of all amounts due to the Collateral Manager for any due and unpaid Collateral Management Fees to the extent not paid under clause (d) above (provided that, for the avoidance of doubt, no waived Collateral Management Fees shall be payable pursuant to this clause (f)); and

(g) any remainder to the Borrower.

If on any date that payments are made pursuant to this Section 6.4 the amount available to be paid pursuant to any of the foregoing clauses (a) through (g) is insufficient to make the full amount of the disbursements required pursuant to any such clause, such payments will be applied in the order and according to the priority set forth in clauses (a) through (g) above and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

Section 6.5 Addition of Capital Contributions. Any direct or indirect equityholders of the Borrower may, but shall have no obligation to, at any time or from time to time, make a capital contribution in Cash or Eligible Investments or an assignment and contribution of a Collateral Obligation (valued at such Collateral Obligation’s Principal Collateralization Amount) to the Borrower for the purpose of (a) curing any Event of Default (but no such contribution shall cure any Event of Default without the consent of the Administrative Agent), (b) enabling the acquisition or sale of any Collateral Obligation during the Revolving Period, (c) satisfying any Overcollateralization Ratio Test, any Eligibility Criteria or the Collateral Quality Test, (d) paying fees and expenses incurred in connection with the structuring, consummation and closing of the transaction contemplated by this Agreement, (e) prepaying the debt or (f) exercising a warrant or right to acquire securities held in the Collateral. The acquisition of Collateral Obligations using exclusively capital contributions will not be required to satisfy the Eligibility Criteria (other than clauses (e) and (f) of the definition thereof). Unless otherwise directed by the Borrower by prior or contemporaneous written notice to the Collateral Manager, the Administrative Agent and the Collateral Agent, all Cash contributed to the Borrower shall be designated and treated as Principal Proceeds (which designation shall be irrevocable).

ARTICLE VII

THE AGENTS

Section 7.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent (and as are applicable to the appointing party) by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as provided herein, only the Agents (and not one or more of the Lenders) shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that, except as otherwise provided herein or in another Loan Document, all notices, demands or requests from such Lender to the Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Lender acknowledges that, except as provided herein, the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder. No Agents shall be required to take any action which it shall have reasonable grounds for believing exposes such Agent to liability or which is contrary to this Agreement, the Loan Documents or Applicable Law unless such Agent is furnished with an indemnification reasonably satisfactory to such Agent. The Borrower agrees to compensate the Agents for their fees as set forth herein and in the Collateral Agent Fee Letter and the MUFG Margin Letter, as applicable, pursuant to the Priority of Payments.

Section 7.2 Agents and Affiliates. The Agents shall each have the same rights and powers under this Agreement as the Lenders and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent hereunder, and the term “Lender” and “ Lenders” may include MUFG and/or any Affiliate of MUFG in its individual capacity. The provisions in this Article VII with respect to the Agents shall apply only to the Agents acting in their capacities as such hereunder and not as Lenders.

Section 7.3 Actions by Agent. The obligations of the Agents hereunder are only those expressly set forth herein. No Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or any other Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against any Agent. The provisions of this Article VII are solely for the benefit of the Agents and the Lenders (other than Sections 7.1 and 7.8, which are also for the benefit of the Borrower). In performing its functions and duties solely under this Agreement and other Loan Documents, each Agent shall act solely as the agent of the Lenders (other than in respect of maintenance of the Register) and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI.

Section 7.4 Delegation of Duties; Consultation with Experts. Each Agent and the Securities Intermediary may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent nor the Securities Intermediary shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent and the Securities Intermediary may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Limitation of Liability of Agents.

(a) No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (x) with the consent or at the request of the Controlling Parties, a Majority of Lenders of any Class or Classes (or, with respect to the Collateral Agent, Collateral Administrator or Securities Intermediary, the Administrative Agent) or (y) in good faith and without bad faith, fraud, gross negligence, willful misconduct or reckless disregard of its duties. No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or the Collateral Manager; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents, the Collateral Obligations or any other instrument or writing furnished in connection herewith (including, for the avoidance of doubt, the existence, priority or perfection of the liens and security interests granted hereunder or under any other Loan Document). No Agent shall incur any liability by acting in good faith in reliance upon any notice, direction, consent, certificate, statement, other writing or electronic communication (which may be a bank wire, telex or similar writing) reasonably believed by it in good faith to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, each of the Collateral Agent, the Collateral Administrator or the Securities Intermediary may rely on any order, direction, request or instruction provided to it by the Administrative Agent, the Controlling Parties, the Borrower or the Collateral Manager (on its own behalf or on behalf of the Borrower), without inquiry, as being conclusive evidence of the authority of the Administrative Agent, Controlling Parties, the Borrower or the Collateral Manager to deliver such order, direction, request or instruction. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, in good faith under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of the Controlling Parties (or, with respect to the Collateral Agent, the Collateral Administrator or the Securities Intermediary, at the direction of the Administrative Agent), a Majority of Lenders of any Class or Classes and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (or, with respect to the Collateral Agent, Collateral Administrator or Securities Intermediary, the Administrative Agent), as applicable. Under no circumstances shall the Agents be deemed liable for any special, indirect, punitive or consequential damages (including lost profits) under or pursuant to this Agreement, its duties or obligations hereunder or arising out of or relating to the subject matter hereof, even if such Agent has been advised of the likelihood of such damages and regardless of the form of action.

(b) The following additional provisions apply with respect to the Agents:

(i) no Agent shall be deemed to have notice or knowledge of the occurrence and continuance of an Event of Default until an Administrative Officer of such Agent shall have received written notice (which notice shall refer to this Agreement and state that such notice is a notice of Default or Event of Default) thereof from the Borrower, the Collateral Manager, the Administrative Agent, a Lender, the Fund or any other Person, as the case may be;

(ii) no provision of this Agreement or the other Loan Documents shall require any Agent to advance, expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk, expense or liability is not reasonably assured to it; provided, however, that the reasonable and documented costs of performing its ordinary services under this Agreement shall not be deemed an “financial liability” for purposes hereof;

(iii) if, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent (and the Administrative Agent shall request written instructions from the Controlling Parties or a Majority of Lenders of any Class or Classes, as applicable) as to the course of action desired, and the Collateral Agent shall follow such direction and shall be entitled to conclusively rely thereon without any liability therefor (except for such as a result of the Collateral Agent’s gross negligence or willful misconduct). If the Collateral Agent does not receive such instructions within five Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action (and shall be fully protected in so acting or refraining from acting). The Collateral Agent shall act in accordance with instructions received after such five Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions;

(iv) the Collateral Agent shall be under no liability for interest on any funds received by it hereunder except to the extent of income or other gain on Eligible Investments which are deposits in or certificates of deposit of U.S. Bank National Association or any Affiliate in its commercial capacity and income or other gain actually received (and not subsequently reinvested, withdrawn or distributed) by the Collateral Agent in Eligible Investments;

(v) no Agent shall be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that each Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances; and

(vi) without prejudice to the Collateral Agent’s duties under Article VI or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Obligations or any other Collateral under any circumstances, including if payment is refused after due demand.

(c) Each Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth with respect to such Agent in this Agreement, and the each Agent shall satisfy those respective duties specifically set forth in this Agreement so long as it acts without gross negligence, fraud or willful misconduct as determined by a final non-appealable decision by a court of competent jurisdiction. No covenants or obligations shall be implied in this Agreement or the other Loan Documents against any Agent. The grant of any permissive right or power hereunder (without an explicit duty to act) to any Agent shall not be construed to impose a mandatory duty to act.

(d) In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Borrower to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. Except as otherwise provided in Section 8.2(c) or Section 8.3, in the absence of a Borrower Order or, after an Event of Default, a direction from the Administrative Agent (at the direction of the Controlling Parties), all funds in any account held under this Agreement shall be held uninvested.

(e) The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(f) Without limiting the generality of any terms of this Section 7.5, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Administrative Agent, the Collateral Manager or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Loan Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(g) In order to comply with Applicable Law, the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Law. The Collateral Agent may from time to time establish any additional accounts deemed necessary or desirable for convenience in administering the Collateral so long as each such account is at all times subject to a valid and perfected first priority lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

(h) The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Controlling Parties, a Majority of Lenders of any Class or Classes or the Administrative Agent unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses (including the reasonable fees and expenses of its attorneys and counsel), and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Loan Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided an indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Loan Document unless and until directed by the Controlling Parties or a Majority of Lenders of any Class or Classes (or the Administrative Agent on their behalf).

(i) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper, electronic communication or document. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties. The Collateral Agent may consult with legal counsel (including, without limitation, counsel for the Borrower or the Administrative Agent or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Collateral Agent shall not be liable for the actions of omissions of the Administrative Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of the Administrative Agent with the terms or requirements of this Agreement, any Loan Document or any related document, or their duties thereunder. The Collateral Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive hereunder.

(j) The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Loan Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Loan Documents to which it is a party. Whether or not expressly stated in such Loan Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(k) Except as expressly provided herein or in any other Loan Document, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate or verify any report, certificate or information received by it from the Borrower, the Collateral Manager, any Lender or the Administrative Agent or to otherwise monitor the activities of the Borrower or Collateral Manager.

(l) In the event that the Collateral Agent is also acting in the capacity of Collateral Administrator, paying agent or U.S. Bank National Association is also acting in the capacity of Document Custodian or Securities Intermediary hereunder or under the other Loan Documents, the rights, protections, immunities and indemnities afforded the Collateral Agent pursuant to this Article VII shall also be afforded to U.S. Bank Trust Company, National Association or U.S. Bank National Association, as applicable, acting in such capacities; provided that such rights, protections, immunities and indemnities shall be in addition to any rights, protections, immunities and indemnities provided in the Loan Documents or any other documents to which U.S. Bank Trust Company, National Association or U.S. Bank National Association, as applicable in such capacity is a party.

(m) The Collateral Agent shall not be charged with knowledge or notice of any matter unless actually known to an Administrative Officer of the Collateral Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Collateral Agent at its address in accordance with Section 12.1.

(n) Without limiting the generality of any terms of this Section 7.5, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager, the Administrative Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(o) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. It is expressly acknowledged by the Borrower, the Collateral Manager and the Administrative Agent that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.

(p) Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting willful misfeasance, fraud or gross negligence. The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Collateral Manager, the Administrative Agent or

any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Collateral Manager, the Administrative Agent or another Person except to the extent that such untimeliness, inaccuracies or errors are caused by the Collateral Agent’s willful misfeasance, fraud or gross negligence. Except as provided in the preceding sentence, the Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Collateral Manager, the Administrative Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent.

(q) The Collateral Agent shall not be responsible for the preparation or filing of any UCC financing statements or continuation statements or the correctness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement.

(r) The Collateral Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Benchmark (or any other applicable index, floating rate or other Applicable Rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any material disruption or other event relating to Term SOFR, (ii) to select, determine or designate any Applicable Rate or other alternate reference rate, or other successor or replacement rate, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Applicable Margin or any other spread adjustment or other modifier to any Applicable Rate or other replacement or successor rate or index, or (iv) to determine whether or what amendments or changes are necessary or advisable, if any, in connection with any of the foregoing.

(s) Other than as a result of gross negligence, fraud or willful misconduct, the Collateral Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or the other Loan Documents as a result of the unavailability of Benchmark (or any other applicable index, floating rate, or other Applicable Rate) and the absence of any Applicable Rate or other replacement index or floating rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Collateral Manager, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

(t) The Collateral Agent shall not be under any obligation to (i) confirm or verify whether the conditions to the delivery of Collateral have been satisfied or to determine whether (A) a loan is a Collateral Obligation or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder, (B) an investment is an Eligible Investment or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder or (ii) evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower in connection with the grant by the Borrower to the Collateral Agent of any item constituting the Collateral or otherwise, or in that regard to examine any underlying documents, in order to determine compliance with the applicable requirements of and restrictions on transfer of a Collateral Obligation or Eligible Investment.

Section 7.6 Indemnification. Each Lender shall, ratably in accordance with its Percentage Share, indemnify the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any reasonable and documented cost, expense (including fees of counsel, experts and agents and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as determined by a final non-appealable decision by a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents (including any enforcement by any Agent of this Agreement or the other Loan Documents) or any action taken or omitted by such indemnitees hereunder or thereunder and, in each case, whether or not a claim, demand or action was brought by or involving the Borrower, any Lender or any third party.

Section 7.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or its affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with their acting as Agents under this Agreement and the other Loan Documents.

Section 7.8 Successor Agent. An Agent or the Securities Intermediary may give notice of its intent to resign at any time by giving at least 30 days’ prior written notice thereof to the Lenders, the Fund, the Borrower and the Collateral Manager; provided that any such resignation by an Agent or the Securities Intermediary shall not be effective until a successor agent shall have been appointed and approved in accordance with this Section 7.8. Upon receipt of any such notice, the Controlling Parties shall have the right to appoint a successor Agent or successor Securities Intermediary, as applicable, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed). If no successor Agent or successor Securities Intermediary, as applicable, shall have been so appointed by the Controlling Parties, shall have been approved by the Borrower, and shall have accepted such appointment, within 30 days after the notice of resignation or removal thereof, then the retiring Agent or Securities Intermediary, as applicable, may (i) petition a court of competent jurisdiction to appoint a successor Agent or Securities Intermediary, as applicable, or (ii) appoint a successor Agent or Securities Intermediary, as applicable, in each case, which such successor Agent or Securities Intermediary, as applicable, shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as such Agent or Securities Intermediary, as applicable, hereunder by a successor Agent or Securities Intermediary, as applicable, such successor Agent or Securities Intermediary, as applicable, shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent or Securities Intermediary, as applicable, and the retiring Agent or Securities Intermediary, as applicable, shall be discharged from its duties and obligations hereunder, and the successor Agent or Securities Intermediary, as applicable, shall provide written notice of such appointment to the Lenders and the Collateral Manager. In addition, upon the affirmative vote of the Controlling Parties exercising good faith that an Agent or the Securities Intermediary has acted with gross negligence or committed an act of willful misconduct or failed to act as required due to gross negligence or willful misconduct in its capacity as agent for the Lenders hereunder, the Controlling Parties may remove such Agent or Securities Intermediary, as applicable, upon 30 days’ prior written notice; provided that (i) a Lender hereunder agrees to serve as Agent or Securities Intermediary, as applicable, and (ii) the Borrower has consented to such Lender serving as Agent or Securities Intermediary, as applicable (which consent shall not be unreasonably withheld or delayed) until a successor Agent or Securities Intermediary, as applicable, shall be appointed pursuant to the terms of this Section 7.8. For the avoidance of doubt, any retiring Agent or the retiring Securities Intermediary shall continue to receive the fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement, the other Loan Documents or any applicable fee letter until a successor Agent or Securities Intermediary, as applicable, has been appointed and has agreed to act as an Agent or Securities Intermediary, as applicable, hereunder. After any retiring Agent’s or Securities Intermediary’s resignation hereunder as Agent or Securities Intermediary, as applicable, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent or the Securities Intermediary, as applicable. With respect to any Person (i) into which an Agent or the Securities Intermediary may be merged or consolidated, (ii) that may result from any merger or consolidation to which an Agent or the Securities Intermediary shall be a party, or (iii) with respect to the Collateral Agent that may succeed to the corporate trust business and assets of the Collateral Agent substantially as a whole, shall be the successor to such Agent or the Securities Intermediary, as applicable, in all of its capacities under this Agreement and under all other Loan Documents without further act of any of the parties to this Agreement.

Section 7.9 Execution of Account Control Agreement. Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, obligations, representations, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.

ARTICLE VIII

ACCOUNTS AND COLLATERAL

Section 8.1 Collection of Money.

(a) Except as otherwise expressly provided herein, the Collateral Agent may demand in writing payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement (other than amounts specifically required herein to be paid to the Administrative Agent), including, but not limited to, all payments or any other amounts due on the Collateral Obligations and Eligible Investments, in accordance with the terms and conditions of such Collateral Obligations and Eligible Investments. The Collateral Agent shall segregate and hold all such Money and property received by it for the benefit of the Lenders and shall apply it as provided in this Agreement.

(b) All payments on the Collateral Obligations and other Collateral shall be made directly to the Collateral Agent (at a bank in the United States), will be held in the Collection Account, and will be divided into Interest Proceeds (including Fee Proceeds) and Principal Proceeds. Such amounts shall be applied in accordance with the Priority of Payments and the terms of this Agreement.

(c) The Borrower will provide the Collateral Agent and the Securities Intermediary with a certified copy of each agreement under which the Borrower sells a participation interest in any Collateral Obligation pursuant to Section 10.1(b) or sells all or any part of a Collateral Obligation by assignment pursuant to Section 10.1. Upon receipt of written certification by the Borrower (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Obligations) to the effect that specified amounts received by the Collateral Agent from an Obligor do not constitute Collections subject to this Agreement but are required by the terms of such a participation or assignment agreement to be paid by the Borrower to the purchaser of a participation interest sold by the Borrower or assignee of the Borrower, as the case may be, the Collateral Agent will disburse such amounts, as directed in such certificate.

(d) The parties to the transactions contemplated by this Agreement intend that each of the Covered Accounts shall be securities accounts of the Collateral Agent and not accounts of the Borrower. The Securities Intermediary shall comply with entitlement orders originated by the Collateral Agent without the further consent of any other person or entity. Without limiting the generality of the foregoing, if the Collateral Agent notifies the Securities Intermediary that the Collateral Agent shall exercise exclusive control over the Covered Accounts, the Securities Intermediary shall cease complying with entitlement orders or other directions relating to the Covered Accounts (or any financial assets or other funds or property credited to or held, deposited, or carried in the Covered Accounts) originated by the Borrower or any other Person or entity other than the Collateral Agent. For the avoidance of doubt, the Collateral Agent shall not seek to exercise exclusive control over the Covered Accounts at any time prior to the occurrence and continuance of an Event of Default. The immediately preceding sentence is an agreement as between the Collateral Agent and the Borrower alone and does not constitute an agreement of the Securities Intermediary.

The Securities Intermediary shall agree, and U.S. Bank National Association as Securities Intermediary hereby agrees, with the Collateral Agent that (i) each of the Covered Accounts shall be securities accounts of the Collateral Agent, (ii) all property credited to the Covered Accounts shall be treated as a “financial asset” for purposes of the UCC, (iii) the Securities Intermediary shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Covered Accounts subject to the rights of the Borrower specified herein, (iv) the Securities Intermediary shall not agree with any person or entity other than the Collateral Agent to comply with entitlement orders originated by any person or entity other than the Collateral Agent, (v) the Covered Accounts and all property credited to the Covered Accounts shall not be subject to any lien, security interest, right of set-off, or encumbrance in favor of the Securities Intermediary or any person or entity claiming through the Securities Intermediary (other than the Collateral Agent) except for the right to debit for any item returned by reason of non-sufficient funds, (vi) the State of New York shall be the securities intermediary’s jurisdiction of the Securities Intermediary for purposes of the UCC, and (vii) any agreement between the Securities Intermediary and the Collateral Agent with respect to the Covered Accounts shall be governed by the laws of the State of New York. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in bank loans or participations (collectively, “Loan Assets”) may be acquired and delivered by the Borrower to the Securities Intermediary from time to time which are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Securities Intermediary of a facsimile copy of an assignment agreement (“Loan Assignment Agreement”) in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loan Assets on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower, and (c) any duty on the part of the Securities Intermediary with respect to such Loan Asset (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan Asset for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Securities Intermediary in the physical custody of any such Loan Assignment Agreement that may be delivered to it; provided that the Securities Intermediary shall maintain such Loan Assets as required by this Agreement and the other Loan Documents; provided, further, the Securities Intermediary shall be deemed to have exercised reasonable care with respect to the custody, safekeeping and physical preservation of the Loan Assets in its possession, under Section 9-207 of the UCC or otherwise, to the extent of any action taken at the direction of the Administrative Agent with respect to the Loan Assets. It is acknowledged and agreed that neither the Securities Intermediary nor the Collateral Agent is under a duty to examine underlying credit agreements or loan documents to determine the validity or sufficiency of any Loan Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the Borrower’s title to any related Loan Asset. The Securities Intermediary shall be entitled to establish sub-accounts of the Covered Accounts as may be necessary for the administration of the Covered Accounts.

Section 8.2 Collection Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated non-interest bearing account in the name “ABPCIC Funding V LLC Collection Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Collection Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in the name of the Collateral Agent for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal, into which the Collateral Agent shall from time to time deposit (i) all proceeds received from the disposition of any Collateral (unless, during the Revolving Period, simultaneously reinvested in Collateral Obligations, subject to Article X, or in Eligible Investments or to prepay the Loans in accordance with Section 2.7) and (ii) all Interest Proceeds (including all Fee Proceeds) and all Principal Proceeds. All Moneys deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied for the purposes herein provided. The Collection Account shall remain at all times with an Eligible

Account Bank. In the event that the account bank at which the Collection Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Collection Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Collection Account to an Eligible Account Bank (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Collection Account shall be in accordance with the provisions of Sections 6.4, 8.2 and 9.1. Notwithstanding the foregoing, the Collateral Agent is hereby authorized to establish one or more subaccounts of the Collection Account, one of which shall be designated the “Interest Collection Account” and the other the “Principal Collection Account” and which together will comprise the “Collection Account” for all purposes of this Agreement and the Account Control Agreement.

(b) All Distributions and any net proceeds from the sale or disposition of Pledged Collateral or other collateral received by the Collateral Agent shall, subject to the parenthetical in Section 8.2(a)(ii), be immediately deposited into the Collection Account. Subject to Sections 8.2(d) and 8.2(e), all such property, together with any investments in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Collateral Agent in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided in this Section 8.2. (i) So long as no Event of Default has occurred and is continuing, by Borrower Order (which may be in the form of standing instructions), the Borrower shall and (ii) after the occurrence and during the continuation of an Event of Default, the Administrative Agent (at the direction of the Controlling Parties) shall direct the Collateral Agent to, and, upon receipt of such Borrower Order or direction, as applicable, the Collateral Agent shall, invest all funds received into the Collection Account during a Due Period, and amounts received in prior Due Periods and retained in the Collection Account, as so directed in Eligible Investments having stated maturities no later than the second Business Day immediately preceding the next Quarterly Distribution Date (provided that Eligible Investments issued by the Collateral Agent in its capacity as a banking institution may mature on such Quarterly Distribution Date). The Borrower and the Administrative Agent each agrees that it shall not give any instruction to invest such funds other than as permitted by this Agreement. So long as no Event of Default has occurred and is continuing, the Collateral Agent, within one Business Day after receipt of any Distribution or other proceeds which are not Cash, shall so notify the Borrower and the Borrower shall, within six months of receipt of such notice from the Collateral Agent, sell such Distribution or other proceeds for Cash (at a price equal to fair market value as reasonably determined by the Collateral Manager in accordance with the Collateral Manager Standard) to any Person (including an Affiliate of the Borrower) and deposit the proceeds thereof in the Collection Account for investment pursuant to this Section 8.2; provided that the Borrower need not sell such Distributions or other proceeds if it delivers a certificate of an Authorized Officer to the Administrative Agent certifying that such Distributions or other proceeds constitute Collateral Obligations or Eligible Investments or securities subject to transfer restrictions that do not permit such sale.

(c) So long as no Event of Default has occurred and is continuing, if the Borrower shall not have given any investment directions pursuant to Section 8.2(b), the Collateral Agent shall seek instructions from the Borrower within one Business Day after transfer of such funds to the Collection Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to the Collection Account, the Collateral Agent shall again seek instructions from the Borrower. If the Collateral Agent does not receive written instructions from the Borrower within five Business Days after such second request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in U.S. Bank Money Market Deposit Account (MMDA); provided that such account satisfies the Eligible Investment Required Ratings. The Borrower agrees that it shall not give any instruction to invest such funds other than as permitted by this Agreement. After the occurrence and during the continuation of an Event of Default, if the Administrative Agent (at the direction of the Controlling Parties) shall not have given investment directions to the Collateral Agent pursuant to Section 8.2(b) for three consecutive days, the Collateral Agent shall seek instructions from the Administrative Agent. The Administrative Agent agrees that it shall not give any instruction to invest such funds other than as permitted by this Agreement. If the Collateral Agent does not receive written instructions from the Administrative Agent within five Business Days after such request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in U.S. Bank Money Market Deposit Account (MMDA); provided that such account satisfies the Eligible Investment Required Ratings. All interest and other income from such investments shall be deposited in the Collection Account, any gain realized from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Collection Account.

(d) During the Revolving Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, (i) withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in Collateral Obligations as permitted under and in accordance with the requirements of Article X and such Borrower Order, (ii) apply Principal Proceeds to make a prepayment of the Loans in accordance with Section 2.7 so long as on the date of such prepayment no Commitment Shortfall results therefrom and (iii) transfer Principal Proceeds to the Unfunded Reserve Account so long as on the date of such transfer and after giving effect thereto the amount standing to the credit of the Unfunded Reserve Account shall not exceed the aggregate Unfunded Amount.

After the Revolving Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall apply Principal Proceeds received by the Borrower (before or after the end of the Revolving Period) towards (A) the acquisition or origination of Collateral Obligations, (B) the payment or funding of Unfunded Amounts or (C) the funding of the Unfunded Reserve Account on any Business Day (in an amount not exceeding the Unfunded Amount), in each case pursuant to commitments entered into by the Borrower prior to the end of the Revolving Period.

By Borrower Order, the Borrower may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, pay from time to time on dates other than Quarterly Distribution Dates from Interest Proceeds on deposit in the Collection Account, Administrative Expenses; provided that the aggregate amount of Administrative Expenses paid in any Due Period (excluding Administrative Expenses paid on Quarterly Distribution Dates pursuant to the Priority of Payments) shall not exceed the Retained Expense Amount determined on the immediately prior Quarterly Distribution Date plus, without duplication, the Monthly Cap applicable on the next Quarterly Distribution Date.

(e) The Collateral Agent shall transfer to the Payment Account for application pursuant to Section 9.1(a), on or about the Business Day (but in no event more than two Business Days) prior to each Quarterly Distribution Date, any amounts then held in the Collection Account other than proceeds received after the end of the Due Period with respect to such Quarterly Distribution Date.

(f) The Collateral Agent agrees to give the Borrower, the Fund and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Collection Account or any funds on deposit therein, or otherwise to the credit of the Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(g) Subject to requirements of Section 6.5, at any time and from time to time the Borrower, or the Collateral Manager on the Borrower’s behalf, may deposit (including for purposes of satisfying the Overcollateralization Ratio Test or curing an Overcollateralization Ratio Breach) into the Collection Account funds not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) all such funds are to be treated as Principal Proceeds or Interest Proceeds as designated by the Borrower and (ii) upon the deposit of such funds into the Collection Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable.

(h) The Collateral Agent may from time to time establish in the corporate trust department of the Securities Intermediary in the name of the Borrower, subject to the lien of the Collateral Agent for the benefit of the Secured Parties, any additional subaccounts deemed necessary by the Collateral Agent or the Collateral Manager (on behalf of the Borrower) for convenience of administering the Covered Accounts and the Collateral.

Section 8.3 Payment Account; Unfunded Reserve Account; Closing Expense Account; Interest Reserve Account.

(a) Payment Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated non-interest bearing account in the name “ABPCIC Funding V LLC Payment Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Payment Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in the name of the Collateral Agent for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held by the Collateral Agent for the benefit of the Secured Parties. Except as provided in Sections 6.4 and 9.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on the Loans and the principal of the Loans in accordance with their terms and the provisions of this Agreement and, upon Borrower Order or in accordance with the Quarterly Distribution Report, to pay fees, Administrative Agent Fees, Collateral Agent Fees, Administrative Expenses, Make-Whole Fees, Minimum Utilization Fees, Unused Fees, Increased Costs and other amounts specified therein, each in accordance with

(and subject to the limitations contained in) the Priority of Payments. The Collateral Agent agrees to give the Borrower, the Fund and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with an Eligible Account Bank, and the amounts therein shall remain uninvested. In the event that the account bank at which the Payment Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Payment Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Payment Account to an Eligible Account Bank (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement.

(a) Unfunded Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated non-interest bearing account in the name “ABPCIC Funding V LLC Unfunded Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Unfunded Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in the name of the Collateral Agent for the benefit of the Secured Parties and amounts shall be deposited from time to time in such account in accordance with Articles VIII and IX. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Unfunded Reserve Account as so directed solely in overnight funds that are Eligible Investments. If the Collateral Agent does not receive written instructions from the Borrower, it shall invest and reinvest the funds held in the Unfunded Reserve Account, as fully practicable, in U.S. Bank Money Market Deposit Account (MMDA); provided that such account satisfies the Eligible Investment Required Ratings. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Unfunded Reserve Account shall be (i) to fund or pay Unfunded Amounts, (ii) at the election of the Borrower during the Revolving Period, to be applied as Principal Proceeds for use as is provided in this Agreement (including, without limitation, as provided in Section 9.1(a)(ii)) and (iii) after the Revolving Period, to the extent of any Excess Reserve Amount, to be applied as Principal Proceeds in accordance with Section 9.1(a)(ii). Notwithstanding the foregoing, the amount of all funds on deposit in the Unfunded Reserve Account on any date that exceeds the aggregate Unfunded Amount on such date shall be transferred to the Collection Account on such date and applied as Principal Proceeds. For the avoidance of doubt, any amounts transferred from the Unfunded Reserve Account for application as Principal Proceeds as provided above shall be further invested in Collateral Obligations (to the extent expressly permitted by the other provisions in this Agreement) or applied as Principal Proceeds in accordance with Section 9.1(a)(ii), in each case as expressly provided in this Agreement. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Unfunded Reserve Account or any funds on deposit therein, or otherwise to the credit of the Unfunded Reserve Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Unfunded Reserve Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the

Unfunded Reserve Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Unfunded Reserve Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Unfunded Reserve Account to an Eligible Account Bank (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement. Any interest earned on Eligible Investments held in the Unfunded Reserve Account shall be applied as Interest Proceeds.

(b) [Reserved].

(c) Closing Expense Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated non-interest bearing account in the name “ABPCIC Funding V LLC Closing Expense Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Closing Expense Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Closing Expense Account shall be held by the Collateral Agent for the benefit of the Secured Parties. On or prior to the Closing Date, the Borrower shall deposit $1,250,000 into the Closing Expense Account. On any Business Day during the period that the Closing Expense Account is open, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower, to pay fees and expenses of the Borrower incurred in connection with the structuring, consummation, closing and post-closing of the transaction contemplated by this Agreement. Upon the delivery on any date that is at least 60 days after the Initial Borrowing Date of a Borrower Order instructing the Collateral Agent to close the Closing Expense Account, all funds in the Closing Expense Account will be deposited in the Collection Account as either Interest Proceeds or Principal Proceeds (or combination thereof), as directed by the Collateral Manager, and the Closing Expense Account will be closed. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Closing Expense Account during a Due Period as so directed by the Borrower in Eligible Investments. If the Collateral Agent does not receive written instructions from the Borrower within five Business Days after any request, it shall invest and reinvest the funds held in the Closing Expense Account, as fully practicable, in U.S. Bank Money Market Deposit Account (MMDA); provided that such account satisfies the Eligible Investment Required Ratings. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds as it is received. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Closing Expense Account or any funds on deposit therein, or otherwise to the credit of the Closing Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Closing Expense Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Closing Expense Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Closing Expense Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Closing Expense Account to an Eligible Account Bank (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.3(d).

(d) Interest Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated account in the name “ABPCIC Funding V LLC Interest Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Interest Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The only permitted deposits to or withdrawals from the Interest Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Interest Reserve Account other than in accordance with this Agreement and the Priority of Payments. On or prior to the Initial Borrowing Date, the Borrower shall deposit $0 into the Interest Reserve Account. Amounts on deposit in the Interest Reserve Account will be invested in Eligible Investments selected by the Collateral Manager, and earnings from all such investments will be deposited in the Collection Account as Interest Proceeds. If the Collateral Manager does not select an Eligible Investment, amounts on deposit in the Interest Reserve Account will be invested, as fully practicable, in U.S. Bank Money Market Deposit Account (MMDA); provided that such account satisfies the Eligible Investment Required Ratings. On each Quarterly Distribution Date while the Interest Reserve Account is open, funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Quarterly Distribution Date in accordance with the Priority of Payments, but solely to the extent that other Interest Proceeds are not available to satisfy all amounts described in Section 9.1(a)(i)(A) through (J). On or after the one-year anniversary of the Closing Date, the Collateral Manager may direct that the Interest Reserve Account be closed, and any proceeds therein shall be transferred to the Collection Account and applied as Interest Proceeds. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Interest Reserve Account shall be in accordance with the provisions of this Section 8.3(e). The Interest Reserve Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Interest Reserve Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Interest Reserve Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Interest Reserve Account to an Eligible Account Bank (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement.

Section 8.4 Custodial Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated non-interest bearing account in the name “ABPCIC Funding V LLC Custodial Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Custodial Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be maintained in the corporate trust department of the Securities Intermediary pursuant to the terms of the Account Control Agreement and over which the Collateral Agent shall have exclusive control, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all assets or securities at any time on deposit in, or otherwise to the credit of, the Custodial Account shall be held by the Securities Intermediary on behalf of and for the benefit for the Collateral Agent for the benefit of the Secured Parties. Except in connection with a liquidation pursuant to Article VI, the only permitted withdrawal from the Custodial Account or in, or otherwise to the credit of, the Custodial Account shall be as directed, upon Borrower Order, in accordance with the provisions of Sections 8.6 and 8.7. The Collateral Agent agrees to give the Borrower, the Fund and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Custodial Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Custodial Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Custodial Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Custodial Account to an Eligible Account Bank (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement.

The Collateral Agent is hereby directed to appoint U.S. Bank National Association, as document custodian (the “Document Custodian”) to act as a custodian of the Custodial Documents in accordance with Article XIV and as securities intermediary for purposes of this Agreement and the other Loan Documents. Any successor custodian shall be a state or national bank or trust company which (i) is not an Affiliate of the Borrower, (ii) (x) has a short-term credit rating of “P-1” by Moody’s or a long-term credit rating of at least “A2” by Moody’s (neither of which rating is on credit watch for possible downgrade) or (y) has a combined capital and surplus of at least U.S.$100,000,000 and a rating of at least “BBB+” by S&P and (iii) is a securities intermediary. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Securities Intermediary.

(b) Except as otherwise provided in Sections 8.6 and 8.7, all right, title and interest of the Borrower in and to the Custodial Account, all related property, and all proceeds thereof shall be subject to the security interest of the Collateral Agent hereunder.

(c) With respect to securities (including without limitation debt and equity securities, bonds, money market funds and mutual funds) issued in the United States, the Shareholders Communications Act of 1985 (the “Act”) requires the Securities Intermediary to disclose to the issuers of such securities, upon their request, the name, address and securities position of its customers who are (a) the “beneficial owners” (as defined in the Act) of such issuer’s securities, if the beneficial owner does not object to such disclosure, or (b) acting as a “respondent bank” (as defined in the Act) with respect to such securities. (Under the Act, “respondent banks” do not have the option of objecting to such disclosure upon the issuers’ request.) The Act defines a “beneficial owner” as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security. The Act defines a “respondent bank” as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as the Securities Intermediary. Under the Act, a customer is either the “beneficial owner” or a “respondent bank”. The “customer” for purposes hereof shall mean the Borrower and each Lender, each of which shall be deemed to be the “beneficial owner” (as defined in the Act) of such securities to be held by the Securities Intermediary hereunder, and each of the Borrower and the Lenders hereby waives any objection to the disclosure of its name, address and securities position to any such issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Borrower and each Lender. Each of the Borrower and the Lenders may, by written notice to the Securities Intermediary, opt out of the waiver referred to in the foregoing sentence and elect not to consent to the disclosure referred to in the foregoing sentence. With respect to such securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

(d) Subject to Section 5.8, Section 6.5 and Section 10.2, at any time and from time to time the Borrower, or the Collateral Manager on the Borrower’s behalf, may deposit (including for purposes of satisfying the Overcollateralization Ratio Test or curing an Overcollateralization Ratio Breach) into the Custodial Account, Collateral Obligations and/or Eligible Investments not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) all such funds are to be treated as Collateral Obligations and/or Eligible Investments, as applicable, for all purposes of this Agreement, and (ii) upon the deposit of such funds into the Custodial Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.5 [Reserved].

Section 8.6 Acquisition of Collateral Obligations and Eligible Investments. Each time that the Borrower acquires any Collateral Obligation, Eligible Investment or other Collateral, the Borrower shall, if such Collateral Obligation or Eligible Investment or other Collateral has not already been transferred to the Custodial Account, transfer or cause the transfer of such Collateral Obligation or Eligible Investment and other Collateral to the Securities Intermediary to be held for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Obligations and Eligible Investments and other Collateral so acquired, including all rights of the Borrower in and to any Underlying Instruments and Collections with respect to such Collateral Obligations and Eligible Investments and other Collateral.

Section 8.7 Release of Security Interest in Sold Collateral Obligations and Eligible Investments; Release of Security Interests Upon Termination.

(a) Upon any sale or other disposition of a Collateral Obligation or Eligible Investment or other Collateral (or portion thereof) in accordance with the terms of this Agreement, the security interest of the Collateral Agent in such Collateral Obligation or Eligible Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of), and in all Collections and rights under Underlying Instruments with respect to such Collateral Obligation or Eligible Investment or other Collateral (but not in the proceeds of such sale or other disposition) shall, immediately upon the sale or other disposition of such Collateral Obligation or Eligible Investment or other Collateral (or such portion), and without any further action on the part of the Collateral Agent, be released, except for the proceeds of such sale or other disposition and except to the extent of the interest, if any, in such Collateral Obligation or Eligible Investment or other Collateral which is then retained by the Borrower or which thereafter reverts to the Borrower for any reason.

(b) Upon the payment in full of the Secured Obligations (other than any unasserted Contingent Obligations) and termination of all Commitments hereunder, the Collateral shall be released from the liens created hereby and under the other Loan Documents, and this Agreement and all obligations of the Agents and each Lender hereunder and all obligations of the Agents shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower. At the request and sole expense of the Borrower following any such termination, the Administrative Agent and/or the Collateral Agent, as applicable, shall promptly deliver to the Borrower (or its designee) any Collateral held by such Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination. Any such release or termination shall be subject to the provision that the Secured Obligations shall be reinstated if after such release or termination any portion of any payment in respect of the Secured Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) At the same time as any Collateral is transferred to a Tax Subsidiary, the Collateral Agent, as agent for the Secured Parties, shall promptly release its Lien on all or the relevant portion of the Pledged Collateral and deliver it to such Tax Subsidiary after each of (i) delivery to the applicable Account of an instrument or instruments representing 100% of the equity interests of such Tax Subsidiary and (ii) receipt of a Borrower Order from the Borrower to release such Lien.

Section 8.8 Method of Collateral Transfer. Notwithstanding any other provision of this Agreement, each item of Collateral shall be delivered to the Securities Intermediary by:

(a) with respect to such of the Collateral as constitutes an instrument, tangible chattel paper or a negotiable document, causing the Document Custodian to take possession of such instrument indorsed to the Document Custodian or in blank, or such negotiable document, or tangible chattel paper, in the State of Wisconsin separate and apart from all other property held by the Document Custodian;

(b) with respect to such of the Collateral as constitutes Cash or Money, (i) causing the delivery of such Cash or Money to the Securities Intermediary, (ii) causing the Securities Intermediary to credit such Cash or Money to the applicable Covered Account and (iii) causing the Securities Intermediary to indicate continuously on its book and records that such Cash or Money is credited to the applicable Covered Account;

(c) with respect to such of the Collateral as constitutes a certificated security in bearer form, causing the Securities Intermediary to take possession of the related security certificate in the State of Wisconsin;

(d) with respect to such of the Collateral as constitutes a certificated security in registered form, causing the Securities Intermediary to take possession of the related security certificate in the State of Wisconsin, indorsed to the Securities Intermediary or in blank by an effective indorsement, or registered in the name of the Securities Intermediary, upon original issue or registration of transfer by the issuer of such certificated security;

(e) with respect to such of the Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register such Collateral to the Securities Intermediary for further credit to the Custodial Account;

(f) with respect to such of the Collateral as constitutes a security entitlement, causing the Securities Intermediary to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

(g) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent or the Securities Intermediary, as applicable, by a bank the jurisdiction of which for purposes of the UCC is the State of New York; and

(h) taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Collateral to the Collateral Agent, consistent with Applicable Law.

If any item of Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered to the Collateral Agent by causing the Collateral Agent to hold such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such item of Collateral.

The Borrower shall record and file on or before the Closing Date all financing statements, and the Borrower agrees to record and file after the Closing Date all appropriate financing statements, continuation statements, and other amendments, meeting the requirements of Applicable Law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Secured Parties in the Collateral under the applicable Uniform Commercial Code against all creditors of and purchasers from the Borrower. The Borrower promptly shall deliver file-stamped copies of such financing statements, continuation statements, and amendments to the Agents.

In connection with each transfer of an item of Collateral to the Collateral Agent, Securities Intermediary, the Document Custodian and/or the Securities Intermediary, the Collateral Agent, the Document Custodian or the Securities Intermediary, as applicable, shall make appropriate notations on its records indicating that such item of the Collateral is held for the benefit of the Secured Parties pursuant to and as provided in this Agreement and the other Loan Documents. Effective upon the transfer of an item of Collateral to the Collateral Agent, the Document Custodian or the Securities Intermediary, the Collateral Agent, the Document Custodian or the Securities Intermediary, as applicable, shall be deemed to acknowledge that it holds such item of Collateral as Collateral Agent, as Securities Intermediary, or as Document Custodian, as applicable, under this Agreement and the other Loan Documents for the benefit and security of the Secured Parties.

Notwithstanding any other provision of this Agreement, the Collateral Agent shall not hold any item of Collateral through an agent except as expressly permitted by this Section 8.8.

Section 8.9 Continuing Liability of the Borrower. Notwithstanding anything herein to the contrary, the Borrower shall remain liable under each Underlying Instrument, interest and obligation included in the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder (including any undertaking to maintain insurance), all in accordance with and pursuant to the terms and provisions thereof, and shall do nothing to impair the security interest of the Collateral Agent in any Collateral. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such Underlying Instrument, interest or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating to any such Underlying Instrument, interest or obligation pursuant hereto, nor shall the Collateral Agent or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Underlying Instrument, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which it may be entitled at any time.

Section 8.10 Reports.

(a) Commencing on the fifth Business Day after the Closing Date, the Collateral Administrator shall deliver or make available to the Borrower by 11:00 a.m. (New York time) on each Business Day a report describing all Money (including but not limited to a breakdown of all such amounts into Interest Proceeds and Principal Proceeds) and other property received by it pursuant to the terms of this Agreement and the other Loan Documents on the preceding Business Day (the “Daily Report”). If any Money or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Administrator shall deliver the Daily Report with respect thereto to the Borrower on the next Business Day.

(b) The Collateral Administrator shall compile and provide, subject to the Collateral Administrator’s receipt from the Collateral Manager, the Borrower or the Administrative Agent, as applicable, any information with respect to the Collateral Obligations and Eligible Investments to the extent not maintained or in the possession of the Collateral Administrator, the Collateral Report and the Quarterly Distribution Report in accordance with Exhibit D and Exhibit E hereof, respectively, in each case, in accordance with the terms and subject to the provisions of this Agreement, and prepare drafts of such Collateral Report and Quarterly Distribution Report and provide such drafts to the Collateral Manager for review and approval; provided that each such draft is to be provided no later than three days prior to the date the Collateral Report or the Quarterly Distribution Report, as applicable, is due. The Borrower shall cause the Collateral Manager to review and confirm the calculations made by the Collateral Administrator in such Collateral Report or Quarterly Distribution Report within two days prior to the due date of the Collateral Report or the Quarterly Distribution Report.

The Collateral Manager, the Administrative Agent and the Borrower shall cooperate with the Collateral Administrator in connection with the preparation by the Collateral Administrator of Collateral Reports and Quarterly Distribution Reports. Without limiting the generality of the foregoing, the Collateral Manager shall advise in a timely manner the Collateral Administrator of the results of any determinations required or permitted to be made by it or the Borrower (or Collateral Manager on its behalf) and supply the Collateral Administrator with such other information (to the extent not also maintained or readily available to the Collateral Administrator) as is maintained by the Collateral Manager that the Collateral Administrator may from time to time request with respect to the Collateral and reasonably needed to complete the Collateral Reports and the Quarterly Distribution Reports or required to permit the Collateral Administrator to perform its obligations hereunder and any other information that may be reasonably required hereunder with respect to any item of Collateral (including, without limitation, with respect to the items listed under Sections 8, 9, 10, 23, 25, 26, 28, 29 and 30 of the Collateral Report). Upon receipt of approval from the Collateral Manager, the Collateral Administrator shall transmit the same to the Borrower and shall make such reports available to the Administrative Agent, the Fund and each Lender.

(c) The Collateral Administrator may conclusively rely on and without any investigation, any information provided by the Collateral Manager, Borrower, Administrative Agent and any Obligor and its Affiliates with respect to the applicable Underlying Instruments, along with any related agents with respect to such Underlying Instruments, in preparation of the Collateral Report and Quarterly Distribution Report. The duties of the Collateral Administrator hereunder are limited to the duties expressly set forth in this Agreement. By entering into, or performing its duties under, this Agreement, the Collateral Administrator shall not be deemed to assume any obligations or liabilities of the Borrower or Collateral Manager under any of the Loan Documents and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or liabilities of the Borrower or the Collateral Manager under the Loan Documents.

(d) The Collateral Administrator will make the Collateral Report and Quarterly Distribution Report available via its internet website. The Collateral Administrator’s internet website shall initially be located at http://pivot.usbank.com. The Collateral Administrator may change the way such statements are distributed. As a condition to access to the Collateral Administrator’s internet website, the Collateral Administrator may require registration and the acceptance of a disclaimer. The Collateral Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Collateral Report and the Quarterly Distribution Report which the Collateral Administrator disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(e) Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Obligation is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(f) The Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager or the Borrower, Tax Subsidiary or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(g) Nothing herein shall obligate the Collateral Administrator to determine independently any characteristic of a Collateral Obligation, including the determination of whether any item of Collateral is a Bond, Bridge Loan, Cov-Lite Loan, Credit Risk Loan, Defaulted Loan, Delayed Drawdown Loan, DIP Loan, Deferrable Obligations, Discount Loan, Eligible Cov-Lite Loan, Equity Security, First Lien Last-Out Loan, Fixed Rate Obligation, Floating Rate Obligation, Margin Stock, Affiliate Participation, Real Estate Loan, Revolving Collateral Obligation, Second Lien Loan, Senior Secured Loan, Senior Secured Note, Step-Down Loan, Step-Up Loan, Structured Finance Obligation, Synthetic Security or Zero Coupon Loan, any such determination being based exclusively upon notification the Collateral Administrator receives from the Collateral Manager or from (or in its capacity) the Collateral Agent (based upon notices received by the Collateral Agent from the issuer, or trustee or agent bank under an Underlying Instrument, or similar source) and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Obligation in order to verify, confirm, audit or otherwise determine any characteristic thereof.

(h) If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions (or verbal instructions, followed by confirmation) from the Collateral Manager, acting on behalf of the Borrower, as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within three Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Administrator as promptly as possible notifies the Collateral Manager and the Borrower which course of action, if any (or refrainment from taking any course of action) it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be protected in any action reasonably taken in good faith if it acts in good faith in accordance with such advice.

(i) To the extent the entity acting as the Collateral Agent is also acting as the Collateral Administrator, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall also apply to it in its capacity as the Collateral Administrator.

ARTICLE IX

APPLICATION OF MONIES

Section 9.1 Disbursements of Funds from Payment Account.

(a) Notwithstanding any other provision of this Agreement other than Section 6.4, but subject to the other subsections of this Section 9.1 and Article II (with respect to optional repayment of Loans), on each Quarterly Distribution Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the Collection Account pursuant to Section 8.2(e) in accordance with the related Quarterly Distribution Report as follows and for application in accordance with the following priorities (the “Priority of Payments”):

(i) On each Quarterly Distribution Date, prior to the distribution of any Principal Proceeds, Interest Proceeds shall be applied as follows:

(A) to the payment of the following amounts in the following priority (without duplication): (1) taxes (but not including any accrued and unpaid Increased Costs), governmental, registered office, registration and filing fees then due and owing by the Borrower, (2) accrued and unpaid Administrative Expenses in the order set forth in the definition thereof and (3) on any Quarterly Distribution Date other than the final Quarterly Distribution Date, to the retention in the Collection Account of an amount equal to the Retained Expense Amount for such Quarterly Distribution Date; provided that the aggregate amount of payments under this clause (A)(2) and (3) shall not exceed on any Quarterly Distribution Date the sum of (a) the Quarterly Cap plus (b) the Retained Expense Amount determined on the immediately prior Quarterly Distribution Date less (c) Administrative Expenses paid pursuant to Section 8.2(d) during the Due Period relating to such Quarterly Distribution Date;

(B) unless waived or deferred by the Collateral Manager, which waiver (but not deferral) shall be permanent and irrevocable, to the payment to the Collateral Manager of all due and unpaid Collateral Management Fees that have not been waived or deferred on prior Payment Dates (provided that, for the avoidance of doubt, no waived or deferred Collateral Management Fees shall be payable pursuant to this clause (B));

(C) to the Lenders for payment of accrued interest, Make-Whole Fees, Minimum Utilization Fees and Unused Fees (ratably in proportion to their respective Percentage Shares) due on the Loans on such Quarterly Distribution Date, in each case on a pro rata basis (excluding, in the case of interest, any additional two percent of interest payable at the Default Interest Rate);

(D) if an Overcollateralization Ratio Test Failure shall have occurred and is continuing as of the related Calculation Date, (1) to the prepayment of principal of the Loans (to be allocated on a pro rata basis) or (2) if such prepayment of principal of the Loans would result in a Commitment Shortfall, to deposit in the Unfunded Reserve Account, in each case in an amount necessary for the Overcollateralization Ratio Test to be satisfied (on a pro forma basis as of such Calculation Date);

(E) to the payment of amounts described in clause (A) above to the extent not paid thereunder (without regard to any cap or limitation);

(F) to the payment to the Lenders hereunder (on a pro rata basis) of all interest payable at the Default Interest Rate;

(G) to the payment to the Lenders of any Increased Costs;

(H) to the payment to the Collateral Manager of any previously deferred (but not waived) Collateral Management Fees that the Collateral Manager elects to be paid on such Quarterly Distribution Date by notice to the Collateral Agent prior to the related Calculation Date (provided that, for the avoidance of doubt, no waived Collateral Management Fees shall be payable pursuant to this clause (H));

(I) [reserved];

(J) if an Event of Default has occurred and is continuing, all remaining Interest Proceeds shall be applied at the sole discretion of the Collateral Manager, either (1) to the payment of principal (to be allocated to the Loans on a pro rata basis) and (without duplication) accrued interest and fees on the Loans until repaid in full or (2) to remain in the Interest Collection Account;

(K) so long as an Event of Default has not occurred or is not continuing, all remaining Interest Proceeds:

(1) during the Revolving Period, at the sole discretion of the Collateral Manager, either (i) to the Collection Account to be applied as Principal Proceeds for the purchase of additional Collateral Obligations, (ii) to be applied to prepay the principal of the Loans pursuant to Section 2.7 (on a pro rata basis), along with all accrued and unpaid interest, Make-Whole Fees, Minimum Utilization Fees and Unused Fees, (iii) for deposit into the Unfunded Reserve Account and/or (iv) any remainder to the Borrower; and

(2) after the Revolving Period, at the sole discretion of the Collateral Manager, either (i) to be applied to prepay the principal of the Loans pursuant to Section 2.7 (on a pro rata basis), along with all accrued and unpaid interest, Make-Whole Fees, Minimum Utilization Fees and Unused Fees, or (ii) any remainder to the Borrower.

(ii) On each Quarterly Distribution Date, following the distribution of all Interest Proceeds as set forth in Section 9.1(a)(i) above, Principal Proceeds (other than Principal Proceeds previously reinvested in Collateral Obligations or otherwise designated by the Borrower for application pursuant to the parenthetical contained in Section 8.2(a)(ii)) shall be applied as follows; provided that after giving effect to any such payment no Commitment Shortfall would exist (and, to the extent that any Commitment Shortfall would exist, Principal Proceeds shall first be deposited in the Unfunded Reserve Account in the amount needed to eliminate such Commitment Shortfall):

(A) to the payment of unpaid amounts in items (A) through (D) in Section 9.1(a)(i) above (in such order of priority) to the extent not paid thereunder;

(B) during the Revolving Period, all remaining Principal Proceeds, at the sole discretion of the Collateral Manager:

(1) to the Collection Account for the purchase of additional Collateral Obligations; and/or

(2) to be applied to prepay the principal of the Loans pursuant to Section 2.7 (on a pro rata basis), along with all accrued and unpaid interest, Make-Whole Fees, Minimum Utilization Fees and Unused Fees; and/or

(3) to be deposited into the Unfunded Reserve Account;

(C) after the Revolving Period, to be applied to the payment of principal (to be allocated to the Loans on a pro rata basis) and (without duplication) accrued interest and fees on the Loans until repaid in full;

(D) after the Revolving Period, to the payment of amounts referred to in items (E) through (J) of Section 9.1(a)(i) above, in the priority set forth therein but only to the extent not paid in full thereunder; and

(E) after the Revolving Period, any remainder to the Borrower.

(b) If on any Quarterly Distribution Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required pursuant to any clause in the Priority of Payments, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.1(a) and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause, to the extent funds are available therefor.

(c) On each Quarterly Distribution Date, the Collateral Administrator (on behalf of the Borrower) shall deliver to the Administrative Agent a report (the “Quarterly Distribution Report”) containing the information described in Exhibit E hereto pursuant to Section 8.10 specifying the amount of Interest Proceeds (and, of such amount, the amount of Fee Proceeds) and Principal Proceeds received during the preceding Due Period, the amounts to be applied to each purpose set forth in Section 9.1(a), and a calculation of the Net Aggregate Exposure Amount (which shall be determined based on information provided by the Borrower to the Collateral Administrator including any Revolving Collateral Obligations and Delayed Drawdown Loans and the unpaid purchase price of all Collateral Obligations that the Borrower entered into binding commitments before the end of the Revolving Period to originate or acquire after the end of the Revolving Period). The information in each Quarterly Distribution Report shall be determined as of the Calculation Date immediately preceding the applicable Quarterly Distribution Date.

ARTICLE X

SALE OF COLLATERAL OBLIGATIONS; ELIGIBILITY CRITERIA

Section 10.1 Sale of Collateral Obligations.

(a) Sales, Substitutions and Assignments. Provided that no Event of Default has occurred and is continuing (except for sales pursuant to clauses (i), (iii), (iv), (vi), (vii) or (viii) below which shall be permitted during the continuance of an Event of Default but only so long as the Controlling Parties have provided their written consent thereto pursuant to Section 6.2(a)) and subject to the satisfaction of the conditions specified in this Agreement, including without limitation Section 10.1(c), the Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell or substitute in the manner directed by the Borrower or the Collateral Manager in writing, any Collateral Obligation or other loan included in the Collateral (including (x) subject to Section 10.1(b), the sale by participation of all or a portion of the Borrower’s interest in any Collateral Obligation or other loan and (y) without limitation, the sale by assignment of a portion of the Borrower’s interest in any Collateral Obligation or other loan); provided that (x) such sale meets the requirements of any one of clauses (i) through (x) of this Section 10.1(a) and (y) such substitution meets the requirements of clause (ix), which requirements shall be satisfied upon receipt by the Collateral Agent of a trade ticket or other direction to sell or substitute (which shall be deemed to be a representation and certification from the Borrower or the Collateral Manager that such conditions are satisfied):

(i) Credit Risk Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Credit Risk Loan at any time during or after the Revolving Period without restriction.

(ii) Credit Improved Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Credit Improved Loan either:

(A) at any time if the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan; or

(B) during the Revolving Period if the Borrower, or Collateral Manager in compliance with the Collateral Manager Standard, reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale in one or more additional Collateral Obligations with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Obligations or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Collateral Manager on the Borrower’s behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan by the later of (i) 30 Business Days of the settlement date of such sale and (ii) the next succeeding Collateral Report Determination Date.

(iii) Defaulted Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Defaulted Loan at any time during or after the Revolving Period without restriction.

(iv) Equity Securities. The Borrower or the Collateral Manager (A) may direct the Collateral Agent in writing to sell any Equity Security at any time without restriction and (B) shall use its commercially reasonable efforts to effect the sale of any Equity Security within 45 days after receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law, in which case such Equity Security shall be sold as soon as such sale is permitted by Applicable Law. For these purposes, any asset held by a Tax Subsidiary or an equity interest in any Tax Subsidiary will be deemed an Equity Security.

(v) Discretionary Sales. The Borrower or the Collateral Manager on behalf of the Borrower may at any time direct the Collateral Agent in writing to sell any Collateral Obligation that is not covered by another provision of this Section 10.1; provided that such sale shall be permitted only so long as (x) the sale price of such Collateral Obligation is equal to or greater than the purchase price of such Collateral Obligation (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof) or (y) if the sale price of such Collateral Obligation is less than the purchase price of such Collateral Obligation (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof), the Aggregate Principal Balance of all such Collateral Obligations sold during any 12 calendar month period is not greater than 30% of Total Capitalization (provided that this subclause (y) shall not be applicable during any time that an Overcollateralization Ratio Test Failure shall have occurred and is continuing).

Any written direction given by the Borrower or the Collateral Manager on behalf of the Borrower to the Collateral Agent pursuant to this clause (v) shall be deemed a representation and certification by the Borrower or the Collateral Manager on behalf of the Borrower to the Collateral Agent this clause (v) has been satisfied.

(vi) Mandatory Sales. The Borrower or the Collateral Manager shall use its commercially reasonable efforts to effect the sale of (i) any Collateral Obligation (other than Defaulted Loans) that no longer meets the criteria described in clause (n) in the definition of “Collateral Obligation,” within 6 months of the failure of such Collateral Obligation to meet any such criteria (unless the Borrower or the Collateral Manager determines that such sale would not be in the best interests of the Lenders) and (ii) any Collateral Obligation held by any Tax Subsidiary prior to the Stated Maturity.

(vii) Sales in Connection with Payment in Full and Termination of the Facility. The Borrower, or the Collateral Manager on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign or transfer all or any portion of the Collateral in connection with the payment in full of all of the Secured Obligations (other than any unasserted Contingent Obligations), the termination of all of the Commitments and the payment of any other amounts required to be paid pursuant to the Priority of Payments; provided that the proceeds from any such sale, assignment or transfer directed pursuant to this Section 10.1(a)(vii) are sufficient to pay in full all of the Secured Obligations (other than any unasserted Contingent Obligations) and any other amounts required to be paid pursuant to the Priority of Payments. For the avoidance of doubt, the Borrower, or the Collateral Manager on behalf of the Borrower, may only direct such sales, assignments or transfers contemplated by this Section 10.1(a)(vii) if no Event of Default has occurred and is continuing at such time.

(viii) Material Modification. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Collateral Obligation that becomes subject to a Material Modification at any time during or after the Revolving Period without restriction.

(ix) Optional Repurchases or Substitutions by the Seller Pursuant to the Loan Sale Agreement; Limitations on Sales of Credit Risk Loans and Defaulted Loans. The Seller may optionally repurchase (or purchase, as applicable) and substitute Credit Risk Loans and Defaulted Loans pursuant to and in accordance with the Loan Sale Agreement and the Borrower shall sell and transfer Credit Risk Loans and Defaulted Loans to the Seller in connection therewith at any time during or after the Revolving Period; provided that, as certified to the Collateral Agent and the Administrative Agent by an Authorized Officer of the Collateral Manager, (i) the sum of the Aggregate Principal Balance of all Credit Risk Loans and Defaulted Loans which are Transferred Loans and which are optionally repurchased or substituted by the Seller pursuant to the Loan Sale Agreement and the Aggregate Principal Balance of all Credit Risk Loans and Defaulted Loans which are Transferred Loans which are sold to the Seller pursuant to Section 10.1(a)(x) may not exceed an amount equal to 20% of the Net Purchased Loan Balance as of such date of repurchase or substitution, (ii) such substituted loan meets the definition of “Collateral Obligation”, (iii) the outstanding Aggregate Principal Balance of such substituted loan is greater than or equal to that of the replaced Credit Risk Loan or Defaulted Loan, (iv) such optional repurchase or substitution will not cause a Default or an Event of Default, (v) the Overcollateralization Ratio Test shall be satisfied (or if not satisfied, maintained or improved) after giving effect to such repurchase or substitution, (vi) each Collateral Quality Test is satisfied (or if not satisfied, maintained or improved) after giving effect to such repurchase or substitution, (vii) such substituted loan either exceeds or maintains the lien priority of the replaced Credit Risk Loan or Defaulted Loan, (viii) the Eligibility Criteria are satisfied after giving effect to such substitution and (ix) with respect to any such purchase or repurchase of a Credit Risk Loan or Defaulted Loan, the sale price thereof shall be at least equal to the highest of (a) the highest actionable bid obtained from at least two unaffiliated loan market participants for such Credit Risk Loan or Defaulted Loan, (b) the Principal Balance of such Credit Risk Loan or Defaulted Loan multiplied by the applicable S&P Recovery Rate for such Credit Risk Loan or Defaulted Loan and (c) the Market Value of such Credit Risk Loan or Defaulted Loan (provided that Market Value shall not be determined pursuant to clause (d) or subclause (iii) in the proviso of clause (c) of the definition thereof). The limitations set forth in subclauses (i) through (ix) of this subclause (ix) are referred to herein as the “Repurchase and Substitution Limits”.

(x) Sales of Collateral Obligations to Affiliates. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, one or more Collateral Obligations may be sold from time to time by the Borrower, or the Collateral Manager on the Borrower’s behalf, to the Collateral Manager or an Affiliate thereof or to any account or fund for which the Collateral Manager or an Affiliate thereof acts as investment adviser only if (A) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate, (B) the transactions are effected in accordance with all Applicable Laws and (C)(i) if such sale is a sale of a Credit Risk Loan or a Defaulted Loan, the sale price is equal to the highest of (x) the highest actionable bid obtained from at least two unaffiliated loan market participants for such Credit Risk Loan or Defaulted Loan, (y) the Principal Balance of such Credit Risk Loan or Defaulted Loan multiplied by the applicable S&P Recovery Rate for such Credit Risk Loan or Defaulted Loan and (z) the Market Value of such Credit Risk Loan or Defaulted Loan (provided that Market Value shall not be determined pursuant to clause (d) or subclause (iii) in the proviso of clause (c) of the definition thereof) and (ii) if such sale is a sale of any other Collateral Obligation, the sale price is equal to the higher of (x) an amount not less than the original purchase price paid by the Borrower with respect to such Collateral Obligation (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof) and (y) the Market Value with respect to such Collateral Obligation.

(b) Participations. The Borrower may not sell a participation interest in a Revolving Collateral Obligation or a Delayed Drawdown Loan.

(c) Rules Generally Applicable to Sales of Collateral Obligations.

(i) All sales of Collateral Obligations or any portion thereof pursuant to this Section 10.1 shall be for Cash on a non-recourse basis, which shall be deemed Principal Proceeds for all purposes hereunder.

(ii) Anything herein to the contrary notwithstanding, the Borrower shall cause any sale or liquidation of any Collateral Obligation or other property or assets to be conducted on an arm’s length basis upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower.

Section 10.2 Eligibility Criteria. On and after the Closing Date, a debt obligation will be eligible for acquisition or origination by the Borrower and inclusion in the Collateral only if as evidenced by an officer’s certificate of an Authorized Officer of the Borrower delivered to the Collateral Agent (which certificate will be deemed delivered upon receipt by the Collateral Agent of a trade ticket or similar direction), the Eligibility Criteria, as demonstrated by a Borrowing Calculation Statement, are satisfied at the time such debt obligation is acquired or originated (on a trade date basis), after giving effect to the inclusion of such debt obligation. For avoidance of doubt, the acquisition of Collateral Obligations using exclusively capital contributions will not be required to satisfy the Eligibility Criteria (other than clauses (e) and (f) of the definition thereof).

Section 10.3 Conditions Applicable to all Sale and Purchase Transactions. Any transaction effected under this Article X or in connection with the acquisition, disposition or substitution of any asset shall be conducted on an arm’s length basis.

ARTICLE XI

CHANGE IN CIRCUMSTANCES

Section 11.1 [Reserved].

Section 11.2 Illegality, Inability to Determinate Rates.

(a) Notwithstanding any other provision in this Agreement, in the event of a Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Loans hereunder based on the applicable Benchmark shall be suspended until such time as such Lender may again make and maintain Loans based on the applicable Benchmark.

(b) Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Loans based on any Benchmark pursuant to Section 11.2(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Loans based on such Benchmark; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c) If, prior to the first day of any Interest Period or prior to the date of any Loan, as applicable, either (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Term SOFR for the applicable Loan, or (ii) the Initial Lender determines and notifies the Administrative Agent that the Benchmark with respect to such Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Loans based on the Benchmark shall be suspended (except in the case of SOFR Loans required to fund Exposure Amounts) until the Administrative Agent (upon the instruction of the Initial Lender) revokes such notice.

(d) Upon receipt of any notice described in Section 11.2(a) or (c), the Borrower may revoke any pending request for the making or continuation of an Advance based on the Benchmark or, failing that, will be deemed to have converted such request into a request for a Loan based on the Base Rate. For the avoidance of doubt, no Loan shall be required to be repaid as a result of any circumstance or determination made pursuant to this Section 11.2.

Section 11.3 Increased Cost and Reduced Return.

(a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office), its Loan Notes evidencing SOFR Loans, or its obligation to fund SOFR Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Loan Notes with respect thereto (including if any such adoption, change or change in interpretation subjects any Lender to Taxes that increase such cost to, or reduce such amount received or receivable by, such Lender (other than (i) Indemnified Taxes, (ii) Taxes enumerated as excluded from the definition of Indemnified Taxes in Section 11.4(a)(I)(ii)-(iv), and (iii) Connection Income Taxes, in each case, that are imposed on or with respect to a payment hereunder)) by a material amount, then, upon written demand (which written demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent and the Collateral Agent), such additional amount or amounts as will compensate such Lender for such increased cost or reduction shall constitute Increased Costs payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that, other than with respect to Taxes, such amounts shall be no greater than that which such Lender is generally claiming from its other borrowers similarly situated to Borrower, as reasonably evidenced to the Borrower at the time such amount is requested.

(b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by a material amount, then, upon written demand (which written demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent and the Collateral Agent), such additional amount or amounts as will compensate such Lender for such reduction (to the extent funds are available therefor in accordance with the Priority of Payments) shall constitute Increased Costs payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amount shall be no greater than that which such Lender is generally claiming from its other borrowers similarly situated to Borrower, as reasonably evidenced to the Borrower at the time such amount is requested.

(c) Each Lender will promptly notify the Borrower, the Collateral Agent and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 11.3 and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be delivered in connection with any request for compensation and shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation under this Section 11.3 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 11.3 for any increased costs or reductions incurred more than six months prior to the earlier of (x) the date on which the applicable Lender has actual knowledge of the event giving rise to such increased costs or reductions and (y) the date on which the applicable Lender should, in the exercise of reasonable care, have knowledge of the event giving rise to such increased costs or reductions; provided that, if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Notwithstanding anything to the contrary contained herein, (i) no Lender shall demand compensation for any increased cost, reduction or capital referred to above in Section 11.3(a) or (b) if it shall not at the time be the general policy and practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements from similarly situated borrowers and (ii) all requests, rules, guidelines, requirements and directives promulgated (x) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Committee of European Banking Supervisors or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or similar capital requirements directive existing on the Closing Date impacting European banks and other regulated financial institutions and (y) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act shall, in each case, be deemed to be a change or adoption of any law, rule or regulation for purposes of this Section 11.3, regardless of the date enacted, adopted, issued or implemented.

(e) Notwithstanding anything to the contrary in this Section 11.3, the Borrower shall not be required to pay amounts to any Lender under this Section 11.3 to the extent such amounts would be duplicative of amounts payable by the Borrower under Section 11.4. To the extent the Borrower is required to pay any Lender additional amounts or indemnify any Lender in respect of Taxes or Other Taxes, the provisions of Section 11.4 shall control.

Section 11.4 Taxes.

(a) (I) Except as required by law, any and all payments by or on behalf of the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear, of and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto

(“Taxes”) excluding, in the case of each Lender and the Administrative Agent, (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (A) imposed as a result of any Lender or the Administrative Agent (as the case may be) being organized under the laws of, or having its principal office or, in the case of each Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of each Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.5) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 11.4, amounts with respect to such Taxes were payable either to such Lender’s transferor or assignor, as applicable, immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Lender’s or the Administrative Agent’s failure to comply with Section 11.4(e) and (iv) any U.S. federal withholding Taxes imposed under FATCA (any and all Taxes not described in clauses (i)-(iv), being hereinafter referred to as “Indemnified Taxes”). (II) If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, under any Loan Note to any Lender or the Administrative Agent, (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholding applicable to additional sums payable under this Section 11.4) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the Borrower shall make such deductions or withholding, (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and the Priority of Payments and (iv) the Borrower shall furnish to the Administrative Agent, at its address set forth on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is not available, such other evidence of payment as may be reasonably acceptable to the relevant Lender or the Administrative Agent.

(b) In addition, the Borrower agrees to pay, in accordance with the Priority of Payments, any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes and any other excise or property Taxes, or charges or similar levies (and any penalties and interest with respect to any of the foregoing) which arise from any payment made hereunder or under any Loan Note or from the execution or delivery of, the perfection of a security interest under, or otherwise with respect to, this Agreement or any Loan Note (other than Other Connection Taxes arising with respect to an assignment or transfer) or are levied in connection with the Collateral or the attachment or perfection of the security interest granted to the Collateral Agent in any Collateral (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Lender and the Agents for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 11.4) paid or payable by such Lender or the Agents (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed. This indemnification shall be made within ten (10) days from the date such Lender or the Agents (as the case may be) makes written demand therefor accompanied by evidence reasonably satisfactory to the Borrower establishing liability for such Indemnified Taxes or Other Taxes.

(d) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6 relating to the maintenance of a Participant Register and (iii) any Taxes described in Section 11.4(a)(I)(i)-(iv) attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)

(i) Each Lender that is a U.S. Person, on or prior to the date of its execution and delivery of this Agreement or on or prior to the date on which it becomes a Lender, and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and such Agent with two executed copies of IRS Forms W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender that is not a U.S. Person, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement or on or prior to the date on which it becomes a Lender, and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and such Agent with two executed copies of IRS Forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate (or any successor form) either (w) certifying that such Lender is entitled to benefits under an applicable income tax treaty to which the United States is a party which eliminates, or reduces the rate of U.S. federal withholding tax on payments hereunder, (x) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (y) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, accompanied by a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (z) in the case of a Lender providing a Form W-8IMY (or any successor form), certifying that such Lender is not the beneficial owner of payments hereunder and providing such information and forms as required by Applicable Law to establish the rate of U.S. withholding tax (if any) with respect to such payments. In addition to the foregoing requirements of this Section 11.4(e)(i), each Lender shall, on or prior to the date on which such Lender, becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with any required supplementary information (but only so long as such Lender remains lawfully able to do so).

(ii) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than (1) an IRS Form W-9, in the case of a Lender that is a U.S. Person and (2) the appropriate IRS Form W-8, in the case of a Lender that is not a U.S. Person (but only to the extent such non-U.S. Lender is legally entitled to deliver such IRS Form W-8) (with all applicable attachments)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(iii) Each Lender and the Administrative Agent, as applicable, shall deliver to the Borrower (with a copy to the Agents, if applicable) documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under Tax Account Reporting Rules and to determine whether withholding is required under Tax Account Reporting Rules. Each Lender and the Administrative Agent agrees that the Borrower, or agent acting on its behalf, may (1) provide such information and documentation and any other information concerning its investment in the Loans to the IRS and any other relevant tax authority and (2) take such other steps as the Borrower, or agent acting on its behalf, deems necessary or helpful to achieve compliance with Tax Account Reporting Rules.

The Administrative Agent and each Lender hereby agrees that if any form or certification such person previously delivered pursuant to this Section 11.4(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or notify the Borrower and the Administrative Agent in writing of its legal inability to do so, in each case promptly after such form or certification so expires or becomes obsolete.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 11.4, then such Lender shall (at the written request of Borrower) use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and is not otherwise disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(g) If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified under this Section 11.4, it shall pay to the Borrower, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will a Lender be required to pay an amount to the Borrower pursuant to this clause (g) the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (g) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) Notwithstanding anything to contrary contained in this Section 11.4, all payments made pursuant to this Section 11.4 shall only be made to the extent funds are available in accordance with the Priority of Payments.

(i) Each party’s obligations under this Section 11.4 shall survive the resignation or replacement of the Administrative Agent or any assignment or transfer of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.5 Replacement of Lenders; Defaulting Lenders.

(a) (x) If and for so long as any Lender is (1) a Defaulting Lender, (2) requesting compensation under Section 11.3 or (3) unable to make Loans under Section 11.2 or (y) if the Borrower is required to pay any additional amount to such Lender or any authority for the account of such Lender pursuant to Section 11.4, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agents, direct such Lender to assign and delegate (and such Lender shall comply with such direction but shall have no obligation to search for, seek, designate or otherwise try to find, an assignee), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the Loan Notes to a financial institution that is (I) a Permitted Purchaser, (II) eligible to purchase the replaced Lender’s Loans under the terms hereof and (III) not prohibited by any Applicable Law from making such purchase (such purchaser, an “Approved Purchaser”), which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment); provided that:

(i) such assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Loan Note, (including any amounts under Section 2.9) from such Approved Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment or delegation resulting from a claim for compensation under Section 11.3 or payments required to be made pursuant to Section 11.4, such assignment or delegation will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment or delegation does not conflict with any Applicable Law.

(b) If and for so long as any Lender is a Defaulting Lender hereunder: (i) the Commitment and Loans of any such Defaulting Lender shall not be included in determining whether the Controlling Parties or a Majority of Lenders of any Class or Classes has taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.5); provided that (x) a Defaulting Lender’s vote shall be included with respect to any action hereunder relating to any change that would require the consent of each Lender or each affected Lender under Section 12.5 (to the extent such Defaulting Lender is such an affected Lender) and (y) a Defaulting Lender shall retain its voting rights if such Defaulting Lender is the only Lender of such Class of Loans, which vote shall not be unreasonably withheld, conditioned or delayed, and (ii) no Defaulting Lender shall be entitled to receive any Minimum Utilization Fee or any Unused Fee for any period during which time that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender during such time).

(c) Notwithstanding anything in Section 11.5(a) to the contrary, a Lender shall not be required to make any assignment or delegation referred to in Section 11.5(a) if, prior thereto, as a result of a waiver by such Lender or the Borrower or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender gives notice thereof to the Borrower.

(d) Each of the Administrative Agent and any replaced Lender will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting a transfer in compliance with this Section 11.5.

(e) Nothing in this Section 11.5 shall be deemed to release a Defaulting Lender from any liability arising from its failure to fund any Loans it is required to make hereunder.

Section 11.6 Benchmark Replacement Settings.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then the Benchmark Replacement determined in accordance with the definition thereof will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower, the Collateral Manager and the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. At any time that the administrator of any then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator or the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative and will not be restored, the Borrower may revoke any request for a borrowing of Borrowing that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrowing shall bear interest at the Base Rate. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.

(b) Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Collateral Manager and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement and (iii) the commencement or conclusion of any Benchmark Unavailability Period. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 11.6. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 11.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 11.6.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent, in consultation with the Borrower, in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may, in consultation with the Borrower, modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Benchmark shall be Daily Simple SOFR or, if Daily Simple SOFR is not available, such rate selected by the Administrative Agent with the consent of the Borrower (or the Collateral Manager on behalf of the Borrower).

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile, facsimile transmission, email or similar writing) and shall be given to such party: (a) in the case of the Borrower, the Collateral Manager, the Administrative Agent or the Collateral Agent, at its address, facsimile number and/or email address set forth on the signature pages hereof, (b)(1) in the case of the initial Lenders, at its address, facsimile number and/or email address set forth on the signature pages hereof and (2) in the case of any other Lender, at its address, facsimile number and/or email address set forth in its Administrative Questionnaire (which notices shall be solely by facsimile or email if so indicated therein) or (c) in the case of any party, such other address, facsimile number and/or email address as such party may hereafter specify for such purpose by notice to the Administrative Agent, the Collateral Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.1 and the appropriate answerback is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by recognized courier guaranteeing overnight delivery, one Business Day after such communication is delivered to such courier or (iv) if given by any other means, when delivered at the address or email address specified in this Section 12.1; provided that notices to the Administrative Agent under Article XI or to the Collateral Agent under Article VIII shall not be effective until received.

The Collateral Agent, in each of its capacities, agrees to accept and act upon instructions or directions pursuant to the Loan Documents sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided that any person providing such instructions or directions shall provide to the Collateral Agent an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent in its discretion elects to act upon such instructions, the Collateral Agent’s reasonable understanding of such instructions shall be deemed controlling. the Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 12.2 No Waivers. No failure or delay by either Agent or any Lender or the Borrower in exercising any right, power or privilege hereunder, under any Loan Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3 Expenses; Indemnification.

(a) The Borrower shall pay, subject to and in accordance with the Priority of Payments (except as otherwise provided herein pursuant to Section 8.2(d) and on the Initial Borrowing Date), (i) all reasonable and documented out-of-pocket expenses of the Agents and the Securities Intermediary (subject to the cap (if any) set forth in the related engagement letters with such parties and the Borrower), including, without limitation, reasonable and documented fees and disbursements of counsel, agents and experts in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and any documents and instruments referred to therein, and further modifications or syndications of the Loans in connection therewith, the administration of the Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default hereunder; provided that such reimbursement under this subclause (a)(i) of fees and disbursements of counsel to the Administrative Agent incurred up to and including the Closing Date shall be subject to the limitation on fees and disbursements of outside counsel to the Administrative Agent set forth in the related engagement letter and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, including reasonable and documented fees and disbursements of one counsel for the Administrative Agent and one counsel for U.S. Bank Trust Company, National Association and U.S. Bank National Association (provided that (1) the Administrative Agent shall be entitled to reimbursement for a single counsel (plus one local counsel in each applicable jurisdiction if necessary)) and (2) U.S. Bank Trust Company, National Association and U.S. Bank National Association shall be entitled to reimbursement for a single counsel (plus one local counsel in each applicable jurisdiction if necessary), in connection with the enforcement of the Loan Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary, the Document Custodian, the Securities Intermediary, the Collateral Manager and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each, an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable and documented fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) and whether brought by or involving any party to the Loan Documents or any third party that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee (“Indemnified Amounts”) as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, or the enforcement of any provision hereunder or thereunder, (ii) the grant to the Secured Parties of any Lien, on the Collateral, (iii) the exercise by the Secured Parties of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (iv) the failure of the Collateral Agent to have a valid and perfected Lien on any Collateral, (v) a breach by the Borrower of any representation, warranty or covenant contained in any Loan Document or any document relating to any Collateral or (vi) any loss arising from any action or inaction of the Borrower or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor’s financial inability to make payments with respect to any such Collateral) but excluding, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the bad faith, gross negligence, willful misconduct or reckless disregard of the duties of such Indemnitee as finally determined by a court of competent jurisdiction. The amounts owed to the Indemnitees hereunder shall be payable subject to and in accordance with the Priority of Payments and the other terms of this Agreement. The Borrower’s obligations under this Section 12.3 shall survive the termination of this Agreement and the payment of the Obligations and the resignation or removal of the Agents. For the sake of clarity, this Section 12.3(b) shall not impose any indemnification or similar obligation on the Borrower with respect to taxes, other than taxes that represent losses, claims, damages, etc., arising from a non-tax claim.

(c) The Borrower shall pay, and hold the Agents, the Collateral Administrator and the Securities Intermediary and each of the Lenders harmless from and against, any and all present and future U.S. stamp, recording, transfer and other similar foreclosure related taxes with respect to the foregoing matters in this Section 12.3 and hold the Agents and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes. For the avoidance of doubt, any amounts paid pursuant to this Section 12.3(c) shall not be duplicative of amounts paid pursuant to Section 5.26 or Section 11.4. If the Borrower has made any indemnity payment pursuant to this Section 12.3 and the recipient thereof later collects any payments from others (including insurance companies) in respect of such amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such amounts net of the recipient’s expenses in collecting such payments and only to the extent that the recipient remains fully indemnified after giving effect to such repayment to the Borrower. All payments pursuant to this Section 12.3(c) shall be subject to and in accordance with the Priority of Payments.

Section 12.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender.

Without prejudice to the rights of the Lenders, each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest, fees and other amounts due with respect to any Loans of its Class held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest, fees and other amounts due with respect to the Loans of its Class held by such other Lender, the Lender receiving such proportionately greater payment shall purchase participations or interests in the Loans of its Class held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal, interest, fees and other amounts with respect to the Loans held of such Class by the Lenders shall be shared by the Lenders of its Class pro rata; provided that nothing in this Section 12.4 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Borrower other than its Indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under Applicable Law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 12.4. For the avoidance of doubt, for purposes of this Section 12.4, a pro rata allocation will mean an allocation of the amount received by such set-off or counterclaim and other rights as if such amount had been applied as a prepayment of the Loans under Section 2.7.

Section 12.5 Amendments and Waivers.

(a) Any provision of this Agreement, the Loan Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Controlling Parties (and, if the rights or duties of any Agent are affected thereby, by such Agent, as the case may be), with a fully executed copy thereof provided to the Administrative Agent; provided that:

(i) no such amendment or waiver shall, unless signed by all the Lenders, (1) extend the Stated Maturity; (2) increase or decrease the Commitment of any Lender (except as provided in this Agreement) or subject any Lender to any additional obligation; (3) (x) except in the case of any incurrence of Increased Commitments and Additional Loans pursuant to Section 2.13, change any Percentage Share applicable to any Lender or the aggregate unpaid principal amount of the Loans, the sharing of indemnities payable under Section 7.6, or (y) change the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 12.5 or any other provision of this Agreement; (4) release any Collateral except as provided in this Agreement or the other Loan Documents; or (5) alter the terms of Section 2.7, Section 2.8, Section 2.11, Section 6.4, Section 9.1, Section 10.1(c)(ii), Section 11.6, or this Section 12.5 (or any defined term as it is used therein) in a manner adverse to the interests of any Lender;

(ii) no such amendment or waiver shall, unless signed by all Lenders of the Class or Classes affected thereby, postpone the date fixed for any payment of principal of or interest on any Loans of such Class or Classes or any fees or other amounts hereunder or for any reduction or termination of any Commitment of such Class or Classes;

(iii) no such amendment or waiver shall, unless signed by a Lender, reduce the principal of or rate of interest on any Loans held by such Lender or any fees or indemnities payable for the account of such Lender; provided that the foregoing shall not apply to the rescission of interest accruing at the Default Interest Rate, which may be rescinded by the Majority of Lenders of each applicable Class of Loans with interest accruing at the Default Interest Rate; and

(iv) notwithstanding anything to the contrary herein (including this Section 12.5) or in any other Loan Document, in connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with an incurrence of Increased Commitments and Additional Loans pursuant to Section 2.13, the Borrower and the Administrative Agent may make any amendments to this Agreement and the other Loan Documents in order to effectuate such Increased Commitments and Additional Loans, without the consent of any other parties (other than to the extent provided in Section 2.13).

(c) The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to each Lender, the Administrative Agent and the Collateral Agent.

Section 12.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders except as permitted by this Agreement.

(b) (i) Any Lender may at any time grant to one or more banks, commercial paper conduits or other institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Loans; provided that, so long an Event of Default has not occurred or is continuing, no participating interest shall be granted to Competitors at any time; provided, further that each such Participant represents in writing to such Lender that it (and each account for which it is acquiring such participating interest) is both (x) a qualified purchaser for purposes of Section 3(c)(7) of the Investment Company Act and (y) a Permitted Purchaser. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the

Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Participant shall be entitled to the benefits of Sections 11.3 and 11.4 as if it were a Lender that acquired its interest by assignment pursuant to Section 12.6(c) (it being understood that such Participant shall require the documentation required in Section 11.4(e) to its participating Lender).

(ii) In the event any Lender sells a participation in its Commitment or any or all of its Loans hereunder, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 11.3 and 11.4 (subject to the requirements and limitations therein, including the requirements under Section 11.4(e) (it being understood that the documentation required under Section 11.4(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 11.3(c) and 11.4(f) as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 11.3 or 11.4, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.5 with respect to any Participant.

(iii) In the event that any Lender sells participations in its Commitment or any or all of its Loans hereunder, such Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all Participants in the Commitments or Loans held by it and the principal amount (and stated interest thereon) of the portion of the Commitments or Loans which is the subject of the participation (the “Participant Register”). A Commitment or Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Commitment or Loan may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) (i) Any Lender may at any time assign to one or more banks or other financial institutions (each, an “Assignee”) all or any portion of its rights and obligations under this Agreement, the Loan Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Administrative Agent, which consent in each case shall not be unreasonably withheld, conditioned or delayed; provided that: (1) so long an Event of Default has not occurred or is continuing, there shall be no assignment to a Competitor at any time; (2) such assignment is in an aggregate amount which is at least $1,000,000, a multiple of $1,000,000 or the remainder of such Lender’s Loans or Commitments, it being understood that a Lender may allocate such assignment in smaller amounts of not less than $500,000 between or among separate internal accounts; and (3) the Borrower consents to such assignment, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent from the Borrower shall not be required (x) if an Event of Default has occurred and is continuing or (y) with respect to assignments by a Lender to any existing Lender or any Affiliate of an existing Lender.

(ii) Upon recordation of such instrument in the Register and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all the rights, protections and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Loan Note, is issued to the Assignee. In connection with any such assignment, the transferor Lender shall deliver to the Administrative Agent a duly executed Assignment and Assumption and pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500 (unless such fee is waived by the Administrative Agent). Each Assignee shall deliver to the Borrower and the Administrative Agent the relevant form or certification in accordance with Section 11.4(e) and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Loan Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. Promptly upon being notified in writing of such transfer, the Administrative Agent shall notify the Borrower thereof.

(e) No Assignee or Participant of any Lender’s rights shall be entitled to receive any greater payment under Section 11.3 or 11.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 11.2, 11.3 or 11.4 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or the circumstances giving rise to such greater payment did not exist at the time of the transfer and except to the extent such entitlement to receive a greater payment results from a change in law that occurs after such Assignee or Participant acquired the applicable interest.

(f) The Administrative Agent, acting as non-fiduciary agent (solely for this purpose) of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest thereon) of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive evidence of the accuracy thereof absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or Loan Note hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or Loan Note hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. If any assignment or transfer of all or any part of a Loan that is then evidenced by a Loan Note is made, such assignment or transfer shall be registered on the Register only upon surrender for registration of assignment or transfer of the related Loan Note, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Loan Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) (and, if applicable, assignor) and the old Loan Note shall be returned to the Borrower marked “cancelled”. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice. The Administrative Agent shall provide to the Collateral Agent from time to time at the written request of the Collateral Agent information related to the Lenders and Commitments.

Section 12.7 Representations and Covenants of Lenders.

(a) Each of the Lenders represents to the Administrative Agent, the Collateral Agent, each of the other Lenders and the Borrower that (i) it (and each account for which it is acquiring a Loan or a Commitment) is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act and (ii) it in good faith (and in reliance on the accuracy of the representations contained in the first two sentences of Section 4.10) is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement. For the avoidance of doubt, the parties hereunder intend that the advances made pursuant to this Agreement constitute loans and not securities. Notwithstanding the foregoing, each of the Lenders represents to the Administrative Agent, each of the other Lenders and the Borrower that it is either (A) an institutional “accredited investor” as defined in paragraphs (a)(1), (2), (3) or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or (B) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (any persons satisfying such criteria, a “Permitted Purchaser”).

(b) Each Lender hereby represents and warrants to the Agents, the Borrower and each of the other Lenders that on the Closing Date or the date on which it becomes a Lender hereunder and continuing through the execution and delivery of the other Loan Documents, the making of the Loans and as of the date of each Borrowing, that (A) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of the Loans (or any interest therein) do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) if it is a governmental, church, non-U.S. or other plan, its acquisition, holding and disposition of the Loans (or any interest therein) do not and will not constitute or result in a violation of any Similar Law.

(c) Each Lender agrees, (A) except as prohibited by Applicable Law, to obtain and provide the Borrower with information or documentation, and to update or correct such information or documentation, as may be necessary or helpful (in the sole determination of the Borrower) to achieve compliance with Tax Account Reporting Rules and/or take such other actions necessary (in the sole determination of the Borrower) to avoid the imposition of taxes, fines or penalties on the Borrower under the Tax Account Reporting Rules (the obligations undertaken pursuant to this clause (A), the “Lender Tax Obligations”), (B) that the Borrower, or an agent acting on its behalf, may (1) provide such information and documentation and any other information concerning its investment in the Loans to the IRS and any other relevant tax authority and (2) take such other steps as the Borrower, or an agent acting on its behalf, deems necessary or helpful to achieve compliance with Tax Account Reporting Rules, including withholding on “passthru payments” (as defined in the Code), and (C) that if it fails to comply with its Lender Tax Obligations, the Borrower will have the right, in addition to withholding on passthru payments, to (1) compel it to sell its interest in such Loans and/or (2) sell such interest on its behalf.

Section 12.8 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to each party hereto at its respective address on the signature pages hereto. Each party hereto hereby irrevocably waives, to the extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by Applicable Law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Agent, any Lender or any holder of a Loan Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 12.9 Marshalling; Recapture. Neither the Administrative Agent, the Collateral Agent nor any Lender, shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 12.10 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (which counterparts may be delivered by facsimile or email transmission). Delivery of an executed counterpart signature page of this Agreement by email (PDF), electronic signature or facsimile (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Agent) shall be effective as delivery of a manually executed counterpart of this Agreement. Any electronic signature shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar federal or state law, rule or regulation, as the same may be in effect from time to time, and the parties hereby waive any objection to the contrary. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto. The Collateral Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 12.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE SECURITIES INTERMEDIARY, THE COLLATERAL ADMINISTRATOR, THE DOCUMENT CUSTODIAN AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents, any assignment pursuant to Section 12.6 and the making and repayment of the Loans hereunder.

Section 12.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

Section 12.14 Limitation of Liability. No claim may be made by the Borrower, the Collateral Manager or any other Person against any Agent or any Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Collateral Manager hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.15 Limited Recourse; Non-Petition.

(a) Each Lender and the Agents acknowledges that the Borrower is a special purpose entity and that none of the directors, officers, incorporators, shareholders, partners, agents or employees of the Borrower or the directors, officers, incorporators, shareholders, partners, agent or employees thereof shall be personally liable for any of the obligations of the Borrower under this Agreement. Notwithstanding anything to the contrary contained herein, if the Closing Date does not occur, the Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein (including the Priority of Payments), all obligations of and all claims against the Borrower under this Agreement or under any other Loan Document shall extinguish and shall not thereafter revive. Except as expressly provided herein, there shall be no recourse for the payment of any amount owing by the Borrower hereunder against any other party hereto or any officer, director, employee, shareholder, incorporator or other Affiliate of such Person or any entity controlling such Person. The obligations under this Section 12.15(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b) Each party (other than the Borrower) agrees not to cause the filing of a petition for the winding up of the Borrower or any Tax Subsidiary for the non-payment of any amounts provided in this Agreement until at least one year (or, if longer, the applicable preference period then in effect) plus one day, after the payment in full of all Obligations. The obligations under this Section 12.15(b) shall survive the termination of this Agreement and the payment of the Obligations.

Section 12.16 Confidentiality.

(a) Each of the Lenders and each of the Agents agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Borrower obtained from the Borrower pursuant to or in connection with this Agreement or any other Loan Document, provided that the Lenders and the Agents shall not be precluded from making disclosure regarding such information: (i) to the Lenders’ and Agents’ counsel, accountants and other professional advisors (including auditors, actuaries, and consultants) (it being understood that the Persons to whom such disclosure is made (x) will be informed of the confidential nature of such information, and (y) be instructed and obligated to keep such information confidential); (ii) to officers, directors, employees, examiners, agents and partners of each Lender and their respective Affiliates and the Agents and their Affiliates who need to know such information in accordance with customary practices for Lenders of such type (it being understood that the Persons to whom such disclosure is made (x) will be informed of the confidential nature of such information, and (y) be instructed and obligated to keep such information confidential); (iii) in response to a subpoena or order of a court or governmental agency or regulatory authority (including bank and insurance examiners); (iv) to any entity participating or considering participating in any credit made under this Agreement, (provided, the Lenders and the Agents shall require that any such entity agree in writing to be subject to this Section 12.16; however, Lenders and Agents shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 12.16); (v) as required by law or legal process, GAAP or applicable regulation (including to banking, insurance or other regulatory entity in connection with a Lender’s or Agent’s ordinary course corporate governance or regulatory obligations); (vi) as reasonably necessary in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent the Person that receives such information agrees to be subject to this Section 12.16 or (vii) to the National Association of Insurance Commissioners or any similar federal, state or local organization, or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio. In connection with enforcing its rights pursuant to this Section 12.16, the Borrower shall be entitled to the equitable remedies of specific performance and injunctive relief against the Agents, any Lender or any subsequent party that agrees to be bound hereto which shall breach the confidentiality provisions of this Section 12.16. Any Person that proposes to disclose any information pursuant to subclauses (iii) or (v) of this Section 12.16(a) shall, to the extent practical, (1) provide the Borrower and the Collateral Manager with prompt written notice of such proposed disclosure, (2) at the expense of the Borrower, reasonably cooperate with the Borrower or the Collateral Manager so that such Person may obtain a protective order or other appropriate remedy with respect to the information to be disclosed or otherwise obtain satisfactory assurances that such information will be treated as confidential and proprietary and (3) disclose only that information that is, in the opinion of counsel (including internal counsel) to such Person, legally required to be disclosed. The foregoing clauses (1) through (3) shall not apply to any Agent to the extent that a disclosure is made by such Agent to any bank examiner, regulatory or self-regulatory authority in the course of such examiner’s or authority’s routine examination or inspection of such Agent’s business or operations which does not specifically target the information to be disclosed.

(b) Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons the tax treatment and tax structure of the transactions contemplated by this Agreement (and, for the avoidance of doubt, only those transactions contemplated by this Agreement) and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties hereto. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

Section 12.17 Direction of Collateral Agent. By executing this Agreement, each Lender hereby consents to the terms of this Agreement and to the Collateral Agent’s execution and delivery of this Agreement, and acknowledges and agrees that the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Collateral Agent.

Section 12.18 Borrowings/Loans Made in the Ordinary Course of Business. The Borrower and each Lender, each as to itself only, represents, warrants and covenants that each payment by the Borrower to such Lender under this Agreement will have been made (i) in payment of a debt incurred by the Borrower or a loan made by such Lender, respectively, in the ordinary course of business or financial affairs of the Borrower and each Lender and (ii) in the ordinary course of business or financial affairs of the Borrower and each Lender.

Section 12.19 PATRIOT Act Notice. Each Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent or such Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or any Agent in order to assist such Lender or Agent, as applicable, in maintaining compliance with the PATRIOT Act. The provisions of this Section 12.19 shall survive termination of this Agreement.

Section 12.20 [Reserved].

Section 12.21 Usury Savings Clause. It is the intention of the parties hereto that interest on any Class of Loans shall not exceed the maximum rate permissible under Applicable Law. Accordingly, notwithstanding anything herein or any Loan Note to the contrary, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders of any Class of Loans pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Lenders of such Class under this Agreement or thereunder (other than in respect of principal of and interest on such Class of Loans) and then to the reduction of the outstanding principal amount of the Loans of such Class.

Section 12.22 [Reserved].

Section 12.23 Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in Section 12.23 (a), the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XIII

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT

Section 13.1 Assignment of Collateral Management Agreement.

(a) The Borrower hereby acknowledges that its Grant pursuant to the Granting Clause hereof includes all of the Borrower’s estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to take any legal action upon the breach of an obligation of the Collateral Manager under the Collateral Management Agreement, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived (so long as the exercise of remedies has not commenced or such Event of Default has been waived following the commencement of the exercise of remedies). From and after the occurrence and continuance of an Event of Default, the Collateral Manager shall continue to perform and be bound by the provisions of the Collateral Management Agreement and this Agreement. The Collateral Agent shall be entitled to rely and be protected in relying upon all actions and omissions to act of the Collateral Manager thereafter as fully as if no Event of Default had occurred.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Collateral Management Agreement or the other documents referred to in clause (a) above, nor shall any of the obligations contained in the Collateral Management Agreement or such other documents be imposed on the Agents.

(c) Upon the occurrence of the Stated Maturity (or, if earlier, the payment in full of all of the Secured Obligations (other than any unasserted Contingent Obligations) and the termination of all of the Commitments), the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Collateral Management Agreement and the other documents referred to in this Section 13.1 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Borrower represents that it has not executed any other assignment of the Collateral Management Agreement.

(e) The Borrower agrees that this assignment is irrevocable until the Obligations have been repaid in full and all Commitments have terminated, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:

(i) The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Collateral Manager subject to the terms of the Collateral Management Agreement.

(ii) The Collateral Manager shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Collateral Agent for the benefit of the Secured Parties subject to the proviso in Section 13.1(a).

(iii) The Collateral Manager shall deliver to the Agents copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Borrower pursuant to the Collateral Management Agreement.

(iv) Neither the Borrower nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement without complying with the applicable terms thereof.

(v) Except as otherwise set forth herein and therein (including pursuant to Sections 12 and 13 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Borrower for the nonpayment of the fees or other amounts payable by the Borrower to the Collateral Manager under the Collateral Management Agreement until the payment in full of all of the Obligations and the termination of all of the Commitments and the expiration of a period equal to one year (or, if longer, the applicable preference period) and a day following such payment. Nothing in this Section 13.1 shall preclude, or be deemed to stop, the Collateral Manager (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Manager or any of its Affiliates, or (ii) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(vi) Except with respect to transactions contemplated by the Collateral Management Agreement, if the Collateral Manager determines that it or any of its Affiliates has a conflict of interest between the Lenders and any other account or portfolio for which the Collateral Manager or any of its Affiliates is serving as investment adviser which relates to any action to be taken with respect to any Collateral, then the Collateral Manager will give written notice to the Agents, who shall promptly forward such notice to the relevant Lender, briefly describing such conflict and the action it proposes to take. The provisions of this clause (vi) shall not apply to any transaction permitted by the terms of the Collateral Management Agreement.

ARTICLE XIV

THE DOCUMENT CUSTODIAN.

Section 14.1 Appointment; Initial Document Custodian. The Collateral Agent (at direction of the Borrower, the Administrative Agent and the Lenders) hereby appoints U.S. Bank National Association to act as document custodian (the “Document Custodian”), for the benefit of the Secured Parties. The Document Custodian hereby accepts such agency appointment to act as Document Custodian pursuant to the terms of this Agreement, until its resignation or removal as Document Custodian pursuant to the terms hereof.

Section 14.2 Duties of Document Custodian.

(a) Duties. From the Closing Date until its removal pursuant to Section 7.8, the Document Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) As Document Custodian of any Underlying Instruments for a Collateral Obligation hereunder to the extent such Underlying Instruments are received and held by the Document Custodian (the “Custodial Documents”), the Document Custodian shall accept and retain custody of the Custodial Documents delivered to it by the Borrower (or the Collateral Manager on its behalf). In connection with each delivery of Underlying Instruments and related Loan Checklist for a Collateral Obligation hereunder to the Document Custodian, the Collateral Manager shall provide to the Document Custodian a Loan Checklist that contains a list of all Underlying Instruments and an electronic file (in EXCEL or a comparable format) that contains the Collateral Obligation identification number, the original principal balance of such Collateral Obligation and the name of the Obligor with respect to such related Collateral Obligation and such other information with respect thereto as the Document Custodian reasonably may require in connection with its duties hereunder. The Document Custodian shall be deemed to be acting as the agent on behalf of the Collateral Agent and the Secured Parties; provided that the Document Custodian makes no representations as to the existence, perfection or priority of any lien on the Loan Assets or the Custodial Documents; and provided further that the Document Custodian’s duties as agent shall be limited to those expressly contemplated herein. All Custodial Documents that are delivered to the Document Custodian shall be delivered to U.S. Bank National Association at its document custody office located at 1719 Otis Way, Florence, South Carolina 29501, Attention: Steve Garrett, or at such other office as shall be specified to the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower by the Document Custodian in a written notice prior to such change. All Custodial Documents that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at such offices and placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Custodial Documents that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Document Custodian. The Document Custodian shall have no obligation to review or monitor any Custodial Documents or the information provided on the Loan Checklist or electronic file provided hereunder but shall only be required to hold the Custodial Documents in safekeeping. In connection with each delivery of Custodial Documents hereunder to the Document Custodian, the Collateral Manager shall provide to the Document Custodian a copy of the Loan Asset Schedule together with the electronic file required above.

(ii) On a monthly basis (concurrently with the delivery of each Collateral Report), the Document Custodian shall provide a written report to the Collateral Agent, the Administrative Agent and the Collateral Manager identifying for each Loan Asset for which it holds Custodial Documents the Collateral Obligation identification number, the original principal balance of such Collateral Obligation and the name of the Obligor with respect to such related Collateral Obligation.

(iii) Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Document Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Loan Documents or otherwise exist against the Document Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Document Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Document Custodian shall not be deemed to assume any obligations or liabilities of the Borrower or Collateral Manager hereunder or under any other Loan Document.

(b)

(i) The Document Custodian agrees to cooperate with the Controlling Parties (through the Administrative Agent) and the Collateral Agent and deliver any Custodial Documents to the Collateral Agent, Controlling Parties, the Collateral Manager or the Borrower (pursuant to a written request in the form of Exhibit I), as applicable, as requested in order to take any action that the Controlling Parties deem necessary or desirable in order for the Collateral Agent or the Controlling Parties to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VI. In the event the Document Custodian receives instructions from the Collateral Agent, the Collateral Manager or the Borrower which conflict with any instructions received by the Controlling Parties, the Document Custodian shall rely on and follow the instructions given by the Controlling Parties (through the Administrative Agent).

(ii) The Controlling Parties (through the Administrative Agent) may direct the Document Custodian to take any action incidental to its duties hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Document Custodian hereunder, the Document Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Controlling Parties; provided that, the Document Custodian shall not be required to take any action hereunder at the request of the Controlling Parties, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Document Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Document Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Document Custodian requests the consent of the Controlling Parties and the Document Custodian does not receive a consent (either positive or negative) from the Controlling Parties within 10 Business Days of its receipt of such request, then the Controlling Parties shall be deemed to have declined to consent to the relevant action.

(iii) The Document Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Document Custodian or the Controlling Parties. The Document Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless an Administrative Officer of the Document Custodian has knowledge of such matter or written notice thereof is received by the Document Custodian.

Section 14.3 Document Custodian Compensation. The Document Custodian shall be entitled to the amounts set forth in the Collateral Agent Fee Letter and under the Loan Documents as compensation for its custodial activities hereunder. The Borrower agrees to reimburse the Document Custodian in accordance with the provisions of Section 12.3 for all reasonable and documented expenses incurred by the Document Custodian in accordance with any provision of this Agreement or the other Loan Documents. The Document Custodian’s entitlement to receive the fees set forth in the Collateral Agent Fee Letter shall cease on the earlier to occur of: (a) its removal as Securities Intermediary pursuant to Section 7.8 of this Agreement, (b) its resignation as Securities Intermediary pursuant to Section 7.8 of this Agreement or (c) the termination of this Agreement; provided that, for the avoidance of doubt, the Document Custodian shall remain entitled to receive, as and when such amounts are payable under the terms of this Agreement, any unpaid fees prior to the release of all Custodial Documents from the custody of the Document Custodian. Such fees and expenses due to the Document Custodian shall be paid by the Borrower subject to and in accordance with the Priority of Payments.

Section 14.4 Limitation on Liability.

(a) The Document Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Obligations, and will not be required to and will not make any representations as to the validity or value of any of the Collateral Obligations.

(b) It is expressly agreed and acknowledged that the Document Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Underlying Instruments.

(c) Subject in all cases to the last sentence of Section 14.2(b)(i), in case any reasonable question arises as to its duties hereunder, the Document Custodian may, prior to the occurrence of an Event of Default, request instructions from the Collateral Manager and may, after the occurrence of an Event of Default, request instructions from the Controlling Parties, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Controlling Parties, as applicable. The Document Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Controlling Parties. In no event shall the Document Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Document Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d) The Document Custodian shall have no responsibilities or duties with respect to any Custodial Documents while such Custodial Documents are not in its possession.

(e) All rights, privileges, immunities and indemnities of the Securities Intermediary set forth in this Agreement shall also apply to it in its capacity as the Document Custodian.

Section 14.5 Document Custodian Resignation. Upon the effective date of the Document Custodian’s resignation pursuant to Section 7.8, or if the Controlling Parties give the Document Custodian written notice of an earlier termination hereof, the Document Custodian shall deliver all of the Custodial Documents in the possession of the Document Custodian to the Collateral Manager or to such Person as the Controlling Parties may designate to the Document Custodian in writing upon the receipt of a request in the form of Exhibit I; provided that the Borrower shall have given its consent to any successor Document Custodian (such consent not to be unreasonably withheld or delayed).

Section 14.6 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Obligations, the Document Custodian is hereby authorized (unless and until such authorization is revoked by the Controlling Parties or the Administrative Agent on their behalf), upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit I, to release to the Collateral Manager within three Business Days of receipt of such request, the Custodial Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Collateral Agent, on behalf of the Collateral Agent and the Secured Parties in accordance with the terms of this Agreement. The Collateral Manager shall return to the Document Custodian the Custodial Documents or other such documents (i) promptly upon the request of the Controlling Parties or the Administrative Agent on their behalf or (ii) when the Collateral Manager’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Collateral Manager shall deliver an additional request for release of documents to the Document Custodian and receipt certifying such liquidation from the Collateral Manager to the Collateral Agent, all in the form annexed hereto as Exhibit I.

(b) Limitation on Release. The foregoing provision with respect to the release to the Collateral Manager of the Custodial Documents by the Document Custodian upon request by the Collateral Manager shall be operative only to the extent that the Controlling Parties (or the Administrative Agent on their behalf) have consented to such release. Promptly after delivery to the Document Custodian of any request for release of documents, the Collateral Manager shall provide notice of the same to the Administrative Agent and the Controlling Parties. Any additional Underlying Instruments or documents requested to be released by the Collateral Manager may be released only upon written authorization of the Controlling Parties (acting through the Administrative Agent). The limitations of this paragraph shall not apply to the release of Underlying Instruments to the Collateral Manager pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Document Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit I (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account), the Document Custodian shall promptly release the related Custodial Documents to the Collateral Manager.

(d) Shipment of Custodial Documents. Written instructions as to the method of shipment and shipper(s) the Document Custodian is directed to utilize in connection with the transmission of Custodial Documents in the performance of the Document Custodian’s duties hereunder shall be delivered by the Borrower, the Collateral Manager or the Controlling Parties (or the Administrative Agent on their behalf) to the Document Custodian prior to any shipment of any Custodial Documents hereunder. The Collateral Manager shall arrange for the provision of such services at its sole cost and expenses (or, at the Document Custodian’s option, reimburse the Document Custodian for all costs and expenses incurred by the Document Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Custodial Documents as the Collateral Manager deems appropriate.

Section 14.7 Return of Custodial Documents. The Borrower may, with the prior written consent of the Controlling Parties or the Administrative Agent (such consent not to be unreasonably withheld), require that the Document Custodian return each Custodial Document (a) delivered to the Document Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 8.7, in each case by submitting to the Document Custodian, the Administrative Agent and the Controlling Parties a written request in the form of Exhibit I hereto (signed by the Borrower, the Collateral Manager and the Administrative Agent, acting on behalf of the Controlling Parties) specifying the Custodial Document(s) to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Document Custodian shall upon its receipt of each such request for return executed by the Borrower and the Controlling Parties or Administrative Agent on their behalf promptly, but in any event within five Business Days, return the Custodial Document(s) so requested to the Borrower.

Section 14.8 Access to Certain Documentation and Information Regarding the Collateral Obligations. The Document Custodian shall provide to each Lender or its designated agent access to the Custodial Documents and all other documentation regarding the Collateral Obligations including in such cases where the agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded at the expense of the Borrower pursuant to the Collateral Agent Fee Letter and only (a) upon two Business Days prior written request, (b) during normal business hours and (c) subject to the Collateral Manager’s and the Document Custodian’s normal security and confidentiality procedures. Without limiting the foregoing provisions of this Section 14.8, from time to time on request of the Controlling Parties, the Document Custodian shall permit certified public accountants or other auditors acceptable to the Controlling Parties to conduct, at the expense of the Borrower, a review of the Custodial Documents; provided that, prior to the occurrence of a Default or an Event of Default, such review shall be conducted no more than two times in any calendar year.

Section 14.9 Document Custodian Agent. The Document Custodian agrees that, with respect to any Custodial Documents at any time or times in its possession, the Document Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Obligations and Related Property and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ABPCIC FUNDING V LLC, as Borrower

By:	/s/ Christopher Terry
Name:	Christopher Terry
Title:	Vice President

Address for notices:

ABPCIC FUNDING V LLC c/o AB Private Credit Investors LLC 1345 Avenue of the Americas New York, NY 10105 Tel: (515) 721-2925 Email: wesley.raper@alliancebernstein.com

Agents:

MUFG BANK, LTD., as Administrative Agent

By:	/s/ Ann Tran
Name:	Ann Tran
Title:	Managing Director

Address for notices: MUFG BANK, LTD. 1221 Avenue of the Americas New York, New York 10020

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Administrator

By:	/s/ Scott DeRoss
Name:	Scott DeRoss
Title:	Senior Vice President
Address for notices: U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION 214 North Tryon Street Charlotte, NC 28202-1078 Attention: Erica Ross Email: AB.RMs@usbank.com, with a copy to erica.ross@usbank.com

U.S. BANK NATIONAL ASSOCIATION, as Securities Intermediary

By:	/s/ Scott DeRoss
Name:	Scott DeRoss
Title:	Senior Vice President

Address for notices: U.S. BANK NATIONAL ASSOCIATION 214 North Tryon Street Charlotte, NC 28202-1078 Attention: Erica Ross Email: AB.RMs@usbank.com, with a copy to erica.ross@usbank.com

U.S. BANK NATIONAL ASSOCIATION, as Document Custodian

By:	/s/ Kenneth Brandt
Name:	Kenneth Brandt
Title:	Vice President

Address for notices: U.S. BANK NATIONAL ASSOCIATION 1719 Otis Way Florence, SC 29501 Attention: Steve Garrett Email: steven.garrett@usbank.com

MUFG BANK, LTD., as Lender COMMITMENT AMOUNT: $150,000,000

By:	/s/ Ann Tran
Name:	Ann Tran
Title:	Managing Director

Address for notices: MUFG BANK, LTD. 1221 Avenue of the Americas New York, New York 10020 Email: MUBK-Lender-Notice@mufgsecurities.com

SCHEDULE A

Approved Appraisal Firms

[intentionally omitted]

SCHEDULE B

GICS Industry Classifications

Sector		Industry Group		Industry
1		10		101
0	Energy	10	Energy	010	Energy Equipment & Services
				101 020	Oil, Gas & Consumable Fuels
1 5	Materials	15 10	Materials	151 010	Chemicals
				151 020	Construction Materials
				151 030	Containers & Packaging
				151 040	Metals & Mining
				151 050	Paper & Forest Products
2 0	Industrials	20 10	Capital Goods	201 010	Aerospace & Defense
				201 020	Building Products
				201 030	Construction & Engineering
				201 040	Electrical Equipment
				201 050	Industrial Conglomerates
				201 060	Machinery
				201 070	Trading Companies & Distributors
		20 20	Commercial & Professional Services	202 010	Commercial Services & Supplies
				202 020	Professional Services
		20 30	Transportation	203 010	Air Freight & Logistics
				203 020	Passenger Airlines
				203 030	Marine Transportation
				203 040	Ground Transportation
				203 050	Transportation Infrastructure

2 5	Consumer Discretionary	25 10	Automobiles & Components	251 010	Automobile Components
				251 020	Automobiles
		25 20	Consumer Durables & Apparel	252 010	Household Durables
				252 020	Leisure Products
				252 030	Textiles, Apparel & Luxury Goods
		25 30	Consumer Services	253 010	Hotels, Restaurants & Leisure
				253 020	Diversified Consumer Services
		25 50	Consumer Discretionary Distribution & Retail	255 010	Distributors
				255 030	Broadline Retail
				255 040	Specialty Retail
3 0	Consumer Staples	30 10	Consumer Staples Distribution & Retail	301 010	Consumer Staples Distribution & Retail
		30 20	Food, Beverage & Tobacco	302 010	Beverages
				302 020	Food Products
				302 030	Tobacco
		30 30	Household & Personal Products	303 010	Household Products
				303 020	Personal Care Products
3 5	Health Care	35 10	Health Care Equipment & Services	351 010	Health Care Equipment & Supplies
				351 020	Health Care Providers & Services
				351 030	Health Care Technology
		35 20	Pharmaceuticals, Biotechnology & Life Sciences	352 010	Biotechnology
				352 020	Pharmaceuticals
				352 030	Life Sciences Tools & Services

4 0	Financials	40 10	Banks	401 010	Banks
		40 20	Financial Services	402 010	Financial Services
				402 020	Consumer Finance
				402 030	Capital Markets
				402 040	Mortgage Real Estate Investment Trusts (REITs)
		40 30	Insurance	403 010	Insurance
4 5	Information Technology	45 10	Software & Services	451 020	IT Services
				451 030	Software
		45 20	Technology Hardware & Equipment	452 010	Communications Equipment
				452 020	Technology Hardware, Storage & Peripherals
				452 030	Electronic Equipment, Instruments & Components
		45 30	Semiconductors & Semiconductor Equipment	453 010	Semiconductors & Semiconductor Equipment
5 0	Communication Services	50 10	Telecommunication Services	501 010	Diversified Telecommunication Services
				501 020	Wireless Telecommunication Services
		50 20	Media & Entertainment	502 010	Media
				502 020	Entertainment
				502 030	Interactive Media & Services
5 5	Utilities	55 10	Utilities	551 010	Electric Utilities
				551 020	Gas Utilities
				551 030	Multi-Utilities
				551 040	Water Utilities
				551 050	Independent Power and Renewable Electricity Producers

6 0	Real Estate	60 10	Equity Real Estate Investment Trusts (REITs)	601 010	Diversified REITs
				601 025	Industrial REITs
				601 030	Hotel & Resort REITs
				601 040	Office REITs
				601 050	Health Care REITs
				601 060	Residential REITs
				601 070	Retail REITs
				601 080	Specialized REITs
		60 20	Real Estate Management & Development	602 010	Real Estate Management & Development

SCHEDULE C

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of a Collateral Obligation, and is equal to the Aggregate Maximum Principal Balance of all the Collateral Obligations issued by that issuer and all affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all such issuers, and dividing by the number of such issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer of a Collateral Obligation, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each GICS Industry Classification group, shown on Schedule B, and is equal to the sum of the Equivalent Unit Scores for each such issuer in such GICS Industry Classification group.

(e) An “Industry Diversity Score” is then established for each GICS Industry Classification group, shown on Schedule B, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each GICS Industry Classification group shown on Schedule B.

For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer (provided that an issuer will not be considered an affiliate of another issuer solely because they are controlled by the same Financial Sponsor).

SCHEDULE D

LIST OF CLOSING DATE COLLATERAL OBLIGATIONS

[intentionally omitted]

SCHEDULE E

Lender Commitment Amounts

Lender	Total Commitment Amount	Percentage Share	Lending Office
MUFG Bank, Ltd.	$150,000,000 (or as such amount may be reduced from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.13 or Section 12.5).	100%	MUFG Bank, New York branch

SCHEDULE F

Competitors

[intentionally omitted]

EXHIBIT A

[FORM OF LOAN NOTE FOR LOANS]

[intentionally omitted]

- Exhibit A-5-1 -

EXHIBIT B

[FORM OF NOTICE OF BORROWING]

[intentionally omitted]

- Exhibit B-1 -

EXHIBIT C

[FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT]

[intentionally omitted]

- Exhibit C-1 -

EXHIBIT D

Scope of Collateral Report

[intentionally omitted]

- Exhibit D-1 -

EXHIBIT E

Scope of Quarterly Distribution Report

[intentionally omitted]

- Exhibit E-1 -

EXHIBIT F

Scope of Asset-Level Reporting to the Administrative Agent

[intentionally omitted]

- Exhibit F-1 -

EXHIBIT G

Form of Compliance Certificate

MUFG Bank, Ltd.,

as Administrative Agent

1221 Avenue of the Americas

New York, New York 10020

U.S. Bank Trust Company, National Association,

as Collateral Agent

214 North Tryon Street

Charlotte, NC 28202-1078

Attention: Erica Ross

Email: AB.RMs@usbank.com, with a copy to erica.ross@usbank.com

U.S. Bank National Association,

as Document Custodian

1719 Otis Way

Florence, SC 29501

Attention: Steve Garrett

Email: steven.garrett@usbank.com

Greetings:

This certificate (the “Certificate”) is being delivered in connection with Section 5.1(c) of the Credit Agreement, dated as of September 19, 2024, among ABPCIC Funding V LLC, as Borrower, MUFG Bank, Ltd., as Lender, the other Lenders party thereto from time to time, MUFG Bank, Ltd., as Administrative Agent, U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator, and U.S. Bank National Association, as Document Custodian, as amended from time to time in accordance with its terms (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, as an Authorized Officer of ABPCIC Funding V LLC, a Delaware limited liability company (the “Company”) and not in his/her individual capacity, as of the date hereof that undersigned is an authorized representative of the Company, and that, as such, the undersigned is authorized to execute and deliver this Certificate to the Administrative Agent in such capacity on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Company has delivered the balance sheet required by Section 5.1(a) of the Agreement for the fiscal year of the Company and the Fund ended as of the above date, together with the related statements of operations and cash flows for such fiscal year audited by independent public accountants of nationally recognized standing.

- Exhibit G-1 -

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Company has delivered the balance sheet required by Section 5.1(b) of the Agreement for the fiscal quarter of the Company and the Fund ended as of the above date, together with the related statements of operations for such quarter and for the portion of the Company’s and the Fund’s fiscal year ended at the end of such quarter.

[Use in all cases]

2. As of the date hereof, no Default, Event of Default or Collateral Manager Default (other than any such Default, Event of Default or Collateral Manager Default which has previously been disclosed to the Administrative Agent in writing).

3. [Any certification requested by the Administrative Agent]

[Signature page follows]

- Exhibit G-2 -

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _________________, 20____________, in the undersigned’s capacity as an officer of Company and not in his/her individual capacity.

ABPCIC FUNDING V LLC

By:
Name:
Title:

- Exhibit G-3 -

EXHIBIT H

Form of Loan Asset Schedule

[intentionally omitted]

- Exhibit H-1 -

EXHIBIT I

Form of Document Custodian Request

[intentionally omitted]

- Exhibit I-1 -

EXHIBIT J

Form of [Prepayment][Commitment Reduction]1 Notice

[intentionally omitted]

[1]	Delete as appropriate

- Exhibit J-1 -

EXHIBIT K

Form of Financial Statement Certificate of an Authorized Officer of the Borrower pursuant to Section 5.1(c)

[intentionally omitted]

- Exhibit K-1 -